As filed with the Securities and Exchange Commission on September 15, 2006
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             OSAGE BANCSHARES, INC.
             -------------------------------------------------------
               (Exact name of registrant as specified in charter)

           Maryland                      6035                [To be applied for]
----------------------------  ----------------------------   ----------------
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation or           Classification Code No.)       Identification No.)
organization)

                 239 East Main Street, Pawhuska, Oklahoma 74056
--------------------------------------------------------------------------------
                                 (918) 287-2919
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

              Mark S. White, President and Chief Executive Officer
                 239 East Main Street, Pawhuska, Oklahoma 74056
                                 (918) 287-2919
--------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Please send copies of all communications to:

            Samuel J. Malizia, Esq.                    Dave Muchnikoff, Esq.
            James C. Stewart, Esq.                Silver Freedman & Taff, L.L.P.
          Malizia Spidi & Fisch, PC                 1700 Wisconsin Avenue, NW
    901 New York Ave., N.W., Suite 210 East            Washington, DC 20007
            Washington, D.C. 20001                       (202) 295-4500
                 (202) 434-4660                        Fax:  (202) 337-5502
                Fax:  (202) 434-4661

   As soon as practicable after this registration statement becomes effective
--------------------------------------------------------------------------------
       (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ________

                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------

Title of Each                          Amount            Proposed Maximum          Proposed Maximum          Amount of
Class of Securities                     to be             Offering Price              Aggregate            Registration
To Be Registered                     Registered              Per Unit              Offering Price(1)            Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value       4,761,000 (2)            $10.00                  $47,610,000             $5,094.27
Interests of participants
  in 401(k) Plan                           -- (3)            $    -                  $        --             $      -- (4)
--------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.

(2) Includes the maximum numbers of shares that may be sold or exchanged for shares of common stock of Osage Federal Financial, Inc. in connection with this offering.

(3)  These shares are included in the 4,761,000 shares being registered.

(4) Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the 401(k) Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                             OSAGE BANCSHARES, INC.
                (Proposed Holding Company for Osage Federal Bank)

                     UP TO 4,140,000 SHARES OF COMMON STOCK
    (INCLUDING UP TO 2,890,962 NEWLY ISSUED SHARES AND UP TO 1,249,038 SHARES
     TO BE EXCHANGED FOR EXISTING SHARES OF OSAGE FEDERAL FINANCIAL, INC.)
--------------------------------------------------------------------------------

     Osage Bancshares, Inc. is offering up to 2,890,962 shares of its common stock to the public in connection with the conversion of Osage Federal MHC from the mutual to the stock form of organization. The shares being offered represent the 69.83% ownership interest in Osage Federal Financial, Inc. now owned by Osage Federal MHC, its mutual holding company parent. Osage Federal Financial, Inc. is the holding company of Osage Federal Bank. The remaining 30.17% ownership interest in Osage Federal Financial, Inc. is owned by the public and will be exchanged for shares of Osage Bancshares, Inc.'s common stock. If you are now a stockholder of Osage Federal Financial, Inc., your shares will be canceled and exchanged for shares of Osage Bancshares, Inc. The number of shares you will receive will be based on an exchange ratio that will depend upon the number of new shares we sell in our offering. All shares of common stock being offered for sale will be sold at a price of $10.00 per share.

     IF YOU ARE OR WERE A QUALIFYING DEPOSITOR OR BORROWER OF OSAGE FEDERAL BANK AS OF THE ELIGIBILITY RECORD DATES:

     o You have priority rights to purchase shares of our common stock in the Subscription Offering.

     IF YOU ARE CURRENTLY A STOCKHOLDER OF OSAGE FEDERAL FINANCIAL, INC.:

     o Each of your shares will be exchanged automatically for between 1.3378 and 1.8099 shares of Osage Bancshares, Inc.

     o After the exchange of shares, your percentage ownership will remain essentially equivalent to your current percentage ownership interest in Osage Federal Financial, Inc.

     o You may have the opportunity to purchase additional shares in the offering to the extent shares remain available after priority orders are filled.

     IF YOU FIT NEITHER OF THE ABOVE CATEGORIES, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK:

     o You may purchase shares of our common stock in the community offering to the extent shares remain available after orders in the preceding categories are filled.

     We are offering up to 2,890,962 shares of common stock to the public. We may sell up to 3,324,606 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers. We must sell a minimum of 2,136,798 shares in order to complete the offering and the exchange of existing shares. The minimum purchase is 25 shares. The offering is expected to terminate on [EXPIRATION DATE] at 12:00 noon, central time. We may extend this termination date without notice to you until [EXTENSION DATE #1]. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [EXTENSION DATE #1]. In no event may the offering be extended beyond [EXTENSION DATE #2]. Funds received prior to completion of the offering will be held in a segregated account at Osage Federal Bank and will earn interest at its regular savings rate which is currently 0.8% per annum. In the event the offering is terminated, funds will be promptly returned with interest.

         Osage Federal Financial, Inc.'s stock is currently quoted on the OTC Bulletin Board under the symbol "OFFO. We have applied to have our common stock listed on the Nasdaq Global Market under the symbol "____."

         Keefe, Bruyette & Woods, Inc. will assist us in our selling efforts on a best efforts basis. Keefe Bruyette & Woods, Inc. is not obligated to purchase any of the common stock that is being offered. Purchasers will not pay any commission to purchase shares of common stock in the offering.

    THIS INVESTMENT INVOLVES RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.
              PLEASE READ THE "RISK FACTORS" BEGINNING AT PAGE __.

                                                                                  MAXIMUM, AS
                                         MINIMUM              MAXIMUM              ADJUSTED
                                         -------              -------              --------
Number of Shares.............           2,136,798             2,890,962            3,324,606
Underwriting commissions and
   other expenses............         $   762,000           $   849,000          $   898,000
Net Proceeds.................         $20,606,000           $28,061,000          $32,348,000
Net Proceeds Per Share.......         $      9.64           $      9.71          $      9.73

     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  FOR ASSISTANCE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT (___) ___-____

                             KEEFE, BRUYETTE & WOODS

                The date of this prospectus is ____________, 2006

            [MAP OF MARKET AREA SHOWING OFFICE LOCATIONS TO GO HERE]

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

Summary....................................................................
Risk Factors...............................................................
Forward-Looking Statements.................................................
Use of Proceeds............................................................
Dividend Policy............................................................
Market for the Stock.......................................................
Capitalization.............................................................
Pro Forma Data.............................................................
Historical and Pro Forma Capital Compliance................................
Selected Consolidated Financial and Other Data.............................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations...........................
Business of Osage Bancshares, Inc..........................................
Business of Osage Federal Bank ............................................
Regulation.................................................................
Taxation...................................................................
Management.................................................................
The Conversion.............................................................
The Stock Offering.........................................................
Restrictions on Acquisition of Osage Bancshares, Inc.......................
Description of Capital Stock...............................................
Transfer Agent.............................................................
Legal and Tax Opinions.....................................................
Experts....................................................................
Registration Requirements..................................................
Where You Can Find Additional Information..................................
Index to Consolidated Financial Statements.................................

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To better understand the stock offering, you should read this entire document carefully, including the consolidated financial statements of Osage Federal Financial, Inc. and the notes thereto and the information in the Section titled "Risk Factors."

THE COMPANIES

OSAGE BANCSHARES, INC. - 239 East Main Street, Pawhuska, Oklahoma 74056 o (918) 287-2919

         Osage Bancshares, Inc. is a newly formed Maryland corporation. Osage Bancshares, Inc. is conducting this stock offering in connection with the conversion of Osage Federal MHC from the mutual to the stock form of organization. The shares of common stock of Osage Bancshares, Inc. to be sold represent the 69.83% ownership interest in Osage Federal Financial, Inc., a federal mid-tier stock holding company, that is currently owned by Osage Federal, MHC, a federal mutual holding company. The remaining 30.17% ownership interest in Osage Federal Financial, Inc. is currently owned by public stockholders and will be exchanged for shares of Osage Bancshares, Inc.'s common stock based on an exchange ratio which depends on the number of shares of Osage Bancshares, Inc. common stock sold in the stock offering.

OSAGE FEDERAL BANK - 239 East Main Street, Pawhuska, Oklahoma 74056 o (918) 287-2919

         Osage Federal Bank is a federal stock savings bank. Originally chartered by the State of Oklahoma in 1918 as the National Building and Loan Association, Osage Federal Bank converted to a federal charter in 1935. Osage Federal Bank's deposits are insured to applicable limits by the Federal Deposit Insurance Corporation. Osage Federal Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Osage Federal Bank traditionally focused on the origination of one- to four-family mortgage loans, which comprise a significant majority of the total loan portfolio. We also originate non-residential mortgages including multi-family, commercial, land and other real estate mortgage loans. Construction loans, automobile loans, second mortgage loans, commercial loans and other consumer loans make up the rest of the total loan portfolio.

OSAGE FEDERAL MHC - 239 East Main Street, Pawhuska, Oklahoma 74056 o (918) 287-2919

         Osage Federal MHC is currently the federally chartered mutual holding company of Osage Federal Financial, Inc. Osage Federal MHC's sole business activity consists of its ownership of 1,596,919 shares of Osage Federal
Financial, Inc.'s common stock, which represents 69.83% of its outstanding shares. At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of Osage Federal MHC, Osage Federal MHC will cease to exist.

OSAGE FEDERAL FINANCIAL, INC. - 239 East Main Street, Pawhuska, Oklahoma 74056 o
(918) 287-2919

         Osage Federal Financial, Inc. is currently the mid-tier federal stock holding company of Osage Federal Bank and owns all of the outstanding common stock of Osage Federal Bank. At June 30, 2006, Osage Federal Financial, Inc. had total assets of $112.2 million, deposits of $64.3 million and total stockholders' equity of $13.1 million. At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of Osage Federal MHC, Osage Federal Financial, Inc. will cease to exist and Osage Bancshares, Inc., a newly formed Maryland corporation, will become the owner of all of the outstanding common stock of Osage Federal Bank.

HOW OUR OWNERSHIP STRUCTURE WILL CHANGE AFTER THE CONVERSION

         The following chart shows our current structure which is commonly referred to as a "two-tier" mutual holding company structure:

       ---------------------------------------            ------------------------------------------------------
       |                                     |            |               Minority Stockholders                 |
       |       Osage Federal MHC             |            |               (Public Stockholders)                 |
       ---------------------------------------            ------------------------------------------------------
                       |   69.83%                                        |   30.17%
                  -----------------------------------------------------------------------------------
                  |                          Osage Federal Financial, Inc.                          |
                  |                              (federal corporation)                              |
                  -----------------------------------------------------------------------------------
                                                       |  100%
                 |----------------------------------------------------------------------------------|
                 |                                Osage Federal Bank                                |
                 ------------------------------------------------------------------------------------

The following chart shows our ownership structure after the conversion:

                  -----------------------------------------------------------------------------------
                  |                           Public Stockholders                                    |
                  -----------------------------------------------------------------------------------
                                                        |
                                                   100% |
                  -----------------------------------------------------------------------------------
                  |                           Osage Bancshares, Inc.                                 |
                  |                          (Maryland corporation)                                  |
                  -----------------------------------------------------------------------------------
                                                        |
                                                   100% |
                  -----------------------------------------------------------------------------------
                  |                             Osage Federal Bank                                   |
                  -----------------------------------------------------------------------------------

THE OFFERING

         We are selling common stock which represents the 69.83% ownership interest in Osage Federal Financial, Inc. now owned by Osage Federal MHC in the following order of priority.

          FIRST: Depositors at Osage Federal Bank with $50 or more on deposit as of June 30, 2005.

          SECOND: Osage Federal Financial, Inc.'s employee stock ownership plan.

          THIRD: Depositors at Osage Federal Bank with $50 or more on deposit as of September 30, 2006.

         FOURTH: Depositors at Osage Federal Bank as of [VOTING RECORD DATE] and borrowers of Osage Federal Bank as of [VOTING RECORD DATE] who who have been borrowers continuously since July 16, 2003.

         We are selling between 2,136,798 and 2,890,962 shares of common stock, all at a price of $10.00 per share. The number of shares to be sold may be increased to 3,324,606. The actual number of shares we sell will depend on an independent appraisal performed by Keller & Company, Inc., an independent appraisal firm. We are also exchanging shares of Osage Federal Financial, Inc., other than those held by Osage Federal MHC, for shares of Osage Bancshares, Inc. based on an exchange ratio of between 1.3378 and
1.8099. The exchange ratio may be increased to as much as 2.0814 in the event the stock offering closes at the maximum, as adjusted of the valuation range. See Stock Pricing and the Number of Shares to be Offered at page ___.

         The subscription offering will terminate at 12:00 noon, central time, on [EXPIRATION DATE]. We may extend this expiration date without notice to you for up to 45 days, until [EXTENSION DATE #1]. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond [EXTENSION DATE #1]. We may request permission from the Office of Thrift Supervision to extend the offering beyond [EXTENSION DATE #1], but in no event may the offering be extended beyond [EXTENSION DATE #2]. If the offering is extended beyond [EXTENSION DATE #1], we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Osage Federal Bank's regular savings rate which is currently 0.8% per annum.

         We may cancel the conversion and the offering at any time prior to the special meeting of members of Osage Federal MHC to vote on the plan of conversion and reorganization and the special meeting of stockholders of Osage Federal Financial, Inc. to vote on the plan of conversion and reorganization. We may also cancel the conversion and stock offering after the special meetings of members and stockholders with the concurrence of the Office of Thrift
Supervision. If we cancel the offering, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at Osage Federal Bank's regular savings rate.

         Commencing concurrently with the subscription offering, we may also offer shares of common stock in a community offering. In the community offering, current stockholders of Osage Federal Financial, Inc. will have first preference and natural persons (and trusts of natural persons) who reside in the counties where Osage Federal Bank has offices will have second preference. This part of the offering may terminate at any time without notice but no later than [EXTENSION DATE #1].

         Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of broker dealers managed by Keefe, Bruyette & Woods, Inc. This part of the offering may terminate at any time without notice but no later than [EXTENSION DATE #1].

         You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions. Shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights.

         We have the right to reject any orders of stock in the community offering and syndicated community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order. We have described the offering in greater detail beginning at page __.

THE EXCHANGE OF OSAGE FEDERAL FINANCIAL, INC. COMMON STOCK

         If you are now a stockholder of Osage Federal Financial, Inc., your shares will be canceled and exchanged for shares of Osage Bancshares, Inc. The number of shares you will receive will be based on an exchange ratio. The actual number of shares you receive will depend upon the number of shares we sell in our offering.

         The following table shows how the exchange ratio will adjust based on the number of shares sold in our offering. The table also shows at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range how many shares of Osage Bancshares, Inc. an owner of Osage Federal Financial, Inc. common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

                                                     SHARES OF OSAGE
                                                   BANCSHARES, INC. TO BE                                  100 SHARES OF
                                                       EXCHANGED FOR                                       OSAGE FEDERAL
                                                     EXISTING SHARES OF                                 FINANCIAL, INC. WOULD
                            SHARES TO BE SOLD          OSAGE FEDERAL        TOTAL SHARES                 BE EXCHANGED FOR THE
                             IN THE OFFERING           FINANCIAL, INC.       OF COMMON                  FOLLOWING NUMBER OF
                            -------------------     --------------------    STOCK TO BE     EXCHANGE      SHARES OF OSAGE
                            AMOUNT      PERCENT     AMOUNT       PERCENT    OUTSTANDING       RATIO       BANCSHARES, INC.
                            ------      -------     ------       -------    -----------       -----       ----------------
Minimum..............       2,136,798    69.83%        923,202    30.17%        3,060,000      1.3378             133
Midpoint.............       2,513,880    69.83%      1,086,120    30.17%        3,600,000      1.5739             157
Maximum..............       2,890,962    69.83%      1,249,038    30.17%        4,140,000      1.8099             180
Maximum, as adjusted.       3,324,606    69.83%      1,436,394    30.17%        4,761,000      2.0814             208

         If you own your shares of Osage Federal Financial, Inc. in "street name," the exchange will occur automatically; you do not need to take any action. If you have shares registered in your name, you will receive a transmittal form with instructions for the surrender of your stock certificates after the offering is completed. Certificates for common stock of Osage Bancshares, Inc. will be mailed to you within five business days after we receive your properly executed transmittal form.

         No fractional shares of our common stock will be issued to any public stockholder of Osage Federal Financial, Inc. upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10 per share subscription price. Payment for fractional shares will be made after the receipt of surrendered Osage Federal Financial, Inc. stock certificates by Registrar and Transfer Company, which is the transfer agent for our stock and will act as the exchange agent for the conversion and reorganization.

         We have described the exchange in greater detail beginning at page __. Current stockholders should also consult the proxy statement/prospectus supplement which accompanies the copy of the prospectus sent to them for a comparison of the rights of stockholders and dissenters' rights.

TAX EFFECTS OF THE CONVERSION

         As a general matter, the conversion, including the related stock offering and exchange of Osage Bancshares, Inc. shares for shares of Osage Federal Financial, Inc., will not be a taxable transaction for purposes of federal or state income taxes for Osage Federal MHC, Osage Federal Financial, Inc., Osage Federal Bank, persons eligible to subscribe for stock in the offering or existing stockholders of Osage Federal Financial, Inc. Existing stockholders of Osage Federal Financial, Inc. who receive cash in lieu of fractional shares will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. See Federal and State Tax Consequences of the Conversion at page __.

REASONS FOR THE CONVERSION

         We are pursuing the conversion for several reasons, including the following:

          o The proceeds from the sale of common stock will provide us with additional equity capital, which will support future deposit growth and expanded operations. The additional equity capital will also increase our legal lending limits and make us a more effective competitor in our markets.

          o The larger capital base after the offering will allow us to increase our interest-earning assets, which should enable us to increase our earnings.

          o Because a greater number of shares will be held by the public and our stock will listed on the Nasdaq Global Market, the market for our common stock should become more active, making it easier for you to buy and sell the common stock.

          o As a fully converted company, we believe it will be easier to access the capital markets through possible future equity and debt offerings.

          o As a fully converted holding company, we will have greater flexibility in structuring merger and acquisition transactions. Our current mutual holding company structure limits our ability to use stock as consideration since we cannot issue shares in an amount that would cause Osage Federal MHC to own less than a majority of our outstanding shares. In addition, we can only be acquired by another mutual holding company subsidiary or a mutual institution. As a fully converted stock company, we can use stock as a form of payment for acquisitions and merge with any other stock institution or its holding company. Currently, however, we have no plans, agreements or understandings regarding any merger or acquisition.

CONDITIONS TO COMPLETION OF THE CONVERSION

          We cannot complete our conversion and our offering unless:

          (1) It is approved by at least a majority of the votes eligible to be cast by members of Osage Federal MHC;

          (2) It is approved by at least two-thirds of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., including those shares held by Osage Federal MHC;

          (3) It is approved by at least a majority of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., excluding those shares held by Osage Federal MHC;

          (4)  We sell a minimum of 2,136,798 shares of Common Stock; and

          (5) The Office of Thrift Supervision accepts the final update of our independent appraisal.

$10.00 PER SHARE STOCK PRICING AND THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

         The number of shares offered is determined by an independent appraisal of the estimated pro forma market value of Osage Bancshares, Inc. stock performed by Keller & Company, Inc. divided by the purchase price of $10.00 and multiplied by 69.83%, the percentage of shares of Osage Federal Financial, Inc. currently held by Osage Federal MHC which are being offered to the public. The amount of stock sold in this offering is required by regulation to be based upon an independent appraisal which is reviewed by the Office of Thrift Supervision.

         Keller & Company, Inc., our independent appraiser, has determined that as of August 29, 2006, our estimated aggregate pro forma market value was $36.0 million. Pursuant to Office of Thrift Supervision regulations, the appraiser must establish a valuation range from 15% below to 15% above the estimated pro forma market value. Accordingly, the independent appraisal resulted in a valuation range from $30.6 million to $41.4 million. Based on this valuation range and the 69.83% ownership of Osage Federal MHC, between 2,136,798 shares and 2,890,962 shares of common stock are being offered to the public at $10 per share. We may sell up to 3,324,606 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers.

         The following table compares Osage Bancshares, Inc.'s pro forma price to core earnings multiple and pro forma price to book value ratio at the minimum, midpoint, maximum and maximum, as adjusted of the offering range to the median price to core earnings multiple and price to book value ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data at page __ for a description of the assumptions used in calculating the pro forma price to core earnings multiples and pro forma price to book value ratios for Osage Bancshares, Inc.

                                                                                                          PRO FORMA
                                                                                     PRO FORMA PRICE    PRICE TO BOOK
                                                                                    TO CORE EARNINGS        VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Osage Bancshares, Inc. (Pro forma)(1):
         Minimum (2,136,798 shares sold).......................................           26.78x           95.31%
         Midpoint (2,513,880 shares sold)......................................           29.14x          101.19%
         Maximum (2,890,962 shares sold).......................................           31.10x          106.19%
         Maximum, as adjusted (3,324,606 shares sold)..........................           33.06x          110.87%


                                                                                        PRICE TO          PRICE TO
                                                                                      CORE EARNINGS      BOOK VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Peer Group Companies(2)
         Average for peer group companies......................................                20.57x          114.34%
         Median for peer group companies.......................................                16.85x          107.13%

___________
(1) Based on financial data as of and for the twelve months ended June 30, 2006.
(2) Reflects earnings for the most recent 12-month period for which data was publicly available.

     The ratios we have presented are commonly requested by prospective investors in order to determine whether or not the stock meets the investor's investment criteria. Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. BECAUSE THE INDEPENDENT VALUATION IS BASED ON ESTIMATES AND PROJECTIONS ON A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL THEIR SHARES AT A PRICE EQUAL TO OR GREATER THAN THE PURCHASE PRICE. See Risk Factors - You may not be able to sell your shares when you desire or for $10.00 or more per share at page __ and Pro Forma Data at page __ and The Stock Offering - Stock Pricing and the Number of Shares to be Offered at page ___.

     Based on the independent valuation, we intend to issue between a minimum of 3,060,000 shares and a maximum of 4,140,000 shares, including shares to be exchanged for existing shares of Osage Federal Financial, Inc. The independent valuation must be updated and confirmed by Keller & Company, Inc. before we may complete the stock offering. The maximum amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 4,761,000 shares could be issued, including shares to be exchanged for existing shares of Osage Federal Financial, Inc. If the updated independent valuation would result in more than 4,761,000 shares being issued, we will be required to notify all persons who have subscribed and these persons would have the opportunity to change or cancel their subscription orders, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Osage Federal Bank's regular savings rate.

LIMITS ON THE AMOUNT OF STOCK YOU MAY PURCHASE

     o    The minimum purchase is 25 shares.

     o The maximum number of shares of stock that any individual (or individuals through a single account) may purchase is 35,000 shares.

     o The maximum number of shares of stock that any individual may purchase together with any associate or group of persons acting in concert is 50,000 shares.

     If you are currently a stockholder in Osage Federal Financial, Inc., the shares of Osage Bancshares, Inc. common stock that you receive in the exchange for your shares of Osage Federal Financial, Inc. common stock, in accordance with the exchange ratio, will not count against the above maximum purchase limitations.

     If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the Office of Thrift Supervision. Thus, we may increase or decrease the purchase limitations. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to increase their subscription.

     For  further   discussion  of  the  purchase   limits  and  definitions  of
"associate" and "acting in concert," see The Stock Offering - Limitations on Purchases of Common Stock at page __.

HOW TO PURCHASE STOCK IN THE OFFERING

     If you want to place an order for shares in the stock offering, you must complete an original stock order form and send it to us together with full payment. You must also sign the certification on the reverse side of the stock order form in which you acknowledge that our common stock is not a bank deposit or account, is not federally insured and is not guaranteed by Osage Federal Bank or by the federal government. The certification also includes an acknowledgment from you that before purchasing shares of our common stock, you received a copy of this prospectus and that you are aware of the risks involved in the investment, including those described under Risk Factors at page __.

     We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

     To ensure that we properly identify your subscription rights, you must provide on your stock order form all of the information requested for each of your deposit accounts as of the eligibility dates. If you fail to do so, your subscription may be reduced or rejected if the stock offering is oversubscribed.

     You may pay for shares in the subscription offering or the community offering in any of the following ways:

     o    By check or money order made payable to Osage Federal Bank.

     o By authorizing withdrawal from an account at Osage Federal Bank. To use funds in an IRA account at Osage Federal Bank, you must transfer your account into a self-directed IRA account at an unaffiliated institution or broker. The transfer of funds into a self-directed IRA can take time to complete and subscribers seeking to use IRA funds to purchase shares of our common stock are encouraged to begin this process at least two weeks before the expiration date of the offering. We cannot guarantee that you will be able to use IRA funds held at Osage Federal Bank or elsewhere for the purchase of our common stock. Your ability to use IRA funds may depend on time constraints and possible limitations imposed the self-directed IRA provider. Please contact the Stock Information Center as soon as possible if you have any questions regarding IRA orders.

     o In cash, only if delivered in person (although we prefer that you exchange that cash with one of our tellers for a check).

     We will pay interest on your subscription funds from the date we receive your funds at our regular savings rate until the stock offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the stock offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will be transferred to a savings account and will earn interest at our regular savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit at Osage Federal Bank used to pay for stock. Funds received in the subscription offering will be held in a segregated deposit account at Osage Federal Bank established to hold funds received as payment for shares. We may, at our discretion, determine during the stock offering period that it is in the best interest of Osage Federal Bank to instead hold subscription funds in an escrow account at another federally insured financial institution. In no event, however, will we maintain more than one escrow account.

PROPOSED STOCK PURCHASES BY MANAGEMENT

     We expect our directors and executive officers, together with their associates, to subscribe for up to approximately 70,000 shares of common stock in the offering (at the maximum, as adjusted of the valuation range). The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases of common stock in the offering by these persons will be counted toward the minimum of 2,136,798 shares that must be sold in order to complete the conversion. All purchases of common stock by directors and executive officers will be for investment purposes only. Following the conversion and offering, our directors and executive officers, together with their associates, are expected to own approximately _______ shares of common stock, or ____% of our shares at the maximum, as adjusted of the offering range. See Proposed Stock Purchases by Management at page __.

OUR USE OF THE PROCEEDS RAISED FROM THE SALE OF STOCK

     We estimate that we will receive net proceeds from the sale of the common stock of between $20.6 million at the minimum of the offering range and $28.1 million at the maximum of the offering range. Osage Bancshares, Inc. will use at least 50% of the proceeds of the offering to make a capital contribution to Osage Federal Bank. Osage Bancshares, Inc. will also lend its employee stock ownership plan cash to enable the plan to buy 8.0% of the shares sold in the offering and refinance its existing indebtedness. The balance will be used for general business purposes, which may include investments in securities, repurchasing shares of common stock or paying cash dividends.

     The funds received by Osage Federal Bank will be used for general business purposes, including funding the origination of loans, investments in securities and repayment of Federal Home Loan Bank advances. We plan to open up to two additional branches over the next several years. We will also evaluate various diversification opportunities, including the development of new lines of business in addition to expanding our core banking business. In addition to expansion of our branch network, we intend to actively consider the acquisition of local financial institutions as a means to expand our banking operations. It is uncertain, however, when or if such diversification or acquisitions will occur. We do not have any current understandings, agreements or arrangements for the expansion of our business. See Use of Proceeds at page __.

STOCK BENEFIT PLANS FOR MANAGEMENT

     In order to align the interests of our officers, directors and employees more closely with those of our stockholders, we have previously established certain benefit plans that use our stock as compensation. These plans include the Osage Federal Financial, Inc. 2004 Stock Option Plan and the Osage Federal Bank 2004 Restricted Stock Plan. Officers and directors of Osage Federal Financial, Inc. and its subsidiaries were awarded options to purchase shares of common stock under the option plan and restricted shares of common stock under the restricted stock plan. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion. The number of restricted stock awards will also be adjusted for the exchange ratio in connection with the conversion. The vesting periods under these plans will remain unchanged. See 2004 Stock Option and Restricted Stock Plans at page __ for details related to these stock plans. Additionally, we previously established an employee stock ownership plan in connection with our minority stock offering completed in 2004, and the shares purchased by such plan will be exchanged for new shares in the conversion in accordance with the exchange ratio.

     We intend to establish additional plans in connection with and following this offering. The following table presents information regarding the existing and new stock-based benefit plans. The table below assumes that 4,140,000 shares are outstanding after the offering, which includes the sale of 2,890,962 shares in the offering (the maximum) and the issuance of 1,249,038 shares in exchange for shares of Osage Federal Financial, Inc. It is assumed that the value of the stock is $10 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

                                                                                                            PERCENTAGE OF
                                                                                       ESTIMATED          SHARES OUTSTANDING
                                                                                       VALUE OF               AFTER THE
EXISTING AND NEW STOCK BENEFIT PLANS          PARTICIPANTS                SHARES         AWARDS               CONVERSION
------------------------------------          ------------                ------         ------               ----------
Existing Employee Stock Ownership Plan..      Employees                    99,093 (1)  $    990,930                2.4%
New Employee Stock Ownership Plan.......      Employees                   232,107         2,321,070                5.6
                                                                          -------      ------------                ---
   Total Employee Stock Ownership Plan..                                  331,200      $  3,312,000                8.0%
                                                                          =======      ============                ===

Existing Restricted Stock Plan..........      Directors and Officers       82,578 (2)       825,780 (4)            2.0%
New Restricted Stock Plan...............      Directors and Officers       83,022           830,220 (4)            2.0%
                                                                          -------      ------------                ---
   Total Restricted Stock Plan..........                                  165,600      $  1,656,000                4.0%
                                                                          =======      ============                ===

Existing Stock Option Plan..............      Directors and Officers      206,446 (3)  $    211,020 (5)            5.0%
New Stock Option Plan...................      Directors and Officers      207,554           797,007 (6)            5.0%
                                                                          -------      ------------               ----
   Total Stock Option Plan..............                                  414,000      $  1,008,027               10.0%
                                                                          =======      ============               ====

       Total Employee Stock Ownership
           Plan, Restricted Stock Plan and
           Stock Option Plan............                                  910,800      $  5,976,027               22.0%
                                                                          =======      ============               ====

_________
(1) The existing ESOP currently holds 54,751 shares which will be exchanged for 99,093 shares at the maximum.
(2) A total of 45,626 shares were reserved under the existing restricted stock plan, which at the maximum would be exchanged for 82,578 shares. A total of 41,060 shares of restricted stock have been awarded under the existing restricted stock plan of which 8,210 shares have vested.
(3) A total of 114,065 shares were reserved under the existing stock option plan, which at the maximum would be exchanged for 206,446 options. Options for a total of 102,656 shares have been granted under the existing stock option plan of which 5,704 options have been exercised.
(4) Assumes that the value of all awards is equal to the offering price of $10.00 per share. The actual value of restricted stock grants will be based on the fair value of the shares on the date of grant.
(5) Assumes that the options under the existing stock option plan have a value of $1.85 per option, which was determined using the Black-Scholes option pricing model using various assumptions. See Note 11 to the Consolidated Financial Statements included in this prospectus.

                                       10

(6) Assumes that the options granted under the new stock option plan have a value of $3.84 per option, which was determined using the Black-Scholes option pricing model using various assumptions. See Pro Forma Data on page __. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing the pro forma data, the value of the options will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share.

     Stockholders will experience a reduction or dilution in ownership interest of approximately 12.28% if we use newly-issued shares to fund stock options and stock awards made under these plans (or taken individually, dilution of approximately 4.75% for the current stock option plan, 4.77% for the new stock option plan, 1.96% for the current restricted stock plan, and 1.97% for the new restricted stock plan). The 2004 Restricted Stock Plan has purchased sufficient shares in the open market to fund all current and future stock awards under this plan. It is our intention to fund the new restricted stock plan through open-market purchases. We may also repurchase shares to offset the dilution from exercises of stock options. If any options previously granted under the 2004 Stock Option Plan are exercised during the first year following the completion of this offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the restricted stock plan or under extraordinary circumstances.

MARKET FOR COMMON STOCK

     We have applied to have our common stock listed on the Nasdaq Global Market under the symbol "____." Quotations for the common stock of Osage Federal Financial, Inc. currently appear on the OTC Bulletin Board under the symbol "OFFO". Osage Federal Financial, Inc. common stock will cease trading following completion of the conversion. While it is expected that our common stock will be more easily tradeable because there will be significantly more outstanding shares than before the conversion, there can be no assurance that an active trading market will develop. Keefe Bruyette & Woods, Inc. has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.

RESTRICTIONS ON ACQUISITION OF OSAGE BANCSHARES, INC.

     Our certificate of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of Osage Bancshares, Inc. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

     o    five-year  prohibition  on the  acquisition  of more  than  10% of our stock;
     o    limitations  on  voting  rights  of  shares  held  in  excess  of  10%
          thereafter;
     o the election of only approximately one-third of our Board of Directors each year;
     o limitations on the ability of stockholders to call special stockholders' meetings;
     o    advance  notice  requirements  for  stockholder  nominations  and  new business;
     o    removals  of  directors   only  for  cause  and  by  an  80%  vote  of
          stockholders;
     o the requirement of an 80% vote of stockholders for amendments to the Bylaws and certain provisions of the Articles of Incorporation;
     o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval; and
     o the requirement of an 80% vote of stockholders for the approval of business combinations not approved by two-thirds of the Board of Directors.

See Restrictions on Acquisition of Osage Bancshares, Inc. at page ___.

     Additionally, Office of Thrift Supervision approval would be required for us to be acquired within three years after the conversion. Current Office of Thrift Supervision policy is not to grant any such approval.

DIVIDEND POLICY

     Osage Federal Financial, Inc. has paid quarterly cash dividends since the quarter ended September 30, 2004 and paid a $1.00 per share special dividend on January 26, 2006. Following the conversion, it is our current intention to continue paying cash dividends although the amount and frequency of any dividend has not been determined and no assurance can be given that any dividends will continue to be paid. The dividends paid to date by Osage Federal Financial, Inc. were paid only to the public stockholders, holding approximately 30% of the outstanding shares of Osage Federal Financial, Inc., while Osage Federal MHC waived its receipt of the dividend on the approximately 70% of the outstanding shares it holds. Following the conversion, however, 100% of the outstanding stock of Osage Bancshares, Inc. will be held by public stockholders and dividends, if and when paid, will be payable on all outstanding shares of common stock. The payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.

RECEIVING A PROSPECTUS AND AN ORDER FORM

     To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

     Our Stock Information Center is located at 239 East Main Street, Pawhuska, Oklahoma 74056. The phone number is (___) ___-____. The Stock Information Center's hours of operation are Mondays from 12:30 p.m. to 3:30 p.m., central time, Tuesdays through Thursdays from 9:00 a.m. to 3:30 p.m., central time, and Fridays from 9:00 a.m. to 12:00 p.m., central time. The Stock Information Center will be closed weekends and bank holidays.

FOR ASSISTANCE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT (___) ___-____.

                                  RISK FACTORS

     In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

                          RISKS RELATED TO OUR BUSINESS

OUR GROWTH STRATEGY WILL INCREASE OUR EXPENSES AND MAY NOT BE SUCCESSFUL.

     Following the completion of the conversion, we may attempt to increase the size of our franchise by establishing one or more new branch offices, although we have made no specific commitments to do so, as of this date. Building branch offices, and hiring new employees to staff these offices would significantly increase our non-interest expense. Moreover, new branch offices generally operate at losses for several years until they generate sufficient deposit and loan growth to offset the applicable non-interest expense. Achieving profitability may also be hampered by the interest rate spread that we will be able to achieve from yields available on loans and rates that must be paid to attract new deposits in the current interest rate enviroment. Finally, we may not be successful in increasing the volume of loans and deposits at acceptable risk and cost levels. For all these reasons, in the event that we are unable to execute successfully our strategy of de novo branching, our earnings could be affected adversely.

WE INTEND TO CONTINUE INCREASING THE NON-ONE- TO FOUR-FAMILY PORTION OF OUR LOAN PORTFOLIO INCREASING THE OVERALL RISK IN OUR PORTFOLIO DUE TO THEIR HIGHER CREDIT RISK AND UNSEASONED NATURE.

     Over the past two fiscal years, we have grown our loan portfolio by over 40%. While one- to four-family first mortgages remain the largest portion of the portfolio, we have increased the percentage of non-one- to four-family mortgage, construction, commercial, automobile, second mortgages and other consumer loans in our portfolio. These types of loans are generally considered to carry greater credit risk than one- to four-family first mortgages. Non-one- to four-family and construction loans generally have larger balances than one- to four-family residential mortgage loans. Accordingly, if we make any errors in judgment in the collectibility of these loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our one- to four-family mortgage loan portfolio. In addition, these loans have been fairly recently originated and our limited experience in originating these types of loans may not provide us with a sufficient payment history pattern with which to judge future collectibility. These loans have also not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio as these loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future earnings.

SINCE OUR BUSINESS IS GEOGRAPHICALLY CONCENTRATED, ANY DOWNTURN IN THE LOCAL ECONOMY COULD HAVE AN ADVERSE IMPACT ON OUR PROFITABILITY.

     Substantially all of our loans are to borrowers located in Osage and Washington Counties, Oklahoma and the majority of our loans are secured by properties located in those counties. Our local market area, particularly the Bartlesville area in Washington County, has recently experienced job growth and favorable economic conditions which may in part be attributed to demand for oil. There can be no assurance that the local economy will continue to perform as favorably if energy prices decline. Adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayments of their loans. Additionally, decreases in local real estate values could adversely affect the value of property used as collateral. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

FUTURE CHANGES IN INTEREST RATES MAY REDUCE OUR PROFITS.

     Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

     o the interest income we earn on our interest-earning assets, such as loans and securities; and

     o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

     The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, like the last two years, the interest income earned on our assets may not increase as rapidly as the interest expense paid on our liabilities. See
Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page __.

     In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates may result in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This creates reinvestment risk which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Conversely, rising rates could slow mortgage loan originations and refinancings which could reduce our gains on sales of loans to the secondary market.

     At June 30, 2006, we had $65.0 million in loans due after one year with fixed rates of interest, representing 81% of our loan portfolio and 58% of our total assets. Our most recent "rate shock" analysis from the Office of Thrift Supervision indicates that our net portfolio value would be more adversely affected by an increase in interest rates than by a decrease. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page __.

DEPOSITS ARE OUR MAJOR SOURCE OF FUNDS FOR LENDING AND OTHER INVESTMENT PURPOSES, AND A LARGE PORTION OF OUR DEPOSITS ARE CERTIFICATES OF DEPOSIT, INCLUDING "JUMBO" CERTIFICATES, WHICH MAY NOT BE AS STABLE AS OTHER TYPES OF DEPOSITS.

     At June 30, 2006, $40.7 million, or 63%, of our total deposits were certificates of deposit, and of that amount $18.4 million, or 45%, of the certificates of deposit were "jumbo" certificates of $100,000 or more. Deposit inflows are significantly influenced by general interest rates and money market conditions. The inflow of jumbo certificates of deposit and the retention of these deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making "jumbo" certificates of deposits traditionally a more volatile source of funding than our checking, savings and money market deposit accounts. In order to retain jumbo certificates of deposits, we may have to pay a higher rate, resulting in an increase in our cost of funds. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings or other deposits which could increase our cost of funds and negatively impact our interest rate spread and our financial condition.

INCREASES IN MARKET RATES OF INTEREST COULD ADVERSELY AFFECT OUR EQUITY.

     At June 30, 2006, we held approximately $17.8 million in available-for-sale securities, representing 16% of our total assets. Generally accepted accounting principles require that these securities be carried at fair value on our balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in our stockholders' equity. Movements in interest rates, either increasing or decreasing, can impact the value of our available-for-sale securities portfolio.

     As of June 30, 2006, our available-for-sale securities portfolio had a net unrealized loss of approximately $415,000. This loss after adjusting for income taxes affects our equity because it causes an increase in accumulated other comprehensive loss, which is a component of total equity.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

     Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review individual delinquent multi-family and commercial real estate loans for potential impairments in their carrying value. Additionally, we apply a factor to the loan portfolio principally based on historical loss experience applied to the composition of the loan portfolio and integrated with our perception of risk in the economy. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loans losses, and increases in the allowance may be necessary. Consequently, we may need to significantly increase our provision for losses on loans, particularly if one or more of our larger loans or credit relationships becomes delinquent or if we expand our non-one- to four-family mortgage or commercial lending. In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. At June 30, 2006, our allowance for loan losses was equal to 0.51% to our total loans. Although we believe that all known losses in the portfolio had been recorded, material additions to our allowance would materially decrease our net income.

STRONG   COMPETITION   WITHIN  OUR   MARKET   AREA  MAY  LIMIT  OUR  GROWTH  AND
PROFITABILITY.

     Competition in the banking and financial services industry is intense. In our market area, we compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of our competitors have substantially greater resources and broader lending authority than we have and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE AFFECTED ADVERSELY BY NEGATIVE EXAMINATION RESULTS AND CHANGES IN LAWS AND REGULATIONS.

     We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal
Deposit Insurance Corporation, which insures our deposits. This regulation and supervision governs the activities in which we may engage and are intended primarily for the protection of the deposit insurance fund and our depositors and not for stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of their assets and the adequacy of their allowances for loan losses. Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and administrative decisions that impose requirements and restrictions on our operations. Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations and profitability.

                         RISKS RELATED TO THIS OFFERING

THE LIMITED TRADING MARKET FOR OUR COMMON STOCK MAY HINDER YOUR ABILITY TO SELL YOUR SHARES AND MAY RESULT IN TRADING VOLATILITY AND ADVERSELY AFFECT THE MARKET PRICE OF YOUR STOCK.

     Our common stock has historically been thinly traded. The average daily trading volume for our common stock for the past three months has been less than 500 shares. Although we have applied to list our shares on the Nasdaq Global Market and there will be substantially more shares in public hands, there can be no assurance that an active and liquid trading market for our common stock will develop. Thinly traded stocks tend to be more volatile than actively traded stocks. The limited market for our common stock may reduce its market value and make it more difficult to sell our shares on short notice.

THE FUTURE PRICE OF THE COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING AND YOU MAY SUFFER A FINANCIAL LOSS UPON SALE.

     We cannot assure you that, if you purchase common stock in the offering, you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of us and the outlook for the financial institutions industry in general.

OUR RETURN ON EQUITY AFTER THE OFFERING MAY BE LOW; THIS MAY NEGATIVELY AFFECT THE PRICE OF OUR STOCK.

     The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital. For the year ended June 30, 2006, our return on average equity was 4.63%. On a pro forma basis assuming that 2,890,962 shares had been sold at the beginning of the year and using the earning assumptions in Pro Forma Data on page __, our return on average equity for the year ended June 30, 2006 would have been approximately 2.90%. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, may be lower than that of similar companies. To the extent that the stock market values a company based in part on its return on equity, our low return on equity relative to our peer group could negatively affect the trading price of our stock.

THE IMPLEMENTATION OF FUTURE STOCK-BASED BENEFIT PLANS WILL INCREASE OUR FUTURE COMPENSATION EXPENSE.

     We adopted a stock option plan and a restricted stock plan in 2004. Following this offering, we intend to adopt a new stock option plan that will provide for the granting of further options to purchase common stock and a new restricted stock plan that will provide for further awards of restricted stock to our eligible directors, officers and key employees. Our previously established employee stock ownership plan will make additional stock purchases in this offering, and it will distribute stock to all of our qualifying employees over a period of time. The new option and restricted stock plans and the additional stock purchases by the employee stock ownership plan will increase our future costs of compensating our directors, officers, and employees. The cost of the employee stock ownership plan will vary based on our stock price over time, while the cost of the new restricted stock plan will be based on our stock price when the awards are first granted. The cost of option grants will be based on the grant-date fair value of the options granted.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS COULD RESULT IN FUTURE DILIUTION OF YOUR PERCENTAGE OWNERSHIP.

     Stockholders will experience a reduction or dilution in ownership interest of approximately 12.28% if we use newly issued shares to fund stock options and stock awards made under our current and future stock-based benefit plans (or taken individually, dilution of approximately 4.75% for the current stock option plan, 4.77% for the new stock option plan, 1.96% for the current restricted stock plan, and 1.97% for the new restricted stock plan). It is our intention to fund the restricted stock plan through open-market purchases. We may also repurchase shares to offset the dilution from exercises of stock options. If any options previously granted under the 2004 Stock Option Plan are exercised during the first year following the completion of this offering, they will be funded with newly-issued shares, as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the restricted stock plan or under extraordinary circumstances. See Management - Potential Stock Benefit Plans - Dilution at page __.

OSAGE BANCSHARES, INC. WILL HAVE GREATER ABILITY TO ISSUE SHARES OF COMMON AND PREFERRED STOCK WHICH COULD RESULT IN FUTURE DILUTION OF YOUR OWNERSHIP INTERESTS.

     As a mutual holding company subsidiary, Osage Federal Financial, Inc. can generally only issue additional shares of stock pursuant to a plan of stock issuance approved by the Office of Thrift Supervision. Following the conversion, the Board of Directors of Osage Bancshares, Inc. will generally be permitted to issue additional shares of common or preferred stock without stockholder or regulatory approval. As long as our common stock is listed on the Nasdaq Global Market, however, we may not issue an amount of common stock greater than 20% of shares then outstanding without stockholder approval. Our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock (of which 4,140,000 shares would be outstanding at the maximum of the offering range) and up to 5,000,000 shares of preferred stock. The future issuance of common stock or securities convertible into common stock could result in dilution of the ownership interests of existing stockholders.

WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS WOULD REDUCE OUR PROFITABILITY.

     We intend to contribute approximately 50% of the net proceeds of the offering to Osage Federal Bank. We may use the remaining net proceeds to finance the acquisition of other financial institutions or other businesses that are related to banking, pay dividends to shareholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. We expect to loan a portion of the net proceeds to fund the employee stock ownership plan purchases of shares in the offering and refinance its existing indebtedness. Osage Federal may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

OUR STOCK VALUE MAY SUFFER FROM STATUTORY AND CHARTER ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS.

     ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES AND BYLAWS. Provisions in our corporate documents, as well as federal regulations restricting takeovers after the conversion, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

     o Prohibition against any person acquiring more than 10% of our common stock for five years and limitations on the voting rights of shares held in excess of that amount after five years;

     o The election of members of the board of directors to staggered three-year terms;

     o The absence of cumulative voting by stockholders in elections of directors;

     o    Provisions   restricting   the   calling   of  special   meetings   of
          stockholders;

     o Our ability to issue preferred stock and additional shares of common stock without stockholder approval.

     o    Removals  of  directors   only  for  cause  and  by  an  80%  vote  of
          stockholders;

     o The requirement of an 80% vote of stockholders for amendments to the Bylaws and certain provisions of the Articles of Incorporation;

     o Advance notice requirements for stockholder nominations and new business; and

     o    Restrictions on business combinations with interested stockholders.

See Restrictions on Acquisition of Osage Bancshares, Inc. on page ____ for a description of anti-takeover provisions in our corporate documents and federal regulations.

     FEDERAL REGULATIONS RESTRICTING TAKEOVERS. For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision and has stated its intention to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. We are not aware of any such approvals since the announcement of this policy. The Office of Thrift Supervision may condition its approval of our conversion on our retention of our federal stock charter for a minimum of three years following the conversion. See Restrictions on Acquisition of Osage Bancshares, Inc. beginning on page ___.

WE PLAN TO REMAIN INDEPENDENT AND YOU SHOULD NOT INVEST IN OUR COMMON STOCK IF YOU ARE ANTICIPATING OUR SALE.

     It is our intention to continue operating as an independent financial institution, and you are urged not to invest in our stock if you are anticipating a sale of Osage Bancshares, Inc. We do not plan to undertake a sale of Osage Bancshares, Inc. even if the acquisition would result in our stockholders receiving a substantial premium over the market price of our stock at the time of a sale. If we are faced with challenges to our independence, such as an election or proxy contest, we intend to rigorously defend ourselves. Our defense could significantly increase our expenses and reduce our net income and return on equity, which could negatively impact our stock price.

                           FORWARD-LOOKING STATEMENTS

     This  prospectus  contains   forward-looking   statements,   which  can  be
identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements include:

     o    statements of our goals, intentions and expectations;

     o    statements  regarding  our  business  plans,  prospects,   growth  and
          operating strategies;

     o    statements   regarding   the  quality  of  our  loan  and   investment
          portfolios; and

     o    estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     o general economic conditions, either nationally or in our market area, that are worse than expected;

     o changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

     o    increased competitive pressures among financial services companies;

     o    changes in consumer spending, borrowing and savings habits;

     o    legislative or regulatory changes that adversely affect our business;

     o    adverse changes in the securities markets;

     o    our ability to successfully manage our growth;

     o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and

     o our ability to enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.

     Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

                                 USE OF PROCEEDS

     We are conducting this stock offering principally to raise additional capital to support our continued growth. The net proceeds will depend on the total number of shares of stock issued in the offering, which will depend on the independent valuation and market considerations. The net proceeds will also be affected by the expenses we incur in connection with the offering. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between $20.6 million at the minimum and $28.1 million at the maximum of the offering range.

     Assuming the sale of $21.4 million, $25.1 million, $28.9 million and $33.2 million of common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range, expenses of between $762,000 and $898,000, and the purchase of sufficient shares in the offering by the employee stock ownership plan to enable it to hold 8.0% of total outstanding shares after the conversion, the following table shows the manner in which we will use the net proceeds:

                                                                                                                MAXIMUM, AS
                                             MINIMUM                 MIDPOINT             MAXIMUM                ADJUSTED
                                        ------------------       -----------------    -----------------      -----------------
                                             $       %              $         %         $           %              $      %
                                        ------------------       -----------------    -----------------      -----------------
                                                                       (DOLLARS IN THOUSANDS)
Gross proceeds..................        $21,368                  $25,139               $28,910                $33,246
Less:
  Estimated offering expenses...            525                      525                   525                    525
  Underwriting commissions......            237                      280                   324                    373
                                        -------                  -------               -------                -------
    Net proceeds................         20,606     100.0%        24,334    100.0%      28,061    100.0%       32,348    100.0%
Less:
  Loan to employee stock
    Ownership plan..............          2,128      10.3          2,432     10.0        2,734      9.7         3,082      9.5
  Investment in
    Osage Federal Bank..........         10,303      50.0         12,167     50.0       14,030     50.0        16,174     50.0
                                        -------      ----        -------     ----      -------     ----       -------     ----
Proceeds retained by Osage
  Bancshares, Inc...............        $ 8,175      39.7%       $ 9,735     40.0%     $11,297     40.3%      $13,092     40.5%
                                        =======      ====        =======     ====      =======     ====       =======     ====

         We will use at least 50% of the net proceeds from the offering to make a capital contribution to Osage Federal Bank. We will also lend our employee stock ownership plan cash to enable the plan to buy sufficient shares in the offering to hold 8% of shares the total outstanding following the conversion and to refinance its existing indebtedness of $413,000. The balance of the net proceeds will be retained at the holding company level and used for general business purposes which may include investment in securities, repurchasing shares of our common stock, or paying cash dividends. We will initially invest these proceeds in agency and mortgage-backed securities issued by government sponsored enterprises.

         The funds received by Osage Federal Bank will be used for general business purposes, including funding the origination of loans, investments in securities and repayment of Federal Home Loan Bank advances. For the interest rates and maturities of Federal Home Loan Bank advances, see Note 8 to the Consolidated Financial Statements. Initially, Osage Federal Bank will invest the proceeds in agency and mortgage-backed securities issued by government sponsored enterprises. It is anticipated that substantially all of the net proceeds will eventually be invested in loans or longer-term investment securities. We plan to open up to two new branches over the next several years. Depending on liquidity levels at the time, a portion of the proceeds may also be used for that purpose although no part of the net proceeds are earmarked for that purpose.

         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the stock offering. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase, and the resulting stockholders' equity will decrease.

         THE NET PROCEEDS MAY VARY SIGNIFICANTLY BECAUSE TOTAL EXPENSES OF THE STOCK OFFERING MAY BE SIGNIFICANTLY MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Osage Bancshares, Inc. and its subsidiaries. Payments for shares made through withdrawals from existing deposit accounts at Osage Federal Bank will not result in the receipt of new funds for investment but will result in a reduction of Osage Federal Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

         We have paid quarterly cash dividends since the quarter ended September 30, 2004. We also paid a special dividend of $1.00 per share on January 26, 2006.

         Under Maryland law, Osage Bancshares, Inc. may not pay dividends if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of its business or if its total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Osage Bancshares, Inc.'s ability to pay dividends also depends on the receipt of dividends from Osage Federal Bank which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of Osage Federal Bank - Dividend and Other Capital Distribution Limitations at page __. At June 30, 2006, we had approximately $2.7 million available for the payment of dividends, including $1.2 million that Osage Federal Bank is permitted to pay out in dividends to its parent holding company under Office of Thrift Supervision regulations without prior regulatory approval. Furthermore, as a condition to the Office of Thrift Supervision giving its authorization to conduct the stock offering, Osage Bancshares,

Inc. has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of Osage Bancshares, Inc.

                              MARKET FOR THE STOCK

         Quotations for Osage Federal Financial, Inc.'s common stock currently appear on the OTC Bulletin Board under the symbol "OFFO." Osage Bancshares, Inc. is a newly formed company and has not issued capital stock. It will not have any stock outstanding until the completion of this offering. We have applied to have our common stock listed on the Nasdaq Global Market under the symbol "____." Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the stock offering, but is under no obligation to do so. It is expected that there will be a more active trading market for the common stock of the Osage Bancshares, Inc. because there will be more shares outstanding to the public. There can be no assurance, however, that an active and liquid trading market for our common stock will develop or, if developed, be maintained.

         The following table reflects high and low sale prices as reported on the OTC Bulletin Board for each quarter during the fiscal years ended June 30, 2006 and 2005 and for the current fiscal year to date. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The table also shows the amount of dividends declared per public share in each quarter since trading began. Our ability to pay dividends to stockholders is largely dependent upon the dividends it receives from Osage Federal Bank, which is subject to certain regulatory restrictions on the payment of dividends.

                                                                                              DIVIDENDS
           QUARTER ENDED                                      HIGH             LOW            DECLARED
           -------------                                      ----             ---            --------
           September 30, 2006 (through
           September __, 2006)                                $_____          $_____          $0.150

           June 30, 2006                                      $21.25           $14.50         $0.150
           March 31, 2006                                      15.00            13.15          1.130
           December 31, 2005                                   14.54            13.55          0.120
           September 30, 2005                                  14.20            13.00          0.110

           June 30, 2005                                      $14.25           $13.00         $0.090
           March 31, 2005                                      15.05            11.80          0.075
           December 31, 2004                                   12.80            11.90          0.060
           September 30, 2004                                  12.25            10.40          0.050


         On July 20, 2006, the business day immediately preceding the public announcement of the conversion and new stock offering, the closing price of our common stock as reported on the OTC Bulletin Board was $19.00 per share and as of ____________, 2006, the last reported closing price was $_____ per share. At June 30, 2006, we had 172 stockholders of record, not including persons who hold stock in "street" name though various brokerage firms.

                                 CAPITALIZATION

         Set forth below is the historic capitalization as of June 30, 2006 and the pro forma capitalization of Osage Bancshares, Inc. after giving effect to the offering. The table also gives effect to the assumptions set forth under Pro Forma Data at page __. A change in the number of shares sold in the offering may materially affect the pro forma capitalization.

                                                                            PRO FORMA CAPITALIZATION AT JUNE 30, 2006
                                                                      -----------------------------------------------------
                                                                                                                 MAXIMUM,
                                                                        MINIMUM      MIDPOINT      MAXIMUM      AS ADJUSTED
                                                                       2,136,798     2,513,880    2,890,962      3,324,606
                                                         ACTUAL AT     SHARES AT      SHARES AT    SHARES AT     SHARES AT
                                                         JUNE 30,     $10.00 PER     $10.00 PER   $10.00 PER    $10.00 PER
                                                         2006 (1)        SHARE          SHARE        SHARE         SHARE
                                                         --------     ----------     ----------   ----------    ----------
                                                                                   (IN THOUSANDS)
Deposits(3)........................................        $64,310   $  64,310      $  64,310    $  64,310     $   64,310
FHLB advances......................................         33,350      33,350         33,350       33,350         33,350
                                                           -------   ---------      ---------    ---------     ----------
Total deposits and borrowings......................        $97,660   $  97,660      $  97,660    $  97,660     $   97,660
                                                           =======   =========      =========    =========     ==========

Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares
    authorized (post conversion); none to be issued          $  --   $      --      $      --    $      --     $       --
Common stock, $0.01 par value, 20,000,000
    shares authorized (post conversion); assuming
    shares outstanding as shown(4).................            223         306            360          414            476
Additional paid-in capital(4)(5)...................          5,290      25,813         29,487       33,160         37,385
Retained earnings(6)...............................          7,872       7,872          7,872        7,872          7,872
Assets received from Osage Federal MHC(7)..........             --          90             90           90             90
Accumulated other comprehensive loss...............           (257)       (257)          (257)        (257)          (257)
Less:
  Common stock acquired by employee stock
     ownership plan (8)............................             --      (1,716)        (2,018)      (2,321)        (2,669)
  Common stock to be acquired by restricted stock
     plan (8)......................................             --        (614)          (722)        (830)          (955)
                                                           -------   ---------      ---------    ---------     ----------
Total stockholders' equity.........................        $13,128   $  31,494      $  34,812    $  38,128     $   41,942
                                                           =======   =========      =========    =========     ==========

__________________
(1) Actual capitalization at June 30, 2006 consists of the existing capitalization of Osage Federal Financial, Inc.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(3) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(4) Actual common stock and additional paid-in capital are each presented net of both allocated and unallocated shares currently held by the employee stock ownership plan and shares held by the 2004 Restricted Stock Plan. Pro forma common stock and additional paid-in capital reflect the number of shares to be outstanding after the offering. Additional paid-in capital amounts under pro forma capitalization are net of stock offering expenses.
(5) No effect has been given to the issuance of additional shares of stock pursuant to the Osage Federal Financial, Inc. 2004 Stock Option Plan or any stock option plan that may be adopted by Osage Bancshares, Inc. and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans following the stock offering. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __.
(6) Retained earnings will be substantially restricted after the conversion. See Regulation - Regulation of Osage Federal Bank - Dividend and Other Capital Distribution Limitations at page __.
(7) Pro forma data reflects the consolidation of $90,000 of capital from Osage Federal MHC.
(8) Historic stockholders' equity is presented net of both allocated and unallocated shares currently held by the employee stock ownership plan. The purchase price of shares acquired by the employee stockownership plan in

                                       23

     this offering is reflected as a reduction of stockholders' equity. Assumes that 8.03% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Osage Bancshares, Inc. For an estimate of the impact of the loan on earnings, see Pro Forma Data at page __. Osage Bancshares, Inc. intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten-year period. See Management - Employee Stock Ownership Plan at page __. If the employee stock ownership plan does not purchase stock in the stock offering and the purchase price in the open market is greater than $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Stock Offering - Subscription Offering - Subscription Rights at page __.
(9) The purchase price of unearned shares held by the restricted stock plans is reflected as a reduction of stockholders' equity. Assumes that an amount equal to 2.87% of the shares of stock issued in the conversion are purchased for the new restricted stock plan following the stock offering at $10.00 per share. If the purchase price in the open market is greater than $10.00 per share, there will be a corresponding reduction in stockholders' equity. See footnote (2) to the table under Pro Forma Data at page __. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page
     __.

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to Osage Bancshares, Inc. are currently estimated to be between approximately $18.4 million and $25.0 million (or $28.8 million if the independent valuation is increased by 15%) based on the following assumptions:

o    receipt of assets of $90,000 from Osage Federal MHC;

o an amount equal to the cost of purchasing 8.03% of the shares sold in the offering will be loaned to the employee stock ownership plan to fund its purchase of 8% of the shares issued plus the assumption of the debt on the existing ESOP loan that will be refinanced and held by Osage Bancshares, Inc.;

o an amount equal to 2.87% of the shares issued in the conversion will be awarded pursuant to the restricted stock plan adopted no sooner than six months following the offering, funded through open market purchases; and

o expenses of the offering including commissions and fees payable to Keefe, Bruyette & Woods, Inc. are estimated to range from approximately $762,000 at the minimum of the offering range to $849,000 at the maximum ($898,000 if the independent valuation is increased by 15%).

     We have prepared the following table, which sets forth our historical net income and stockholders' equity prior to the offering and our pro forma consolidated net income and stockholders' equity following the offering. In preparing this table, and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 5.21% for the year ended June 30, 2006, which approximates the yield on a one-year U.S. Treasury bill at June 30, 2006. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering than the arithmetic average method which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of interest-bearing liabilities for the period.

o The pro forma after-tax yield on the net proceeds is assumed to be 3.44% for the year ended June 30, 2006, based on an effective tax rate of 34% for the period.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on June 30, 2006 and no effect has been given to the assumed earnings effect of the transactions.

     The following pro forma data rely on the assumptions we outlined above, and these data do not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated Osage Bancshares, Inc. The pro forma data do not predict how much we will earn in the future. YOU SHOULD NOT USE THE FOLLOWING INFORMATION TO PREDICT FUTURE RESULTS OF OPERATIONS.

     The following tables summarize our historical data and pro forma data at or for the year ended June 30, 2006 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the stock offering. No effect has been given in the tables to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the board of directors of Osage Bancshares, Inc. and approved by stockholders following the stock offering. Pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of liquidation of Osage Federal Bank, to the tax effect of the recapture of the bad debt reserve or the effect of intangible assets. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __ and The Conversion - Liquidation Rights at page __.

                                                                        AT OR FOR THE YEAR ENDED JUNE 30, 2006
                                                            -----------------------------------------------------------
                                                                                                              MAXIMUM
                                                                MINIMUM       MIDPOINT        MAXIMUM       AS ADJUSTED
                                                               2,136,798      2,513,880      2,890,962       3,324,606
                                                               SHARES AT      SHARES AT      SHARES AT       SHARES AT
                                                              $10.00 PER     $10.00 PER     $10.00 PER      $10.00 PER
                                                                 SHARE          SHARE          SHARE           SHARE
                                                                 -----          -----          -----           -----
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross proceeds of public offering.......................     $   21,368     $   25,139     $   28,910      $   33,246
Less:  offering expenses................................           (762)          (805)          (849)           (898)
                                                             ----------     ----------     ----------      ----------
   Estimated net conversion proceeds....................         20,606         24,334         28,061          32,348
Plus:  MHC assets reinvested............................             90             90             90              90
Less:  ESOP shares......................................         (1,716)        (2,018)        (2,321)         (2,669)
Less:  Restricted stock plan shares.....................           (614)          (722)          (830)           (955)
                                                             ----------     ----------     ----------      ----------
   Estimated proceeds available for investment..........     $   18,366     $   21,684     $   25,000      $   28,814
                                                             ==========     ==========     ==========      ==========
Net Income:
   Historical ..........................................     $      626     $      626     $      626      $      626
   Pro forma adjustments:
       Net income from proceeds.........................            632            746            860             991
       ESOP(1)..........................................           (113)          (133)          (153)           (176)
       Restricted stock plan(2).........................            (81)           (95)          (110)           (126)
       Stock options(3).................................            (78)           (91)          (105)           (121)
                                                             ----------     ----------     ----------      ----------
   Pro forma net income(1)(4)(5)........................     $      986     $    1,053     $    1,118      $    1,194
                                                             ==========     ==========     ==========      ==========
Net income per share:
   Historical ..........................................     $     0.22     $     0.18     $     0.16      $     0.14
   Pro forma adjustment:
       Net income from proceeds.........................           0.22           0.22           0.22            0.22
       ESOP(1)..........................................          (0.04)         (0.04)         (0.04)          (0.04)
       Restricted stock plan(2).........................          (0.03)         (0.03)         (0.03)          (0.03)
       Stock options(3).................................          (0.03)         (0.03)         (0.03)          (0.03)
                                                             ----------     ----------     ----------      ----------
   Pro forma net income(1)(4)(5)........................     $     0.34     $     0.30     $     0.28      $     0.26
                                                             ==========     ==========     ==========      ==========

Shares used in calculation of income per share (1)......      2,905,602      3,418,355      3,931,106       4,520,771
Pro forma price to earnings per share...................          29.41x         33.33x         35.71x          38.46x

Stockholders' equity:
   Historical...........................................     $   13,128     $   13,128     $   13,128      $   13,128
   Estimated net conversion proceeds....................         20,606         24,334         28,061          32,348
   MHC capital consolidation............................             90             90             90              90
   Less common stock acquired by:
       ESOP(1)..........................................         (1,716)        (2,018)        (2,321)         (2,669)
       Restricted stock plan(2).........................           (614)          (722)          (830)           (955)
                                                             ----------     ----------     ----------      ----------
   Pro forma stockholders' equity(1)(4)(5)..............     $   31,494     $   34,812     $   38,128      $   41,942
                                                             ==========     ==========     ==========      ==========

Stockholders' equity per share:
   Historical ..........................................     $     4.29     $     3.65     $     3.17      $     2.76
   Estimated net conversion proceeds....................           6.73           6.76           6.78            6.79
   MHC capital consolidation............................           0.03           0.03           0.02            0.02
   Less common stock acquired by:
       ESOP(1)..........................................          (0.56)         (0.56)         (0.56)          (0.56)
       Restricted stock plan(2).........................          (0.20)         (0.20)         (0.20)          (0.20)
                                                             ----------     ----------     ----------      ----------
   Pro forma stockholders' equity per share(5)..........     $    10.29     $     9.68     $     9.21      $     8.81
                                                             ==========     ==========     ==========      ==========

Shares used in calculation of stockholders' equity per        3,060,000      3,600,000      4,140,000       4,761,000
share...................................................

Pro forma price to book value...........................          97.18%        103.31%        108.58%         113.51%

                                                                                       (Footnotes on following page)

____________
(1) Assumes that the employee stock ownership plan will purchase sufficient shares in the offering to cause its ownership to equal 8.0% of shares outstanding following the conversion (8.03% of shares sold in the offering) and that the plan will borrow funds from Osage Bancshares, Inc. to finance this purchase. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Osage Bancshares, Inc. intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10-year amortization period. See Management - Employee Stock Ownership Plan at page __. Pro forma net earnings assumes: (i) that Osage Bancshares, Inc.'s contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended June 30, 2006 was made at the end of the period; (ii) that 17,155, 20,183 23,211 and 26,692 shares at the minimum, midpoint, maximum, and the maximum, as adjusted, of the range, respectively, were committed to be released during the year ended June 30, 2006, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All shares issued and exchanged including all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.
(2) Gives effect to the restricted stock plan that may be adopted by Osage Bancshares, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan is expected to acquire an amount of stock that when combined with the number of shares reserved under the 2004 Restricted Stock Plan would equal 4.0% of shares issued in the conversion (2.87% of the shares of stock sold in the offering) or 61,362, 72,189, 83,022 and 95,474 shares of stock, respectively, at the minimum, midpoint, maximum and the maximum, as adjusted, of the range through open market purchases. Funds used by the restricted stock plan to purchase shares will be contributed to the restricted stock plan by Osage Federal Bank. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received for the plan, that the shares were acquired by the restricted stock plan at the beginning of the year ended June 30, 2006 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended June 30, 2006. If the restricted stock plan is adopted within one year of the completion of the conversion, awards will vest over a five-year period. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.97% and pro forma net income per share for the year ended June 30, 2006 would be $0.36, $0.33, $0.31 and $0.29 at the minimum, midpoint, maximum and the maximum, as adjusted, of the range, respectively, and pro forma stockholders' equity per share at June 30, 2006 would be $10.45, $9.84, $9.39 and $9.00 at the minimum, midpoint, maximum and the maximum, as adjusted, of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page __.
(3) Gives effect to the stock option plan that may be adopted by Osage Bancshares, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. It is assumed that options will be granted to acquire common stock equal to 5.01% of the shares of stock issued in the conversion, or 153,409, 180,481, 207,554 and 238,687 shares of stock, respectively, at the minimum, midpoint, maximum and the maximum, as adjusted, of the range. The pro forma net income assumes that the options granted under the stock option plan have a value of $3.84 per option, which was determined using the Black-Scholes option pricing model using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) vesting period of 5 years and expected life of 10 years;
     (v) expected volatility of 7.8%; and risk-free interest rate of 4.81%. The assumed expected volatility is based on the trading history of Osage Federal Financial, Inc.'s common stock. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of existing stockholders by approximately 4.77%. See Management - Potential Stock Benefit Plans - Stock Option Plan.
(4) Retained earnings will continue to be substantially restricted after the stock offering. See Dividend Policy at page __ and Regulation - Regulation of Osage Federal Bank - Dividend and Other Capital Distribution Limitations at page __.
(5) For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. For purposes of calculating stockholders' equity per share, all employee stock ownership shares were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of Osage Bancshares, Inc. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     The following table presents Osage Federal Bank's historical and pro forma capital position relative to its capital requirements as of June 30, 2006. Pro forma capital levels assume receipt by Osage Federal Bank of 50% of the net proceeds. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data at pages __, __ and __. The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Osage Federal Bank, see Regulation - Regulation of Osage Federal Bank - Regulatory Capital Requirements at page __.

                                                            PRO FORMA AT JUNE 30, 2006 BASED ON SALE OF SHARES
                                                                        AT $10.00 PER SHARE
                                                            --------------------------------------------------

                                         ACTUAL, AT             2,136,798 SHARES         2,513,880 SHARES
                                         JUNE 30, 2006                 MINIMUM               MIDPOINT
                                 ------------------------    ----------------------   ----------------------
                                               PERCENTAGE                PERCENTAGE               PERCENTAGE
                                   AMOUNT     OF ASSETS(2)    AMOUNT    OF ASSETS(2)     AMOUNT  OF ASSETS(2)
                                   ------     ------------    ------    ------------     ------  ------------
                                                                                      (DOLLARS IN THOUSANDS)
GAAP Capital(3).............     $  11,859        10.6%      $  19,920      16.2%     $  21,373       17.2%
                                 =========        ====       =========      ====      =========       ====
Tangible Capital:
  Actual or Pro Forma.......     $  12,108        10.7%      $  20,169      16.4%     $  21,622       17.3%
  Required..................         1,691         1.5           1,847       1.5          1,875        1.5
                                 ---------        ----       ---------      ----      ---------       ----
  Excess....................     $  10,417         9.2%      $  18,322      14.9%     $  19,747       15.8%
                                 =========        ====       =========      ====      =========       ====
Core Capital:
  Actual or Pro Forma.......     $  12,108        10.7%      $  20,169      16.4%     $  21,622       17.3%
  Required(4)...............         4,509         4.0           4,925       4.0          5,000        4.0
                                 ---------        ----       ---------      ----      ---------       ----
  Excess....................     $   7,599         6.7%      $  15,244      12.4%     $  16,622       13.3%
                                 =========        ====       =========      ====      =========       ====
Tier 1 Risk-Based Capital:
  Actual or Pro Forma (5)...     $  12,108        20.4%      $  20,169      32.8%     $  21,622       35.0%
  Required..................         2,375         4.0           2,458       4.0          2,473        4.0
                                 ---------        ----       ---------      ----      ---------       ----
  Excess....................     $   9,733        16.4%      $  17,711      28.8%     $  19,149       31.0%
                                 =========        ====       =========      ====      =========       ====
Risk-Based Capital:
  Actual or Pro Forma(5)(6).     $  12,506        21.1%      $  20,567      33.5%     $  22,020       35.6%
  Required..................         4,749         8.0           4,916       8.0          4,945        8.0
                                 ---------        ----       ---------      ----      ---------       ----
  Excess....................     $   7,757        13.1%      $  15,652      25.5%     $  17,074       27.6%
                                 =========        ====       =========      ====      =========       ====
                                    PRO FORMA AT JUNE 30, 2006 BASED ON SALE OF
                                            SHARES AT $10.00 PER SHARE
                                 --------------------------------------------------
                                                               3,324,606 SHARES
                                     2,890,962 SHARES             MAXIMUM, AS
                                         MAXIMUM                  ADJUSTED(1)
                                  ----------------------   ------------------------
                                              PERCENTAGE                PERCENTAGE
                                     AMOUNT  OF ASSETS(2)      AMOUNT  OF ASSETS(2)
                                     ------  ------------      ------  ------------

GAAP Capital(3).............      $  22,825       18.1%    $   24,495    19.0%
                                  =========       ====     ==========    ====
Tangible Capital:
  Actual or Pro Forma.......      $  23,074       18.2%    $   24,744    19.2%
  Required..................          1,903        1.5          1,935     1.5
                                  ---------       ----     ----------    -----
  Excess....................      $  21,171       16.7%    $   22,809    17.7%
                                  =========       ====     ==========    ====
Core Capital:
  Actual or Pro Forma.......      $  23,074       18.2%    $   24,744    19.2%
  Required(4)...............          5,074        4.0          5,160     4.0
                                  ---------       ----     ----------    -----
  Excess....................      $  18,000       14.2%    $   19,584    15.2%
                                  =========       ====     ==========    ====
Tier 1 Risk-Based Capital:
  Actual or Pro Forma (5)...      $  23,074       37.1%    $   24,744     39.5%
  Required..................          2,488        4.0          2,505    4.0
                                  ---------       ----     ----------    -----
  Excess....................      $  20,586       33.1%    $   22,239    35.5%
                                  =========       ====     ==========    ====
Risk-Based Capital:
  Actual or Pro Forma(5)(6).      $  23,472       37.8%    $   25,142    40.2%
  Required..................          4,975        8.0          5,010     8.0
                                  ---------       ----     ----------    -----
  Excess....................      $  18,496       29.8%    $   20,132    32.2%
                                  =========       ====     ==========    ====

_________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets of $112.7 million. The risk-based capital level is shown as a percentage of risk-weighted assets of $59.4 million.
(3) Bank only. GAAP capital includes unrealized gain (loss) on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current Office of Thrift Superivsion core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and at least a 4% core capital ratio requirement for all other thrifts. See Regulation - Regulation of Osage Federal Bank - Regulatory Capital Requirements at page
     __.
(5)  Assumes   net   proceeds   are   invested   in  assets  that  carry  a  20%
     risk-weighting.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of $258,000 of accumulated losses on certain available-for-sale securities, the addition of $398,000 of allowance for loan losses and the reduction of $9,000 of excess servicing rights.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth selected consolidated historical financial and other data of Osage Federal Financial, Inc. for the periods and at the dates indicated. The information is derived in part from and should be read together with the audited consolidated financial statements and notes thereto beginning at page F-1.

                                                                      AT OR FOR THE YEAR ENDED JUNE 30,
                                                      ------------------------------------------------------------------
                                                          2006         2005          2004         2003         2002
                                                          ----         ----          ----         ----         ----
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  BALANCE SHEET DATA:
  Assets............................................  $   112,237  $    98,693   $    88,891  $    78,523  $    77,879
  Loans receivable, net.............................       77,927       65,356        55,496       46,342       51,919
  Securities........................................       26,056       26,191        27,202       17,974       15,339
  Cash and cash equivalents.........................        2,455        2,224         1,593       10,114        7,318
  Deposits..........................................       64,310       62,084        61,667       58,833       58,848
  FHLB advances and other borrowings................       33,350       21,650        12,600       11,000       11,000
  Stockholders' equity..............................       13,128       13,584        13,602        7,541        7,010
  SUMMARY OF OPERATIONS:
  Interest income...................................  $     5,821  $     4,816   $     4,160  $     4,494  $     5,190
  Interest expense..................................        2,814        2,028         1,930        2,378        2,942
                                                      -----------  -----------   -----------  -----------  -----------
  Net interest income...............................        3,007        2,788         2,230        2,116        2,248
  Provision for loan losses.........................           27           --            --           --           --
                                                      -----------  -----------   -----------  -----------  -----------
  Net interest income after provision for
      loan losses...................................        2,980        2,788         2,230        2,116        2,248
  Noninterest income................................          659          647           677          921          694
  Noninterest expense...............................        2,668        2,522         2,333        2,183        2,053
                                                      -----------  -----------   -----------  -----------  -----------
  Income before income taxes........................          971          913           574          854          889
  Provision for income taxes........................          345          308           205          323          336
                                                      -----------  -----------   -----------  -----------  -----------
  Net income........................................  $       626  $       605   $       369  $       531  $       553
                                                      ===========  ===========   ===========  ===========  ===========
  PER SHARE DATA:
  Earnings per share:
     Basic..........................................  $      0.28  $      0.27   $      0.17        NA           NA
     Diluted........................................         0.28         0.27          0.17        NA           NA
  Dividends per public share........................         1.51         0.275         --          --           --
  Book value per share..............................         5.74         5.95          5.96        NA           NA
  PERFORMANCE RATIOS:
  Return on average assets..........................         0.60%        0.66%         0.45%        0.67%        0.72%
  Return on average equity..........................         4.63         4.37          4.07         7.27         8.21
  Interest rate spread..............................         2.46         2.72          2.47         2.31         2.50
  Net interest margin...............................         2.96         3.16          2.84         2.73         2.99
  Average interest-earning assets to average
      interest-bearing liabilities..................       118.05%      119.10%       115.31%      113.60%      112.47%
  Efficiency ratio..................................        72.78        73.44         80.25        71.88        69.78
  Dividend payout ratio.............................       157.08        30.68         --           --           --
  ASSET QUALITY RATIOS:
  Non-performing loans to total loans, net..........         0.01%        0.13%         0.02%        0.30%        0.10%
  Non-performing assets to total assets..............        0.05         0.12          0.01         0.33         0.18
  Net charge-offs to average loans outstanding......         0.03         0.03          0.00         0.00         0.00
  Allowance for loan losses to total loans...........        0.51         0.59          0.71         0.85         0.77
  Allowance for loan losses to non-performing loans.     3,563.35       454.53      3,864.66       292.14       801.96
  CAPITAL RATIOS:
  Average equity to average assets..................        12.85%       15.08%        11.15%        9.21%        8.74%
  Equity to assets at period end....................        11.70        13.76         15.30         9.60         9.00
  NUMBER OF FULL-SERVICE OFFICES....................         2            2             2            2            2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the consolidated financial condition and results of operations of Osage Federal Financial, Inc. should be read in conjunction with the accompanying Consolidated Financial Statements.

GENERAL

     Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. It is a function of the average balances of loans and investment securities versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds. Our interest-earning assets consist primarily of residential and non-residential mortgage loans, commercial loans, consumer loans, residential mortgage-related securities and federal funds sold. Interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of Topeka. Our results of operations also depend on our provision for loan losses, non-interest income and non-interest expense. Non-interest income includes service fees and charges. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses.

     Our results of operations may also be affected significantly by changes in market interest rates, economic and competitive conditions in our market area, and changes in applicable laws, regulations or governmental policies. Furthermore, because our lending activity is concentrated in loans secured by real estate located in Oklahoma, downturns in the regional economy encompassing Oklahoma could have a negative impact on our earnings.

     Over the past year, our loan portfolio has increased as we have emphasized the origination of loans for our portfolio rather than for resale into the secondary market. Loans receivable, net increased 19.2% from June 30, 2005 to June 30, 2006. During this period, we have also decreased the percentage of our assets invested in securities and other liquid investments that generally yield less than mortgage loans. Securities decreased from 26.5% of assets at June 30, 2005 to 23.2% of assets at June 30, 2006. The proceeds from our initial public offering were originally invested in high-quality collateralized mortgage obligations which have been reduced through normal paydowns. We also just began a certificate of deposit program called "You Pick `Em," which allows a depositor to choose a certificate term of 6 to 15 months, and receive the same rate no matter which term is chosen. This allows us to retain and attract customers, but does not lock us into paying high rates for long periods of time. In the current rate environment, our strategy has been to attract shorter-term deposits, paying less than like-term Federal Home Loan Bank advances. We also offer higher rates, slightly below like-term Federal Home Loan Bank advances, for higher-balance certificates with terms of 9, 13, 14, 25, 37, 49, and 61 months. Our strategy is to retain and attract customers who are rate-sensitive, without driving up rates on all of our standard certificate of deposit products. As of June 30, 2006, we have approximately 35% of our certificates in these odd-termed categories. Certificates of deposit increased $4.5 million from June 30, 2005 to June 30,
2006. We have also used long-term advances from the Federal Home Loan Bank to stabilize our funding costs. These strategies, while decreasing our net interest margin from 3.16% for fiscal year 2005 to 2.96% for the fiscal year ended June 30, 2006, resulted in net interest income of $3.0 million, an increase of $219,000, or 7.9% over the same period last year. We sell most of our long-term, fixed-rate loans into the secondary market. As short- and long-term interest rates rise, it is possible that we will sell additional loans to manage our interest rate risk.

BUSINESS STRATEGY

     Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing quality service at competitive prices and emphasizing local control and decision-making. Generally, we have sought to implement this strategy by maintaining a substantial part of our assets in loans secured by one- to four-family residential real estate located in our market area. To the extent that new deposits have exceeded loan originations, we have invested these deposits primarily in mortgage-backed securities. Because of our significant loan portfolio growth this fiscal year, we have not purchased any mortgage-backed securities that we intend to hold to maturity. We intend to continue to emphasize a variety of deposit and loan products, with the latter consisting primarily of one- to four-family mortgages, and multi-family and commercial real estate mortgage loans. We also intend to continue to sell to Freddie Mac, a U.S. government-sponsored enterprise in the business of purchasing residential mortgages from thrifts and other seller-servicers, most of our conforming 20 and 30 year one- to four-family residential loans.

     During the past three years, short-term interest rates have increased 425 basis points, while 30-year Treasury rates have only increased 62 basis points. This has caused the "yield curve" to become inverted; i.e., short-term rates are actually higher than long-term rates. This phenomenon has compressed our net interest margin, because we are typically borrowing short-term funds to invest in longer-term loans. A drop in short-term rates would positively affect our net interest margin. To counter any rise in long-term rates, we continue to emphasize the origination of shorter term fixed-rate loans and adjustable-rate loans for the loan portfolio consistent with our asset/liability management policies. Specifically in our local market, the oil business, the opening of a Wal-Mart distribution center, and casino gambling have all contributed to economic growth. Several area businesses are undergoing expansions and are trying to hire significant numbers of employees. Although we are not generally a direct beneficiary of this hiring, we have generated substantial business from related commercial growth in the area.

     For  the  past  several  years,  we  have  emphasized  the  origination  of shorter-term and adjustable-rate loans for portfolio, including consumer, commercial, construction and home equity loans, in order to improve the yield and interest sensitivity of earning assets. We sell most of our long-term, fixed-rate loans into the secondary market. We have employed a variety of strategies to control funding costs including seeking lower cost non-certificate accounts, using shorter-duration certificate accounts and laddering the maturities of our Federal Home Loan Bank advances.

     During fiscal year 2005, we began a wholesale strategy in which we used short-term Federal Home Loan Bank borrowings to acquire a diversified portfolio of high-quality fixed- and variable-rate mortgage-related securities over the next several years. Our objective was to build an interest sensitive portfolio that will enhance earnings in all rate environments. Because of the inverted yield curve, our short-term borrowing costs have exceeded the yields from these securities. As a result, we have not purchased any additional securities for the wholesale program since January 2006 and have instead focused on loan originations. As of June 30, 2006, we held $5.7 million of securities under this program and currently do not intend to purchase additional securities for this program until the interest rate environment improves.

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK

     QUALITATIVE ANALYSIS. Because the majority of our assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. We are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. Our assets include long-term (primarily 15-year), fixed-rate loans and investments, while our primary source of funds is deposits with substantially shorter maturities.

Although having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

     The Board of Directors has established an Asset/Liability Committee that consists of President and CEO Mark S. White, Executive Vice President and Chief Lending Officer Richard Trolinger, Senior Vice President Martha Hayes, Vice President, Chief Financial Officer and Treasurer Sue Allen Smith, and New Accounts Manager Evelyn Laird. The committee meets on a monthly basis to review current investments; average lives, durations and repricing frequencies of loans and securities; loan and deposit pricing and production volumes and alternative funding sources; interest rate risk analysis; liquidity and borrowing needs; and a variety of other asset and liability management topics. A synopsis of each meeting is reported to the full Board monthly.

     To reduce the effect of interest rate changes on net interest income, we have adopted various strategies intended to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

     (1) originate loans with adjustable-rate features or fixed-rate loans with short maturities, such as commercial, construction, home equity and consumer loans;

     (2) use odd-termed, shorter-duration certificates which allow us to retain customers but protect us from long-term, high-rate deposits;

     (3) increase core deposits (i.e., transaction and savings accounts) which tend to be less interest rate sensitive; and

     (4)  continue our practice of "laddering" Federal Home Loan Bank advances.

     QUANTITATIVE ANALYSIS. Exposure to interest rate risk is actively monitored by management. Osage Federal Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. We use the Office of Thrift Supervision Net Portfolio Value ("NPV") Model and other models to monitor our exposure to interest rate risk which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and the net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

     The following table presents Osage Federal Bank's NPV as of June 30, 2006. The NPV was calculated by the Office of Thrift Supervision, based on information provided by Osage Federal Bank. At June 30, 2006, Osage Federal Bank was in compliance with the interest rate risk limits established by the board of directors.

                                                                               NET PORTFOLIO VALUE
                                  NET PORTFOLIO VALUE                     AS % OF PRESENT VALUE OF ASSETS
                                  -------------------                     -------------------------------
                                                                         NET PORTFOLIO         BASIS POINT
        CHANGES IN RATES(1)    $ AMOUNT      $ CHANGE      % CHANGE       VALUE RATIO             CHANGE
                               --------      --------      --------       -----------           --------
                                       (DOLLARS IN THOUSANDS)
        +300 bp                  $ 8,976       $(6,231)          (41)%         8.45%              (483) bp
        +200 bp                   11,089        (4,118)          (27)%        10.18               (311) bp
        +100 bp                   13,219        (1,988)          (13)%        11.83               (146) bp
           0 bp                   15,206          --             --           13.29                --
        -100 bp                   16,650         1,444             9%         14.27                 96  bp
        -200 bp                   17,034         1,828            12%         14.44                115  bp

     ----------
     (1) The -300 bp scenario is not reported due to the low prevailing interest rate environment.

     The above analysis indicates that the net portfolio value of Osage Federal Bank would be more adversely affected by a 100 basis point increase in market rates than by a 100 basis point decrease in market rates. The report also indicates that throughout the rate scenarios analyzed, Osage Federal Bank's net portfolio value would remain in excess of 8% of the present value of its assets which is within the guidelines adopted by our board of directors. To reduce our future interest-rate risk, we have originated more floating rate loans. We have also sold loans in the secondary market if we anticipated that they would have long lives. To reduce our future interest-rate risk, we began offering deposit products which have short odd terms, which will revert to a standard term at maturity, generally at much lower rates. Although many of our Federal Home Loan Bank advances are short-term, we have maintained a ladder of maturing advances extending in excess of six years.

     Future interest rates and their effect on NPV or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. There are inherent shortcomings in this type of computation. Although individual assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. The interest rates on some adjustable-rate assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other adjustable-rate assets and liabilities may lag behind changes in market interest rates depending on the index used to set rates. Assets, such as adjustable-rate mortgages, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debts may decrease in the event of an interest rate increase.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

     The accounting and reporting policies of Osage Federal Financial, Inc. conform with the accounting principles generally accepted in the United States of America and general practices within the financial services industry. This requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates.

     Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates. If actual results are different than management's judgments and estimates, our financial results could change, and such change could be material to us.

     ALLOWANCE FOR LOAN LOSSES. We consider that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including management's assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

     Credit losses are an inherent part of our business and, although we believe the methodologies for determining the allowance for loan losses and the current level of the allowance are adequate, it is possible that there may be unidentified losses in the portfolio that may become evident only at a future date. Additional provisions for such losses, if necessary, would negatively impact earnings.

     For purposes of our allowance for loan loss methodology, we categorize our loans into one of eight categories: residential mortgages, second mortgages, commercial business, commercial real estate, construction, automobile, mobile home, and other consumer loans. The indicated loss factors resulting from this analysis are applied to determine a level for each of the eight categories of loans. In addition, we individually assign loss factors to all loans that have been identified as having loss attributes, as indicated by deterioration in the financial condition of the borrower or a decline in underlying collateral values.

     INTANGIBLE ASSETS. Intangible assets such as mortgage servicing rights are subject to quarterly impairment tests and amortization of the asset through a charge to expense. To the extent the outcome of the impairment tests differ from the carrying value, additional charges to expense could be required to reduce the carrying value to fair value, which would adversely impact earnings in future periods. For purposes of measuring impairment, mortgage servicing rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristics currently used for stratification are contractual maturity and interest rate.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2006 AND JUNE 30, 2005

     Our total assets increased by $13.5 million to $112.2 million at June 30, 2006 from $98.7 million at June 30, 2005 primarily due to a 19.2% increase in loans receivable, net. The increase in loans receivable, net reflects our decision to retain most of our originated shorter-term one- to four-family mortgage loans. In addition, we have had increases in all categories of lending, reflecting the economic growth of our geographic area. Loans receivable, net increased to $77.9 million at June 30, 2006 from $65.4 million at June 30, 2005. One- to four-family mortgages increased $6.4 million, or 13.2%, to $54.7 million at June 30, 2006 from $48.3 million at June 30, 2005. Construction loans increased $2.9 million, or 167.3%, to $4.7 million at June 30, 2006 from $1.8 million at June 30, 2005. A significant part of this increase was a $1.4 million construction loan for a dental office, of which we have committed to sell a 50% participation at the end of construction. In addition, at June 30, 2006, we had committed to purchase a $500,000 construction participation for an assisted-living center. Commercial loans grew $1.4 million, or 363.1% to $1.8 million at June 30, 2006 from $379,000 at June 30, 2005. This increase was due to new municipality and church loans, as well as a participation purchased involving subdivision development in Bartlesville. There were $156,000 of loans held for sale at June 30, 2006, and none were outstanding at June 30, 2005. We are selling most of the fixed-rate, one- to four-family loans that we originate with terms in excess of fifteen years in the secondary market.

     Cash and cash equivalents (consisting primarily of federal funds sold and our balances in our correspondent bank account) increased by $231,000, or 10.4%, to $2.5 million at June 30, 2006 from $2.2 million at June 30, 2005. We began a correspondent relationship with The Bankers' Bank in the spring of 2006. Once our correspondent bank determines our daily funds availability, they either sell or purchase federal funds on our behalf. These are overnight investments (federal funds sold) or overnight borrowings (federal funds purchased). At June 30, 2006 we had federal funds sold of $1.0 million. These funds are placed at various institutions to minimize credit risk. Securities decreased to $26.1 million at June 30, 2006 from $26.2 million at June 30, 2005. We purchased $5.9 million of available-for-sale securities during 2006 for our wholesale program. Because of the current and near-term anticipated rate environment, we are no longer purchasing securities for our wholesale program. These purchases were offset by normal paydowns in the held-to-maturity and available-for-sale portfolios, which consist of mortgage-backed securities, private placement pass-through securities, and collateralized mortgage obligations.

     Our total liabilities rose $13.9 million due to an increase in Federal Home Loan Bank borrowings to $33.4 million at June 30, 2006 from $21.7 million at June 30, 2005. This $11.7 million increase was used to fund loan growth. In addition, we continued to use short-term borrowings to fund the purchase of high-quality, available-for-sale securities. Borrowings for this program, which are included in the total Federal Home Loan Bank borrowings, were $5.8 million as of June 30, 2006, compared to $3.3 million as of June 30, 2005. This balance will gradually decrease as the program securities pay down. Total deposits increased to $64.3 million at June 30, 2006 from $62.1 million at June 30, 2005, a $2.2 million, or 3.6% increase. Certificates of deposit increased to $40.7 million from $36.2 million at June 30, 2005. We have been promoting our odd-termed certificates, and have accumulated $14.1 million of deposits in these categories. There has been some change in the mix of our checking and money market deposits. Although checking accounts remained flat for the period, noninterest bearing accounts, which are included in checking accounts, have grown $1.4 million to $4.8 million at June 30, 2006, compared to $3.4 million at June 30, 2005. Offsetting that growth was a decline in our high-yield, high balance NOW accounts. These accounts had balances of $1.4 million as of June 30, 2006, a decline of $1.7 million from June 30, 2005. Money market accounts have declined $2.0 million between the same periods. We have seen some of these high-yield checking and money market deposits transferred to our higher-yielding certificates, and we have lost some of these funds to financial institutions with much more aggressive money market rates.

     Stockholders' equity declined $456,000 to $13.1 million at June 30, 2006 from $13.6 million at June 30, 2005, due to the payment of cash dividends totaling $984,000 during the fiscal year, partially offset by earnings of $626,000. Cash dividends included a special $1.00 dividend, or $652,000, net of unearned restricted stock dividends, paid in January 2006. In addition, stockholders' equity was reduced $220,000 for the purchase of 15,526 shares of stock for the Osage Federal Bank 2004 Restricted Stock Plan at an average price of $14.15 per share. This cost was partially offset by $96,000 of amortization recognized in connection with the vesting of restricted stock awards under the plan, net of forfeited shares. Stockholders' equity increased $129,000 because of stock options expensed and exercised.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2006 AND 2005

     GENERAL. Net income for the year ended June 30, 2006 was $626,000 ($0.28 per diluted share), a $21,000 increase compared to net income of $605,000 ($0.27 per diluted share) for fiscal 2005. The increase in net income resulted mainly from an increase in net interest income.

     INTEREST INCOME. Total interest income increased by $1.0 million, or 20.9%, to $5.8 million for the year ended June 30, 2006 from $4.8 million for the year ended June 30, 2005 primarily due to a $13.4 million increase in average earning assets and a 26 basis point increase in yield. The average balance of total interest-earning assets increased to $101.7 million for 2006 from $88.3 million for 2005. The increase in average earning assets was attributable to a $10.0 million, or 16.6% increase in the average volume of loans, and a $3.4 million, or 12.4% increase in the average balance of securities and deposits with other financial institutions. The increase in the category of earning assets was driven by growth in the available-for-sale portfolio. Average balances for available-for-sale securities were $17.9 million for the year ended June 30, 2006, a $6.2 million increase from the prior-year average balance. We are not currently purchasing available-for-sale securities for the wholesale strategy, so we anticipate these balances will decrease as paydowns are received. The average yield on the loan portfolio has increased 5 basis points to 6.49% between the periods, and the average yield on securities and deposits with other financial institutions has increased 69 basis points to 3.97% between the periods. Because of a short-term rising rate environment, many of our securities and variable-rate loans have repriced during the year.

     INTEREST EXPENSE. Total interest expense increased by $786,000, or 38.7%, to $2.8 million for the year ended June 30, 2006 compared to $2.0 million in the year ended June 30, 2005. Our average interest-bearing liabilities, including most deposits and Federal Home Loan Bank advances, increased $12.1 million to $86.2 million for the year ended June 30, 2006, compared to $74.1 million in the same period in 2005. Of those averages, advances are up $13.8 million and certificates of deposit are up $1.5 million. Our money market account average balances declined $3.3 million between the two periods. The cost of our total interest-bearing liabilities has increased 53 basis points from the prior period, from 2.74% to 3.27%. This was due to a combination of two factors: use of short-term advances in a rising short-term interest rate environment; and the transfer of funds from checking or money market accounts into higher-yielding odd-termed certificates.

     NET INTEREST INCOME. Net interest income increased by $219,000, or 7.9%, to $3.0 million for the year ended June 30, 2006 from $2.8 million for fiscal 2005. The net interest rate spread decreased to 2.46% for 2006 from 2.72% for 2005, while the net interest margin decreased to 2.96% from 3.16%. The decreases in spread and margin resulted from the higher cost of short-term borrowings and a change in the mix of deposits into higher-cost certificates.

     PROVISION FOR LOAN LOSSES. Provision for loan losses for the year ended June 30, 2006 was $27,000, and there was no provision for the year ended June 30, 2005. There were $21,000 of net charge-offs in 2006 compared to $15,000 of net charge-offs in 2005. Based on our stratification of the loan portfolios using historical loss factors and other data, management believes that the recorded allowance would cover both known and inherent losses in the portfolio that were both probable and estimable. There can be no assurance, however, that the allowance for loan losses will be sufficient to cover actual losses. See Business of Osage Federal Bank - Allowance for Loan Losses on page __.

     NONINTEREST INCOME. Noninterest income increased to $659,000 for the year ended June 30, 2006 from $647,000 for the year ended June 30, 2005. Service charges increased by $30,000, because of service charge fee increases that were implemented April 15, 2005. Gains on the sale of mortgages decreased to $39,000 for 2006 from $67,000 for 2005. We anticipate that these gains from the sale of mortgages will remain at lower levels because refinancing activity has slowed, and because we have made a strategic decision to retain our shorter-term originated mortgages. By retaining mortgages, we have increased our net interest income. Other income increased $8,000 mainly due to interchange income from increased customer usage of debit and ATM cards.

     NONINTEREST EXPENSE. Noninterest expense was $2.7 million for the year ended June 30, 2006, increasing $145,000 from $2.5 million for the year ended June 30, 2005. Salaries and benefits increased $150,000, or 10.2%, for several reasons. Base salaries increased $45,000, reflecting normal raises. The addition of the stock option plan and restricted plan increased expenses by $102,000. Of the increase, dividends on unearned restricted stock, which are accounted for as compensation expense, accounted for $45,000. The expense includes the special $1.00 dividend paid in January 2006. We recorded a full year expense for these plans in 2006, which accounted for the remaining $57,000 difference. These plans were approved by stockholders on November 17, 2004. Our employee stock ownership plan expense increased $7,000 from the prior year. Occupancy expense decreased $7,000, primarily due to lower furniture and equipment depreciation, reflecting accelerated writeoffs of computer equipment earlier in the year ended June 30, 2005. Other operating expenses increased $3,000 for the period. Our audit and filing fees decreased $10,000 from the prior fiscal year. During 2005, we had significant expenses related to approval of the restricted stock and option plans. Data processing expenses rose $13,000, due to recognition of a full year of costs for our telephone banking system. We are implementing other data processing upgrades which will result in higher costs in future years. In fiscal year 2004, we had anticipated a $10,000 loss as a result of a customer's fraudulent activity. Since we have not been required to pay the claim, we recognized a $10,000 benefit in the current fiscal year. Expenses for operation of the ATM and debit card network increased $10,000 over the prior year. As noted previously, income from these activities has also increased significantly. Losses from overdrawn checking accounts increased $9,000 over the prior year. Most of this was from insufficient funds fees that we had charged our customers. Advertising increased $9,000 over the prior year, reflecting continuing targeted ads for certificate products.

     Management expects noninterest expenses to increase following the conversion as a result of the establishment of additional stock benefit plans and increased costs related to the employee stock ownership plan, as well as increased costs associated with being a listed company including annual Nasdaq fees and additional Sarbanes-Oxley compliance. In addition, we anticipate an increase in occupancy expense due to the current remodeling of our Bartlesville branch.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $37,000, or 12.0%, reflecting an increase in pretax income. The effective tax rates were 36% and 34% for the fiscal years ended June 30, 2006 and 2005, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

     GENERAL. Net income for the year ended June 30, 2005 was $605,000, ($0.27 per diluted share) a $236,000 increase compared to net income of $369,000 ($0.17 per diluted share) for fiscal 2004. The increase in net income resulted mainly from an increase in net interest income.

     INTEREST INCOME. Total interest income increased by $656,000, or 15.8%, to $4.8 million for the year ended June 30, 2005 from $4.2 million for the year ended June 30, 2004 primarily due to a $9.8 million increase in average earning assets and a 16 basis point increase in yield. The average balance of total interest-earning assets increased to $88.3 million for 2005 from $78.5 million for 2004. The increase in average earning assets was attributable entirely to an increase in the average volume of loans which grew $11.1 million, or 22.3%, and more than offset a $1.3 million decline in the average balance of securities and deposits with other financial institutions. Maturities and paydowns of our investment securities were invested in loans. Although the average yield on the loan portfolio declined 43 basis points to 6.44% between the periods, the average yield on interest-earning assets increased due to the higher proportion of loans and an increase in the average yield on the securities portfolio. Average yields on our securities increased 67 basis points to 3.28% for 2005. When we raised additional capital on March 31, 2004, the proceeds were originally invested in mortgage-backed securities. These typically have higher yields than deposits held at other banks. In the year ended June 30, 2004, we had a significantly higher mix of these bank deposits than in the same period ended June 30, 2005. These factors, as well as a short-term rising rate environment, contributed to our improved yields on investment securities, and earning assets overall.

     INTEREST EXPENSE. Total interest expense increased slightly by $98,000, or 5.1%, to $2.0 million for the year ended June 30, 2005 compared to the year ended June 30, 2004. Our average interest-bearing liabilities, including most deposits and Federal Home Loan Bank advances, increased $6.1 million to $74.1 million for the year ended June 30, 2005, compared to the same period in 2004. Of those averages, advances were up $3.6 million and interest-bearing checking balances were up $2.6 million. Our new high-yield checking account generated $3.1 million in balances at an average cost of 2.02%. The cost of our total interest-bearing liabilities declined by 10 basis points from the prior period, from 2.84% to 2.74%. This was a combination of two factors: gradual downward repricing of advances as they matured and were reissued, causing average advance rates to fall 56 basis points; and repricing of maturing certificates of deposit, causing average interest-bearing deposit rates to fall 11 basis points from the same period in the prior year.

     NET INTEREST INCOME. Net interest income increased by $558,000, or 25.0%, to $2.8 million for the year ended June 30, 2005 from $2.2 million for fiscal 2004. The net interest rate spread increased to 2.72% for 2005 from 2.47% for 2004, while the net interest margin increased to 3.16% from 2.84%. The increases in spread and margin resulted from our capital infusion, combined with higher loan demand, and repricing of some interest-bearing liabilities.

     PROVISION FOR LOAN LOSSES. There were no provisions for loan losses for either fiscal year 2005 or 2004. There were $16,000 of net charge-offs in 2005 compared to less than $1,000 of net charge-offs in 2004. Based on our stratification of the loan portfolios using historical loss factors and other data, management believed that the recorded allowance would cover both known and inherent losses in the portfolio that were both probable and estimable.

     NONINTEREST INCOME. Noninterest income decreased to $647,000 for the year ended June 30, 2005 from $677,000 for the year ended June 30, 2004. Service charges were down slightly, by $8,000, due to lower average overdraft activity. Net loan servicing fees increased $9,000, due to lower amortization of mortgage servicing rights. Gains on the sale of mortgages decreased to $67,000 for 2005 from $145,000 for 2004, a $78,000 decrease due to a decline in refinancing activity and our decision to retain shorter-term mortgages for our portfolio. Other income increased $55,000. Beginning in the third quarter of fiscal 2004, we began recognizing income related to the net change in the cash surrender value of bank-owned life insurance that we purchased. Income recognized for the year ended June 30, 2005 was $78,000, an increase of $44,000 over last year.

     NONINTEREST EXPENSE. Noninterest expense was $2.5 million for the year ended June 30, 2005, increasing $189,000 from $2.3 million for the year ended June 30, 2004. Salaries and benefits increased $191,000, or 14.9%, for several reasons. $87,000 of expense was recognized in 2005 for a restricted stock plan and a stock option plan for directors and certain officers, which was approved by stockholders on November 17, 2004. In addition to the expense of this plan, benefit expense associated with a deferred compensation plan implemented January 1, 2004 was $38,000 higher than the same period last year. Our expense for the employee stock ownership plan was $18,000 higher than the supplemental 401(k) match and ESOP expense in fiscal 2004. No supplemental match was accrued in fiscal 2005. Employee insurance costs declined $16,000 from last year as management focused on incenting employees who have insurance available from other sources to reduce their usage of company-provided insurance. Payroll taxes increased $12,000 for the period, due to raises and some of these new benefits. Furniture and equipment depreciation decreased $11,000, or 17.0%, reflecting accelerated writeoffs of computer equipment in the year ended June 30, 2004 in connection with an upgrade of our data processing equipment. Other operating expenses increased $22,000 for the period, primarily due to an additional $60,000 of audit and filing fees attributable to our becoming a public company. Offsetting these fees was a $16,000 decrease in loan expenses. Also, 2004's other operating expenses reflect $20,000 of losses from customers' fraudulent activities.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $103,000, or 50.2%, reflecting an increase in pretax income. The effective tax rates were 34% and 36% for the fiscal years ended June 30, 2005 and 2004, respectively.

     AVERAGE BALANCE SHEET. The following tables set forth certain information relating to our interest-earning assets and interest-bearing liabilities at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                                    YEAR ENDED JUNE 30,
                                              AT JUNE 30,     --------------------------------------------------------------------
                                                  2006                          2006                             2005
                                         ------------------   ---------------------------------   --------------------------------
                                                              AVERAGE                   AVERAGE   AVERAGE                 AVERAGE
                                         BALANCE YIELD/COST   BALANCE     INTEREST   YIELD/COST   BALANCE    INTEREST   YIELD/COST
                                         ------- ----------   -------     --------   ----------   -------    --------   ----------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net(1)...........     $ 78,083   6.50%     $ 70,744    $ 4,590      6.49%     $60,698      $3,911      6.44%
 Securities (2).....................       28,848   4.52        30,974      1,231      3.97       27,565         905      3.28
                                         --------             --------    -------                -------      ------
  Total interest-earning assets.....      106,931   5.97       101,718      5,821      5.72       88,263       4,816      5.46
                                                                          -------                             ------
Non-interest-earning assets.........        5,306                3,539                             3,518
                                         --------             --------                           -------
  Total assets......................     $112,237             $105,257                           $91,781
                                         ========             ========                           =======
Interest-bearing liabilities:
 Demand and NOW accounts............     $  8,611   1.29      $  9,317         92      0.99      $ 9,072          79      0.87
 Money market savings...............        6,116   1.41         7,035         98      1.39       10,376         147      1.42
 Savings............................        4,051   0.76         4,096         32      0.78        4,243          33      0.77
 Certificates of deposit............       40,726   3.90        37,323      1,300      3.48       35,835       1,105      3.08
 FHLB advances......................       33,350   5.04        28,397      1,292      4.55       14,583         664      4.56
                                         --------             --------    -------                -------      ------
  Total interest-bearing liabilities       92,854   3.77        86,168      2,814      3.27       74,109       2,028      2.74
                                                                          -------                             ------

Non-interest-bearing liabilities....        6,091                5,563                             3,828
                                         --------             --------                           -------
 Total liabilities..................       98,945               91,731                            77,937
Stockholders' equity (3)............       13,292               13,526                            13,844
                                         --------             --------                           -------
 Total liabilities and stockholders'
    equity..........................     $112,237             $105,257                           $91,781
                                         ========             ========                           =======
Net interest income.................                                      $ 3,007                             $2,788
                                                                          =======                             ======
Interest rate spread (4)............                2.20%                              2.45%                              2.72%
Net interest margin (5).............                2.70%                              2.96%                              3.16%
Ratio of average interest-earning
   assets  to average interest-
   bearing liabilities..............              115.16%                            118.05%                            119.10%


                                                 YEAR ENDED JUNE 30,
                                             --------------------------------
                                                          2004
                                             --------------------------------
                                             AVERAGE                 AVERAGE
                                             BALANCE    INTEREST   YIELD/COST
                                             -------    --------   ----------
                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net(1)...........         $49,614     $3,408      6.87%
 Securities (2).....................          28,853        752      2.61
                                             -------     ------
  Total interest-earning assets.....          78,467      4,160      5.30
                                                         ------
Non-interest-earning assets.........           2,864
                                             -------
  Total assets......................         $81,331
                                             =======
Interest-bearing liabilities:
 Demand and NOW accounts............         $ 6,509         40      0.61
 Money market savings...............          10,308        155      1.50
 Savings............................           4,860         48      0.99
 Certificates of deposit............          35,388      1,125      3.18
 FHLB advances......................          10,983        562      5.12
                                             -------     ------
  Total interest-bearing liabilities          68,048      1,930      2.83
                                                         ------

Non-interest-bearing liabilities....           4,212
                                             -------
 Total liabilities..................          72,260
Stockholders' equity (3)............           9,071
                                             -------
 Total liabilities and stockholders'
    equity..........................         $81,331
                                             =======
Net interest income.................                     $2,230
                                                         ======
Interest rate spread (4)............                                 2.47%
Net interest margin (5).............                                 2.84%
Ratio of average interest-earning
   assets  to average interest-
   bearing liabilities..............                               115.31%

----------------------
(1) Non-accruing loans have been included in loans receivable, net, and the effect of such inclusion was not material. Loans held for sale have been included in loans receivable, net.
(2) Includes securities, interest-bearing deposits, and Federal Home Loan Bank stock.
(3)  Includes equity received from contributions made to the ESOP.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

         RATE/VOLUME ANALYSIS. The following table reflects the sensitivity of our interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                  YEAR ENDED JUNE 30,                         YEAR ENDED JUNE 30,
                                                     2006 VS. 2005                              2005 VS. 2004
                                         -----------------------------------        ------------------------------------
                                                  INCREASE (DECREASE)                      INCREASE (DECREASE)
                                                        DUE TO                                    DUE TO
                                         -----------------------------------        ------------------------------------
                                         VOLUME         RATE         TOTAL          VOLUME         RATE        TOTAL
                                         ------         ----         -----          ------         ----        -----
                                                                           (IN THOUSANDS)
Interest and dividend income:
   Loans receivable....................     $  652        $   27        $  679         $  724     $    (221)      $  503
   Securities..........................        120           206           326            (35)          188          153
                                            ------        ------        ------         ------        ------       ------
      Total interest-earning assets....        772           233         1,005            689           (33)         656
                                            ------        ------        ------         ------        ------       ------

Interest expense:
   Demand and NOW Deposits.............     $    2        $   11        $   13         $   20     $      19       $   39
   Money market savings................        (47)           (2)          (49)             1            (9)          (8)
   Savings accounts....................         (1)           --            (1)            (6)           (9)         (15)
   Certificates of deposit.............         47           148           195             14           (34)         (20)
   Advances from FHLB and
      other borrowings.................        629            (1)          628            169           (67)         102
                                            ------        ------        ------         ------     ---------       ------
      Total interest-bearing
        liabilities....................        630           156           786            198          (100)          98
                                            ------        ------        ------         ------     ---------       ------
Change in net interest income..........     $  142        $   77        $  219         $  491     $      67       $  558
                                            ======        ======        ======         ======     =========       ======

LIQUIDITY AND COMMITMENTS

     We are required to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained

     Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, scheduled payments, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide a portion of the funding needed to manage the interest rate risk presented by our core business of attracting and retaining retail deposits to fund mortgage and consumer loans.

     Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits and federal funds sold, mutual funds, and collateralized mortgage obligations. On a longer term basis, we maintain a strategy of investing in various loan products. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities. At June 30, 2006, the total approved loan origination commitments outstanding amounted to $5.7 million, and we had $877,000 of unfunded commitments on lines of credit. At the same date, construction loans in process were $2.0 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2006, totaled $23.3 million. Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with Osage Federal Bank. In addition, at June 30, 2006, our total collateralized borrowing limit was $46.4 million of which we had $33.4 million outstanding, giving us the ability at June 30, 2006 to borrow an additional $13.0 million from the Federal Home Loan Bank of Topeka as a funding source to meet commitments and for liquidity purposes. Commitments to sell loans totaled $1.1 million at June 30, 2006.

     The following table presents our fixed and determinable contractual obligations and commitments by payment date as of June 30, 2006.

                                                                                                         MORE
                                                               LESS THAN                                 THAN
                                                TOTAL            1 YEAR       1-3 YEARS    4-5 YEARS    5 YEARS
                                              ----------       -----------    ---------    ---------    -------
                                                                         (IN THOUSANDS)
Federal Home Loan Bank advances..........     $ 33,350         $  22,350     $   4,000    $   2,000    $   5,000
Certificates of deposit..................       40,726            23,324        12,183        5,159           60
                                              --------         ---------     ---------    ---------    ---------
     Total...............................     $ 74,076         $  45,674     $  16,183    $   7,159    $   5,060
                                              ========         =========     =========    =========    =========

                                                    TOTAL                                               MORE
                                                   AMOUNTS     LESS THAN                                THAN
                                                  COMMITTED      1 YEAR      1-3 YEARS    4-5 YEARS    5 YEARS
                                                  ---------    -----------   ---------    ---------    -------
                                                                          (IN THOUSANDS)
Construction loans in process (1)..........    $  2,008        $    800      $     --     $     --     $  1,208
Other commitments to extend credit(2)......       5,655           5,655            --           --           --
Unfunded lines of credit...................         877             437           396           44           --
                                               --------        --------      --------     --------     --------
    Total..................................    $  8,540        $  6,892      $    396     $     44     $  1,208
                                               ========        ========      ========     ========     ========

-----------
(1)  Includes  construction  loans which will  convert to permanent  loans.
(2)  Represents amounts committed to customers.

OFF-BALANCE SHEET ARRANGEMENTS

     We are parties to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments primarily include loan commitments and lines of credit, including commercial lines. We use these financial instruments to meet the financing needs of our customers. Outstanding loan commitments and lines of credit at June 30, 2006 were $5.7 million and $877,000, respectively. These financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risk and management does not anticipate any accounting losses, which would have a material effect on us.

CAPITAL

     Consistent with our goals to operate a sound and profitable financial organization, Osage Federal Financial, Inc. actively seeks to maintain Osage Federal Bank as a "well capitalized" institution in accordance with regulatory standards. Total equity of Osage Federal Financial, Inc. was $13.1 million at June 30, 2006, or 11.70% of total assets on that date. As of June 30, 2006, Osage Federal Bank exceeded all capital requirements of the Office of Thrift Supervision. Osage Federal Bank's regulatory capital ratios at June 30, 2006 were as follows: core capital - 10.74%; Tier I risk-based capital - 20.40%; and total risk-based capital - 21.07%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively. We expect our capital ratios to increase significantly as the result of the offering. See Historical and Pro Forma Regulatory Capital Compliance on page __.

IMPACT OF INFLATION

     The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 155 (FAS 155), Accounting for Certain Hybrid Financial Instruments: an amendment of FASB Statements No. 133 and 140. FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this statement will not have a material effect on our consolidated financial statements.

     In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 ("SFAS No.156"), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. Statement No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements for any period of that fiscal year. The adoption of this statement is not presently expected to have a material effect on our consolidated financial statements.

     In March 2006 and updated in September 2006, The Emerging Issues Task Force released Draft Abstract No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This abstract deals with whether the post-retirement benefit associated with an endorsement split-dollar arrangement is effectively settled in accordance with either Statement 106 or Opinion 12 upon entering into such arrangement. The EITF reached a consensus that employers actually incur a liability for the death benefit associated with these types of policies, even though the insurance company undertakes the legal obligation to provide a benefit to individuals insured under these arrangements. The Company has not determined what financial statement impact No. 06-4 will have on the Company.

                       BUSINESS OF OSAGE BANCSHARES, INC.

     Osage Bancshares, Inc. was incorporated as a Maryland corporation in September 2006 for the purpose of becoming the holding company of Osage Federal Bank in connection with the conversion of Osage Federal MHC to stock form. Osage Bancshares, Inc. has not engaged in any significant business to date. Its primary activity will be to hold all of the stock of Osage Federal Bank. Osage Bancshares, Inc. will invest the proceeds of the stock offering as discussed under Use of Proceeds at page __. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. Osage Bancshares, Inc. will not maintain offices separate from those of Osage Federal Bank or employ any persons other than certain of Osage Federal Bank's officers. Officers of Osage Bancshares, Inc. will not be separately compensated for their service.

                         BUSINESS OF OSAGE FEDERAL BANK

     Osage Federal Bank is a federally chartered stock savings bank. It was originally founded in 1918 as the National Building and Loan Association and was chartered by the State of Oklahoma. Osage Federal Bank converted to a federally chartered savings and loan association in 1935. Osage Federal Bank's deposits are insured to applicable limits by the Federal Deposit Insurance Corporation. Osage Federal Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

     Osage  Federal  Bank  conducts  a  traditional  community  bank  operation, offering retail banking services, one- to four-family mortgage loans, multi-family, commercial and other real estate mortgage loans, construction loans, automobile loans, second mortgage loans and other consumer loans. Osage Federal Bank operates from its main office in Pawhuska, Oklahoma, and a branch office in Bartlesville, Oklahoma.

MARKET AREA

     Our main office is located in Pawhuska, Oklahoma and serves a wide area of Osage County and the northern portion of Pawnee County. Our branch office is located in Bartlesville, Oklahoma and services Bartlesville and surrounding Washington County plus the western portion of Nowata County. Osage and Washington counties are generally rural in nature with older populations. The economy of both counties is based on the oil and gas industry, and ranching also has a presence in Osage County. The current unemployment rate for Osage County is 5.6% and for Washington County is 4.9%. ConocoPhillips, an oil and gas company, is the largest employer in our market area. They, as well as other major employers in the area, are in the process of hiring 500-700 employees, mostly for technological, engineering, and other white-collar positions. As a result of this anticipated job growth in our area, there is significant one- to four-family and commercial real estate construction underway. Bartlesville and Pawhuska are the county seats of Washington and Osage Counties, respectively, which provide public sector employment. Bartlesville is a regional healthcare center with a 311-bed hospital. With their museums and historic areas, tourism has become an increasingly important industry in Bartlesville and Pawhuska. Wal-Mart has recently opened a distribution center which has brought an estimated 650 new jobs to Bartlesville. The Osage Tribal Council, headquartered in Pawhuska, has opened three gaming facilities in Osage County in the last two years, which has further boosted the local economy. A fourth facility will be opened within the next year.

     Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could decrease.

LENDING ACTIVITIES

     GENERAL. We have traditionally focused on the origination of one- to four-family mortgage loans, which comprise a significant majority of the total loan portfolio. We also originate non-residential mortgages including multi-family, commercial, land and other real estate mortgage loans. Construction loans, automobile loans, second mortgage loans, commercial loans and other consumer loans make up the rest of the total loan portfolio.

     LOAN PORTFOLIO COMPOSITION. The following table analyzes the composition of our loan portfolio by loan category at the dates indicated.

                                                                        AT JUNE 30,
                                             -------------------------------------------------------------------
                                                    2006                      2005                   2004
                                             -------------------     -------------------     -------------------
                                             AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                             ------      -------     ------      -------     ------      -------
                                                                       (DOLLARS IN THOUSANDS)
Real estate mortgage:
  One- to four-family...................     $54,742     68.1%       $48,348     72.1%       $43,110     75.3%
  Non-residential.......................       7,195      8.9          7,120     10.6          5,020      8.8
Construction............................       4,675      5.8          1,749      2.6            811      1.4
Automobile..............................       5,357      6.7          4,450      6.6          3,729      6.5
Second mortgage.........................       4,098      5.1          3,200      4.8          2,780      4.8
Commercial..............................       1,756      2.2            379      0.6            190      0.3
Other consumer..........................       2,558      3.2          1,850      2.7          1,669      2.9
                                             -------    -----       --------    -----        -------    -----
     Total loans........................      80,381    100.0%        67,096    100.0%        57,309    100.0%
                                                        =====                   =====                   =====

Less:
  Loans in process......................       2,008                   1,306                   1,381
  Net deferred loan fees................          46                      41                      23
  Allowance for loan losses.............         400                     393                     409
                                             -------                 -------                 -------
     Total loans, net...................     $77,927                 $65,356                 $55,496
                                             =======                 =======                 =======

     LOAN MATURITY SCHEDULE. The following table sets forth the maturity of our loan portfolio at June 30, 2006. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                              ONE- TO FOUR-      NON-
                                 FAMILY       RESIDENTIAL                            SECOND                  OTHER
                                MORTGAGE       MORTGAGE   CONSTRUCTION  AUTOMOBILE  MORTGAGE   COMMERCIAL   CONSUMER    TOTAL
                                --------       --------   ------------  ----------  --------   ----------   --------    -----
                                                                 (IN THOUSANDS)
AMOUNTS DUE:
Within 1 Year.................$    1,364      $     237    $   4,675    $    317    $    253     $  1,053    $  1,133   $  9,032
                              ----------      ---------    ---------    --------    --------     --------    --------   --------

After 1 year:
  1 to 3 years................       930            163           --       2,578         167           --         295      4,133
  3 to 5 years................     1,793            211           --       2,042         540          265         433      5,284
  5 to 10 years...............     5,267          1,962           --         420       1,017           61         481      9,208
  10 to 20 years..............    30,062          4,502           --          --       2,121          377         216     37,278
  Over 20 years...............    15,326            120           --          --          --           --          --     15,446
                              ----------      ---------    ---------    --------    --------     --------    --------   --------

Total due after one year......    53,378          6,958           --       5,040       3,845          703       1,425     71,349
                              ----------      ---------    ---------    --------    --------     --------    --------   --------
Total amount due..............$   54,742      $   7,195    $   4,675    $  5,357    $  4,098     $  1,756    $  2,558   $ 80,381
                              ==========      =========    =========    ========    ========     ========    ========   ========

     The following table sets forth the dollar amount of all loans at June 30, 2006 due after June 30, 2007, which have fixed interest rates and which have floating or adjustable interest rates.


                                                                  FLOATING OR
                                             FIXED RATES       ADJUSTABLE RATES
                                             -----------       ----------------
                                                        (IN THOUSANDS)
Real estate mortgage:
  One- to four-family.....................   $   47,895         $     5,483
  Non-residential.........................        6,528                 430
Construction..............................           --                  --
Automobile................................        5,040                  --
Second mortgage...........................        3,612                 233
Commercial................................          472                 231
Other consumer............................        1,425                  --
                                             ----------         -----------
  Total...................................   $   64,972         $     6,377
                                             ==========         ===========

     ONE- TO FOUR-FAMILY MORTGAGE LOANS. Our primary lending activity consists of the origination of one- to four-family mortgage loans, substantially all of which are secured by property located in Osage and Washington Counties, Oklahoma.

     We generally originate mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 100%. For loans exceeding an 80%
loan-to-value ratio, we generally require the borrower to obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure. The majority of our one- to four-family residential loans are originated with fixed rates and have terms of five to thirty years. The maturities of our one- to four-family mortgage loans in portfolio are generally 15 years or less, because we sell most of our longer-term loans to Freddie Mac. We also originate adjustable-rate loans which have interest rates that adjust annually to the yield on U.S. Treasury securities adjusted to a constant one-year maturity plus a margin of 275 to 300 basis points. Our adjustable-rate loans have terms of up to 30 years with an initial fixed-rate period of one year according to the terms of the loan. We also originate a small amount of hybrid loans, which have initial 3- or 5-year fixed terms, then convert to an adjustable rate. Our adjustable-rate mortgages generally have a cap of one percentage point on rate adjustments during any one year and five percentage points over the life of the loan. Our fixed-rate mortgage loans are generally originated on documentation and with terms that qualify them for resale to Freddie Mac.

     Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing our one- to four-family residential loans are made by state certified independent appraisers approved by the board of directors. Appraisals are performed in accordance with applicable regulations and policies. We generally require title insurance policies on all first mortgage real estate loans originated, but may also originate loans that will be retained for our portfolio with an attorney's opinion in lieu of title insurance. Homeowners, liability, fire and, if required, flood insurance policies are also required.

     During the 2005 fiscal year, we began offering 100% loan-to-value ratio one- to four-family residential loans to our most creditworthy borrowers. Borrowers generally must qualify based on credit criteria, and they are required to obtain private mortgage insurance covering us for any loss in excess of

80%. The borrower pays a discount fee for these loans. During the year ended June 30, 2006, we originated $922,000 in mortgages under this program.

     NON-RESIDENTIAL MORTGAGE LOANS. We originate a variety of non-residential mortgage loans, including loans on motels, churches, retail/service properties, apartment and condominium buildings, and other income-producing properties, including mixed-use properties combining residential and commercial space. We also originate loans secured by land. At June 30, 2006 we had approximately $2.3 million in land loans. We generally require a loan-to-value ratio no greater than 80% for non-residential mortgage loans. Typically, these loans are made with amortization terms of up to twenty years. The majority of our non-residential mortgage loans are on properties located within our market area.

     Non-residential mortgage loans generally are considered to entail significantly greater risk than that which is involved with one- to four-family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the borrower and the real estate securing the loan as collateral. These risks can be significantly affected by economic conditions. In addition, non-residential real estate lending generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.

     CONSTRUCTION LENDING. Essentially all of our construction lending is in our market areas. We will generally originate construction loans in an amount up to 75% of the appraised value for a multi-family, commercial or other real estate construction loan, and up to 80% for a one- to four-family residential construction loan. At June 30, 2006, $2.8 million of our construction loans were for construction of one- to four-family residences, and $1.9 million of these loans were for non-residential construction. Our residential construction lending includes loans to individuals for construction of a primary residence as well as loans to builders and developers for multi-unit or multi-house projects. Our construction loans generally have six-month terms and provide for monthly payments of interest only until maturity. We typically convert construction loans to individuals to permanent loans on completion of construction but do not require take-out financing prior to origination. We have no formal limits as to the number of projects a builder has under construction or development, and make a case by case determination on loans to builders and developers who have multiple projects under development. We occasionally make loans to builders for the construction of residences for which they do not yet have buyers. Our practice is generally to limit such loans to no more than three homes per builder. At June 30, 2006, we had approximately $935,000 in construction loans to builders for construction of residences which were not pre-sold.

     Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. If the estimate of construction cost proves to be inaccurate, we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover all of the unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time.

     AUTOMOBILE LOANS. We offer loans on new and used automobiles and, in cases of satisfactory credit, will originate such loans up to the sales price or retail value. Auto loans are generally made with terms from one to five years and are made on a fixed-rate basis. The bulk of our automobile lending involves direct loans to existing customers for the purchase of a car or truck. Loans secured by rapidly depreciating assets such as automobiles entail more risk than residential mortgages. The repossessed collateral for a defaulted automobile loan may not provide an adequate source of repayment of the outstanding loan balance, since there is greater likelihood of damage, loss or depreciation of the underlying collateral. Automobile lending also entails the risks generally associated with consumer lending described below.

     SECOND MORTGAGE LOANS. We generally make second mortgage loans only on properties for which we hold the first mortgage. We do not make home equity loans on an open-end basis in the form of a line of credit, but rather as a closed-end amortizing mortgage loan. Our second mortgage loans are primarily fixed-rate loans for terms of up to twenty years. We generally require that the aggregate indebtedness against the security property not exceed 80% of its value (75% if we do not hold the first mortgage). Collateral value is determined through existing appraisals, new appraisals or evaluations by the loan department. On second mortgages, we do not require title insurance but do require homeowner, liability, fire and, if required, flood insurance policies.

     COMMERCIAL LOANS. Our commercial loans consist of loans secured by equipment, accounts receivable, inventory, and other business purpose loans. Such loans are generally secured by either the underlying collateral and/or by the personal guarantees of the borrower. At June 30, 2006, we had approximately $1.8 million in commercial loans.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment.

     OTHER CONSUMER LOANS. Other consumer loans offered by us consist of loans secured by personal property, including savings account loans, manufactured home loans and unsecured consumer loans. At June 30, 2006, we had approximately $732,000 of savings account loans, $288,000 in manufactured home loans and $152,000 of unsecured consumer loans, including overdrafts. We will generally lend up to 90% of the account balance on a savings account loan.

     Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between the average loan yield and the cost of funds and at the same time improve the matching of rate-sensitive assets and liabilities.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans that are unsecured. Further, consumer loan repayment is dependent on the borrower's continuing financial stability and is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         Our underwriting standards for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.

     LOANS TO ONE BORROWER. Under federal law, savings institutions generally may only lend to one borrower an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of June 30, 2006, our loans to one borrower limit was approximately $1.8 million. This limit is expected to increase due to the additional capial raised in the offering. At the minimum of the offering range, our loans-to-one-borrower limit would increase to approximately $3.0 million, which would enable us to make larger loans.

     Our largest single borrower had aggregate outstanding loan commitments of approximately $2.3 million with $1.0 million of this amount committed to be participated with another lender. Total outstanding loans to this borrower as of June 30, 2006 included a loan secured by a personal residence, two loans secured by commercial real estate, a loan secured by commercial equipment, a line of credit and an automobile loan. Our second largest borrower had aggregate outstanding balances of approximately $984,000 consisting of a personal residence with a line of credit, two rental duplexes and a speculative construction loan as of June 30, 2006. Our third largest borrower had aggregate outstanding balances of $788,000 consisting of four speculative construction loans and an auto loan as of June 30, 2006. Our fourth largest borrower had aggregate outstanding balances of approximately $755,000. These loans consisted of a personal residence, second home, two commercial real estate loans, a line of credit and an equipment loan as of June 30, 2006. Our fifth largest borrower had aggregate outstanding balances of approximately $714,000 at June 30, 2006 representing a permanent residence, a speculative construction loan and eleven rental properties. At June 30, 2006, all of these lending relationships were current and all were performing in accordance with the terms of their loan agreements.

     LOAN ORIGINATIONS, PURCHASES AND SALES. Our customary sources of loan applications include repeat customers, referrals from realtors and other professionals, and "walk-in" customers. We generally do not purchase loans from other institutions or use mortgage brokers.

     Historically, we have primarily originated our own loans and retained them in our portfolio. Gross loan originations totaled $39.0 million for the year ended June 30, 2006. In addition, we purchased participations totaling $1.3 million during the year, of which $864,000 was outstanding as of June 30, 2006. These purchases were nonresidential real estate loans. Our fixed-rate mortgage loans generally meet the secondary mortgage market standards of Freddie Mac. For the purposes of interest rate risk management, we may sell qualifying one- to four-family residential mortgages in the secondary market to Freddie Mac on a non-recourse basis with servicing retained. Management decides at the point of origination whether or not the loan will be sold and a commitment is made to Freddie Mac at that time for the individual loan. During the years ended June 30, 2006 and 2005, we sold $4.8 million and $6.0 million of loans, respectively, to Freddie Mac. Sales had increased during the last several years in connection with our efforts to mitigate interest rate risk associated with long-term, fixed-rate loans. As refinancing activity has slowed and as risk management needs change, however, we have reduced our loan sales. At June 30, 2006, loans serviced for the benefit of others totaled $41.6 million. This includes $170,000 of a local church loan participation sold to two financial institutions.

     LOAN COMMITMENTS. We give written commitments to prospective borrowers on all residential and non-residential mortgage loans. The total amount of commitments to extend credit for mortgage and consumer loans as of June 30, 2006, was approximately $5.7 million, excluding undisbursed portions of construction loans totaling $2.0 million. We also had $877,000 of unfunded commitments on lines of credit as of that date.

     LOAN APPROVAL PROCEDURES AND AUTHORITY. Our lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors. Our loan committee consists of our chairman, president and chief executive officer, executive vice president and chief lending officer, senior vice president, and two vice presidents. The committee reviews all real estate loans, consumer loans above $15,000 and all loan modifications. Loan committee meetings require a quorum of three members of the committee. Loans submitted to the loan committee require approval of a majority and approval of all members present if only three members are present. Consumer loans of $5,000 and below can be approved by individual loan officers, while consumer loans between $5,000 and $15,000 must be approved by two loan officers. Loans exceeding the Freddie Mac loan purchase limit require approval by the board of directors. All closed loans are presented to the Board for ratification on a monthly basis.

ASSET QUALITY

     LOAN DELINQUENCIES AND COLLECTION PROCEDURES. The borrower is notified by both mail and telephone when a loan is sixteen days past due. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is ninety days delinquent, it is referred to an attorney for repossession or foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize their financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

     As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is carried as a foreclosed asset held for sale until it is sold or otherwise disposed of. When foreclosed assets held for sale are acquired, they are recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At June 30, 2006, we had $50,000 of foreclosed assets held for sale.

     Loans are reviewed on a regular basis and are placed on non-accrual status when they are 90 days or more delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At June 30, 2006, we had approximately $11,000 of loans that were held on a non-accrual basis. These loans were considered when calculating the allowance for loan losses, and there were $2,000 of specific reserves relating to these loans at June 30, 2006.

     NON-PERFORMING ASSETS. The following table provides information regarding our non-performing loans and other non-performing assets. We did not have any troubled debt restructurings within the meaning of SFAS No. 15 at any of the dates indicated.

                                                                                     AT JUNE 30,
                                                                       --------------------------------------
                                                                         2006           2005           2004
                                                                         ----           ----           ----
                                                                               (DOLLARS IN THOUSANDS)
Loans accounted for on a non-accrual basis:
  One- to four-family........................................          $     7       $      79      $      11
  Consumer...................................................                4               8             --
                                                                       -------       ---------      ---------
     Total...................................................          $    11       $      87      $      11
                                                                       =======       =========      =========

Accruing loans which are contractually past
  due 90 days or more........................................          $    --       $      --      $      --
                                                                       -------       ---------      ---------
     Total...................................................          $    --       $      --      $      --
                                                                       =======       =========      =========
Total non-performing loans...................................          $    11       $      87      $      11
                                                                       =======       =========      =========
Foreclosed assets held for sale..............................          $    50       $      32      $      --
                                                                       =======       =========      =========
Total non-performing assets..................................          $    61       $     119      $      11
                                                                       =======       =========      =========

Total non-performing loans to net loans......................             0.01%           0.13%          0.02%
                                                                          ====            ====           ====
Total non-performing loans to total assets...................             0.01%           0.09%          0.01%
                                                                          ====            ====           ====
Total non-performing assets to total assets..................             0.05%           0.12%          0.01%
                                                                          ====            ====           ====

     As of June 30, 2006, there were $63,000 in loans not reflected in the above table as to which known information about possible credit problems of borrowers caused management to have serious doubts about the ability of such borrowers to comply with present loan repayment terms and which may result in such loans being disclosed as non-performing in the future.

     During the year ended June 30, 2006, gross interest income of less than $1,000 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and no interest on such loans was included in income for the year ended June 30, 2006.

     CLASSIFIED ASSETS. Management, in compliance with Office of Thrift Supervision guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on a monthly basis. When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged off.

     An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets, or portions thereof, classified as "loss" are considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     Management's classification of assets is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. The following table discloses our classification of assets as of June 30, 2006, 2005 and 2004. At June 30, 2006, $50,000 of the
classified assets were foreclosed assets held for sale.

                                                            AT JUNE 30,
                                             --------------------------------------------
                                              2006              2005             2004
                                              ----              ----             ----
                                                           (IN THOUSANDS)
Substandard.......................           $     124        $     193         $      93
Doubtful..........................                  --               --                --
Loss..............................                  --               --                --
                                             ---------        ---------         ---------
  Total...........................           $     124        $     193         $      93
                                             =========        =========         =========

     At June 30, 2006, $61,000 of the loans classified as "substandard," are included under non-performing assets, as shown in the table on the preceding page. Management considers the remaining substandard assets to be adequately protected by the paying capacity and net worth of the borrower, or by the pledged collateral.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are both probable and reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged off are added back to the allowance.

     This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. The level of allowance is based on estimates and the ultimate losses may vary from these estimates. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the Office of Thrift Supervision as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

     There were $21,000 in loan charge-offs during 2006, including $10,000 related to residential real estate, and $11,000 on unsecured consumer loans. There were no vehicle or commercial charge-offs.

     ANALYSIS OF LOAN LOSS ALLOWANCE. The following table sets forth information with respect to activity in our allowance for loan losses at the dates indicated:

                                                                                   FOR THE YEARS ENDED JUNE 30,
                                                                          -----------------------------------------------
                                                                             2006              2005               2004
                                                                             ----              ----               ----
                                                                                      (DOLLARS IN THOUSANDS)
Allowance balance (at beginning of period).......................         $      393        $      409         $      409

Charge-offs......................................................                (21)              (16)                (6)
Recoveries.......................................................                  1                --                  6
                                                                          ----------        ----------         ----------
Net (charge-offs) recoveries.....................................                (20)              (16)                --
Provision for loan losses........................................                 27                --                 --
                                                                          ----------        ----------         ----------
Allowance balance (at end of period).............................         $      400        $      393         $      409
                                                                          ==========        ==========         ==========

Total loans outstanding..........................................         $   80,381        $   67,096         $   57,309
                                                                          ==========        ==========         ==========
Average loans outstanding........................................         $   72,388        $   61,957         $   51,054
                                                                          ==========        ==========         ==========
Allowance for loan losses as a percent of total loans
   outstanding...................................................               0.51%             0.59%              0.71%
                                                                          ==========       ===========         ==========
Net loans charged off as a percent of average loans
   outstanding...................................................               0.03%             0.03%                --%
                                                                          ==========       ===========         ==========

     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

                                                                                  AT JUNE 30,
                                                 ----------------------------------------------------------------------------
                                                           2006                     2005                            2004
                                                 --------------------     --------------------------      -------------------
                                                               PERCENT                     PERCENT                   PERCENT
                                                              OF LOANS                    OF LOANS                   OF LOANS
                                                              TO TOTAL                    TO TOTAL                   TO TOTAL
                                                 AMOUNT         LOANS        AMOUNT         LOANS        AMOUNT        LOANS
                                                 ------         -----        ------         -----        ------        -----
                                                                            (DOLLARS IN THOUSANDS)
    At end of period allocated to:
    Real estate mortgage:
       One- to four-family..................    $    156         68.1%      $    189        72.1%       $    166        75.3%
       Non-residential......................          57          8.9             74        10.6             129         8.8
    Construction............................          39          5.8             14         2.6              17         1.4
    Automobile .............................          60          6.7             57         6.6              48         6.5
    Second mortgage.........................          16          5.1             15         4.8              13         4.8
    Commercial..............................          39          2.2             15         0.6              10         0.3
    Other consumer..........................          33          3.2             29         2.7              26         2.9
                                                --------       ------       --------      ------        --------      ------
         Total allowance....................    $    400        100.0%      $    393       100.0%       $    409       100.0%
                                                ========        =====       ========       =====        ========       =====

SECURITIES PORTFOLIO

     GENERAL. Federally chartered savings banks have the authority to invest in various types of liquid assets. The investments authorized by our investment policy, as approved by the Board, include U.S. government and government agency obligations, mortgage-related securities of various U.S. government agencies or government-sponsored entities and private corporate issuers (including securities collateralized by mortgages), corporate bonds, commercial paper, certificates of deposits of insured banks and savings institutions and municipal securities. The Investment Committee, comprised of Directors Formby, Labadie, Strahan and White, is responsible for the review of investment strategies and the approval of investment decisions.

     Our primary objective in operating the securities portfolio is to assist in management of interest rate risk by matching our interest-sensitive liabilities. Our other objectives are to provide liquidity and earnings, in that order of priority. Individual investment decisions take into account, among other considerations, the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value.

     We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, we do not invest in securities which are not rated investment grade.

     Our securities portfolio at June 30, 2006 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States government or government agencies, other than our investment in the Shay Asset Management Fund Adjustable-Rate Mortgage Fund, a mutual fund which invests in adjustable-rate mortgage-backed securities, with a carrying value of approximately $12.1 million at June 30, 2006. All such mortgage-backed securities are either issued by U.S. government agencies or government-sponsored enterprises or rated in the two highest investment grades. This fund is rated AAA by Standard & Poor's.

     In April 2005, we initiated a strategy in which we used one-month Federal Home Loan Bank advances to fund the purchase of a select portfolio of available-for-sale fixed and variable-rate highly rated mortgage-related securities. All such securities must be rated "AA" or higher. The objective of this strategy is to leverage our capital and generate earnings without excessive exposure to interest rate risk. At June 30, 2006, we held $5.7 million in securities acquired pursuant to this program. Because of the current and near-term anticipated rate environment, we are no longer purchasing securities for this program.

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held-to-maturity," "trading securities" or "available-for-sale," based on management's intent as to the ultimate disposition of each security. Statement No. 115 allows debt securities to be classified as "held-to-maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held-to-maturity."

     We do not currently use or maintain a trading account. Securities not classified as "held-to-maturity" are classified as "available-for-sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. Approximately $7.9 million of our securities portfolio is pledged as collateral for deposits.

     MORTGAGE-RELATED SECURITIES. Mortgage-related securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although we focus primarily on mortgage-related securities secured by one- to four-family mortgages. Our mortgage-related securities portfolio includes mortgage-backed securities and collateralized mortgage obligations issued by U.S. government agencies or government-sponsored entities, such as Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, and the Federal National Mortgage Association, as well as by private corporate issuers. The portfolio also includes an investment in an adjustable rate mortgage mutual fund, with a carrying value of approximately $12.1 million at June 30, 2006.

     The mortgage originators use intermediaries (generally government agencies and government-sponsored enterprises, but also a variety of private corporate issuers) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. Securities issued or sponsored by U.S. government agencies and government-sponsored entities are guaranteed as to the payment of principal and interest to investors. Privately issued securities typically offer rates above those paid on government agency issued or sponsored securities, but lack the guaranty of those agencies and are generally less liquid investments. In the absence of an agency guarantee, our policy requires that we purchase only privately-issued mortgage-related securities that have been assigned credit ratings of AA or AAA by the applicable securities rating agencies.

     Mortgage-backed securities are pass-through securities typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed security thus approximates the life of the underlying mortgages. Mortgage-backed securities generally yield less than the mortgage loans underlying such securities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. At June 30, 2006, we had $1.2 million of mortgage-backed securities classified as "held-to-maturity," and $2.9 million of mortgage-backed securities classified as "available-for-sale."

     Collateralized mortgage obligations are mortgage-derivative products that aggregate pools of mortgages and mortgage-backed securities and create different classes of securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of the securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in collateralized mortgage obligations allows us to better manage the prepayment and extension risk associated with conventional mortgage-related securities. Management believes collateralized mortgage obligations represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. At June 30, 2006, we had collateralized mortgage obligations classified as "held-to-maturity" of $7.0 million, all of which were issued or guaranteed by U.S. government agencies or government-sponsored enterprises. Our securities portfolio also contained $2.8 million and $85,000 of private placement collateralized mortgage obligations classified as "available-for-sale" and "held-to-maturity," respectively. At June 30, 2006, all of our collateralized mortgage obligations were short duration, first tranche, fully amortizing securities.

     OTHER SECURITIES. In addition, at June 30, 2006 we held an approximate investment of $1.7 million in Federal Home Loan Bank of Topeka common stock (this amount is not shown in the securities portfolio). As a member of the Federal Home Loan Bank of Topeka, ownership of Federal Home Loan Bank of Topeka common shares is required.

     The following table sets forth the carrying value of our securities portfolio at the dates indicated. Securities that are held-to-maturity are shown at our amortized cost, and securities that are available-for-sale are shown at the current market value.

                                                                                  AT JUNE 30,
                                                                  -------------------------------------------
                                                                     2006            2005             2004
                                                                     ----            ----             ----
                                                                                 (IN THOUSANDS)
Securities Held-to-Maturity:
---------------------------
Mortgage-backed securities and CMOs....................           $    8,221      $   11,379       $   15,712

Securities Available-for-Sale:
-----------------------------
Shay Adjustable-Rate Mortgage Fund(1)..................               12,086          11,723           11,490
Mortgage-backed securities and CMO's                                   5,749           3,089               --
                                                                  ----------      ----------       ----------
 Total.................................................           $   26,056      $   26,191       $   27,202
                                                                  ==========      ==========       ==========

_________
(1) Consisting primarily of mortgage-related securities.

         The following table sets forth the carrying values, weighted average yields and maturities of our securities portfolio at June 30, 2006. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                                                AT JUNE 30, 2006
                                   -------------------------------------------------------------------------------------------------
                                     ONE YEAR OR LESS        ONE TO FIVE YEARS      FIVE TO TEN YEARS          OVER TEN YEARS
                                     -------------------    -------------------   --------------------     ---------------------
                                    CARRYING     AVERAGE    CARRYING    AVERAGE   CARRYING     AVERAGE     CARRYING      AVERAGE
                                     VALUE        YIELD       VALUE      YIELD     VALUE        YIELD        VALUE        YIELD
                                     ------      ------      ------     ------    --------     -------     --------     --------
                                                                                         (DOLLARS IN THOUSANDS)
Mortgage-backed securities and
    CMOs.......................    $  1,150         2.43%   $  8,851     4.29%    $  2,732         4.52%    $  1,237         5.03%
Shay Adjustable-Rate
    Mortgage Fund (1)..........      12,086         4.60%         --      --            --            --          --        --
                                   --------                 --------              --------                  --------
  Total........................    $ 13,236         4.41%   $  8,851     4.29%    $  2,732         4.52%    $  1,237         5.03%
                                   ========                 ========              ========                  ========

                                            AT JUNE 30, 2006
                                   ------------------------------------
                                             TOTAL SECURITIES
                                     ----------------------------------
                                     CARRYING     AVERAGE      MARKET
                                      VALUE        YIELD        VALUE
                                     --------    --------      --------
Mortgage-backed securities and
    CMOs.......................      $ 13,970        4.24%    $ 13,502
Shay Adjustable-Rate
    Mortgage Fund (1)..........        12,086        4.60%      12,086
                                     --------                 --------
  Total........................      $ 26,056        4.41%    $ 25,589
                                     ========                 ========

------------------------
(1) Consisting primarily of mortgage-related securities.

SOURCES OF FUNDS

     GENERAL. Deposits are our major source of funds for lending and other investment purposes. In addition, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity of securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the Federal Home Loan Bank) are also used to supplement the amount of funds for lending and investment.

     DEPOSITS. Our current deposit products include checking, savings, money market, savings accounts, and certificates of deposit accounts ranging in terms from thirty days to sixty-one months, and individual retirement accounts with terms starting at eighteen months. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

     Deposits are obtained primarily from within Osage and Washington Counties, Oklahoma. Traditional methods of advertising are used to attract new customers and deposits, including print and broadcast media, cable TV, direct mail and inserts included with customer statements. We began offering telephone banking during 2006 and intend to begin offering internet banking including bill-pay during the first quarter of calendar 2007. We do not currently use deposit brokers.

     The determination of interest rates is based upon a number of factors, including: (1) our need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a weekly survey of general market rates and rates of a selected group of competitors' rates for similar products; (3) our current cost of funds and yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the Federal Home Loan Bank. Interest rates are reviewed by senior management on a weekly basis and evaluated by the ALCO committee monthly.

     A large percentage of our deposits are in certificates of deposit. Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.

     During fiscal year 2006, we continued to offer higher rates for higher-balance certificates of deposit with terms of 9, 13, 14, 25, 37, 49 and 61 months. Our strategy has been to retain customers who are rate-sensitive, without driving up rates on all of our standard certificate of deposit products. As of June 30, 2006, approximately 35% of our certificates are in these odd-termed categories. We recently began an advertising campaign called "You Pick `Em", which allows our certificate of deposit customers to choose the same rate over any short-term period from six to fifteen months.

     DEPOSIT DISTRIBUTION. The following table sets forth the average balance and the weighted average rates for each period on each category of deposits presented.

                                                                       YEAR ENDED JUNE 30,
                                          -----------------------------------------------------------------------------
                                                   2006                      2005                        2004
                                          ---------------------      ---------------------       ----------------------
                                                       WEIGHTED                   WEIGHTED                     WEIGHTED
                                          AVERAGE       AVERAGE      AVERAGE       AVERAGE       AVERAGE       AVERAGE
                                          BALANCE          RATE      BALANCE          RATE       BALANCE          RATE
                                          -------          ----      -------          ----       -------          ----
                                                                     (DOLLARS IN THOUSANDS)
Demand deposits...................      $    4,421        0.00%    $    2,999       0.00%      $    3,337        0.00%
Interest-bearing  demand
    and NOW deposits..............           9,317        0.99          9,072       0.87            6,509        0.61
Money market savings..............           7,035        1.39         10,376       1.42           10,308        1.50
Savings accounts..................           4,096        0.78          4,243       0.77            4,860        0.99
Certificates of deposit...........          37,323        3.48         35,835       3.08           35,388        3.18
                                         ---------                  ---------                   ---------

    Total deposits................      $   62,192        2.45%    $   62,525       2.18%      $   60,402        2.26%
                                        ==========                 ==========                  ==========


         The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

                                                AT JUNE 30,
                               ------------------------------------------------
INTEREST RATE                       2006            2005             2004
-------------                       ----            ----             ----
                                               (IN THOUSANDS)
1.00-1.99%...................     $   3,491       $   9,328        $  12,034
2.00-2.99%...................         5,385           6,998            5,631
3.00-3.99%...................         7,963           7,524            6,664
4.00-4.99%...................        20,043           9,445            8,303
5.00-5.99%...................         3,844           2,079            1,312
6.00-6.99%...................            --             716            1,100
7.00-7.99%...................            --              90               90
                                  ---------       ---------        ---------
  Total......................     $  40,726       $  36,180        $  35,134
                                  =========       =========        ==========

         The   following   table  sets  forth  the  amount  and   maturities  of
certificates of deposit at June 30, 2006.

                                                                  AMOUNT DUE
                        -----------------------------------------------------------------------------------------------
                           WITHIN                                                                 AFTER
INTEREST RATE              1 YEAR       1-2 YEARS     2-3 YEARS     3-4 YEARS      4-5 YEARS     5 YEARS      TOTAL
-------------              ------       ---------     ---------     ---------      ---------     -------      -----
                                                                 (IN THOUSANDS)
1.00-1.99%                 $  3,433      $    58        $    --       $    --       $    --      $     --   $   3,491
2.00-2.99%                    4,728          590             67            --            --            --       5,385
3.00-3.99%                    3,286        1,393          2,110           727           447            --       7,963
4.00-4.99%                   10,193        5,821          1,101         2,168           700            60      20,043
5.00-5.99%                    1,684          833            210           774           343            --       3,844
                           --------      -------        -------       -------       -------      --------    --------
  Total                    $ 23,324      $ 8,695        $ 3,488       $ 3,669       $ 1,490      $     60    $ 40,726
                           ========      =======        =======       =======       =======      ========    ========

     JUMBO CERTIFICATES OF DEPOSIT. The following table shows the amount of certificates of deposit of $100,000 or more at Osage Federal Bank, by time remaining until maturity as of June 30, 2006.


                                                            CERTIFICATES
MATURITY PERIOD                                             OF DEPOSITS
---------------                                             -----------
                                                           (IN THOUSANDS)

Within three months................................          $    4,150
Three through six months...........................               2,660
Six through twelve months..........................               4,761
Over twelve months.................................               6,867
                                                            -----------
                                                            $    18,438
                                                            ===========

     Approximately 28% of our deposits of $100,000 or more are municipal deposits for which we are required to pledge securities as collateral. Although these deposits may be subject to competitive bidding, they have been a stable source of funds in the past. No assurance can be given, however, that we will be able to retain these deposits in the future.

     BORROWINGS. To supplement our deposits as a source of funds for lending or investment, we borrow funds in the form of advances from the Federal Home Loan Bank of Topeka. We regularly make use of long-term Federal Home Loan Bank advances as part of our interest rate risk management, primarily to extend the duration of funding to match the longer-term, fixed-rate loans held in the loan portfolio as part of our growth strategy. We are using our line of credit facility at the Federal Home Loan Bank as a short-term measure to fund the significant loan growth we have experienced. We have $5.8 million outstanding from the Federal Home Loan Bank to purchase securities as part of the plan approved by the board of directors. See - Securities Portfolio on page ___. These advances generally mature in 30 days. The long-term advances are non-amortizing, range in original terms from three to seven years and are laddered with approximately $1.0 million maturing every six months.

     Advances from the Federal Home Loan Bank are typically secured by the Federal Home Loan Bank stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities that are obligations of or guaranteed by the U.S. government. At June 30, 2006, our borrowing limit with the Federal Home Loan Bank was approximately $46.4 million. Additional information regarding our Federal Home Loan Bank advances is included under Note 8 of the Notes to the Consolidated Financial Statements.

     The following table sets forth information regarding the balances and rates on our Federal Home Loan Bank advances.

                                                                                     AT OR FOR THE
                                                                                  YEAR ENDED JUNE 30,
                                                                    ------------------------------------------------
                                                                         2006            2005             2004
                                                                         ----            ----             ----
                                                                                  (DOLLARS IN THOUSANDS)
  Average balance outstanding, during the period...............            $28,560          $14,583         $10,983
  Maximum amount outstanding
    at any month-end during the period.........................            $33,350          $21,650         $12,600
  Balance outstanding at end of period.........................            $33,350          $21,650         $12,600
  Weighted average interest rate during the period.............               4.52%            4.56%           5.12%
  Weighted average interest rate at end of period..............               5.04%            4.27%           4.67%

SUBSIDIARY ACTIVITY

     Osage Federal Bank has no subsidiaries.

PERSONNEL

     As of June 30, 2006, we had 28 full-time employees and three part-time employees. Our employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

COMPETITION

     We face substantial competition in our attraction of deposits, which are our primary source of funds for lending, and in the origination of loans. Many of our competitors are significantly larger institutions and have greater financial and managerial resources. Our ability to compete successfully is a significant factor affecting our profitability.

     Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in our primary market area. We also compete with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and face competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities.

     Osage Federal Bank is the largest of the three financial institutions that have offices in Pawhuska, Oklahoma. Osage Federal Bank is the fifth largest of the nine financial institutions that are headquartered or have branch offices in Bartlesville, Oklahoma. According to the Federal Deposit Insurance Corporation data as of June 30, 2005, the latest date for which data is available, Osage Federal Bank has the second largest share of Federal Deposit Insurance Corporation-insured deposits in Osage County with 14.30% and the fifth largest share in Washington County. Such data does not reflect deposits at credit unions operating in these markets.

                                   REGULATION

     Set forth below is a brief description of certain banking laws governing Osage Federal Bank and Osage Bancshares, Inc. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. We operate in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors.

REGULATION OF OSAGE BANCSHARES, INC.

     GENERAL. Upon completion of the conversion, Osage Bancshares, Inc. will be a savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act. It will be required to file reports with the Office of Thrift Supervision and subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision will have enforcement authority over Osage Bancshares, Inc. and any non-savings institution subsidiaries. This permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Osage Federal. This regulation is intended primarily for the protection of the depositors and not for the benefit of shareholders of Osage Bancshares, Inc.

     ACTIVITIES RESTRICTIONS. As a savings and loan holding company, Osage Bancshares, Inc. will be subject to statutory and regulatory restrictions on its business activities. The non-banking activities of Osage Bancshares, Inc. and its non-savings institution subsidiaries will be restricted to certain activities specified by Office of Thrift Supervision regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act. Before engaging in any non-banking activity or acquiring a company engaged in any such activities, Osage Bancshares, Inc. must file with the Office of Thrift Supervision either a prior notice or (in the case of non-banking activities permissible for bank holding companies) an application regarding its planned activity or acquisition.

     MERGERS AND ACQUISITIONS. Osage Bancshares, Inc. must obtain approval from the Office of Thrift Supervision before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Osage Bancshares, Inc. to acquire control of a savings institution, the Office of Thrift Supervision will consider the financial and managerial resources and future prospects of Osage Bancshares, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community (including Osage Federal Bank's performance under the Community Reinvestment Act) and competitive factors.

REGULATION OF OSAGE FEDERAL BANK

     GENERAL.   As   a   federally   chartered,    Federal   Deposit   Insurance
Corporation-insured savings bank, Osage Federal Bank is subject to extensive regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentages of various types of loans and investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements imposed by the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

     Osage Federal Bank must file reports with the Office of Thrift Supervision concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into transactions such as mergers with or acquisitions of other financial institutions. The Office of Thrift Supervision regularly examines Osage Federal Bank and prepares reports to our Board of Directors on deficiencies, if any, found in its operations.

     DEPOSIT INSURANCE. Osage Federal Bank's deposits are insured to applicable limits by the Federal Deposit Insurance Corporation. Although the Federal Deposit Insurance Corporation is authorized to assess premiums under a risk-based system for such deposit insurance, most insured depository institutions have not been required to pay premiums for the last ten years. The Federal Deposit Insurance Reform Act of 2005, which was signed into law on February 15, 2006, has resulted in significant changes to the federal deposit insurance program: (i) effective July 1, 2006, the Bank Insurance Fund (which formerly insured the deposits of banks) and the Savings Association Insurance Fund (which formerly insured the deposits of savings associations like Osage Federal Bank) were merged into a new combined fund, called the Deposit Insurance

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

Fund; (ii) the current $100,000 deposit insurance coverage will be indexed for inflation (with adjustments every five years, commencing January 1, 2011); and
(iii) deposit insurance coverage for retirement accounts has been increased to $250,000 per participant subject to adjustment for inflation. The Federal Deposit Insurance Corporation has been given greater latitude in setting the assessment rates for insured depository institutions, which could be used to impose minimum assessments.

     The Federal Deposit Insurance Corporation is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. If the Deposit Insurance Fund's reserves exceed the designated reserve ratio, the Federal Deposit Insurance Corporation is required to pay out all or, if the reserve ratio is less than 1.5%, a portion of the excess as a dividend to insured depository institutions based on the percentage of insured deposits held on December 31, 1996 adjusted for subsequently paid premiums. Insured depository institutions that were in existence on December 31, 1996 and paid assessments prior to that date (or their successors) are entitled to a one-time credit against future assessments based on their past contributions to the BIF or SAIF.

     In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

     REGULATORY CAPITAL REQUIREMENTS. Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and
(3) risk-based capital equal to 8% of total risk-weighted assets.

     In addition, the Office of Thrift Supervision may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the Office of Thrift Supervision may restrict its activities.

     Tier 1 capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. Osage Federal does not have any subsidiaries, non-withdrawable accounts or pledged deposits. Tier 1 capital is reduced by an institution's intangible assets, with limited exceptions for certain servicing rights, interest-only strips and purchased credit card relationships. Core capital is further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible for national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiaries that are depository institutions or their holding companies.

     Total capital equals the sum of Tier 1 and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses (up to 1.25% of risk-weighted assets) and up to 45% of unrealized gains on equity securities. Overall, supplementary capital is limited to 100% of Tier 1 capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans. A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.

     PROMPT CORRECTIVE REGULATORY ACTION. Under the Office of Thrift Supervision Prompt Corrective Action regulations, the Office of Thrift Supervision is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of
Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     DIVIDEND AND OTHER CAPITAL DISTRIBUTION LIMITATIONS. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

     A savings institution that is a subsidiary of a savings and loan holding company, such as Osage Federal Bank, must file an application or a notice with the Office of Thrift Supervision at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the Office of Thrift Supervision;
(ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings institution's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not be adequately capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the Office of Thrift Supervision or applicable regulations.

     The Office of Thrift Supervision may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

     Osage Federal Bank will be required to file a capital distribution notice or application with the Office of Thrift Supervision before paying any dividend to Osage Bancshares, Inc. However, capital distributions by Osage Bancshares, Inc., as a savings and loan holding company, will not be subject to the Office of Thrift Supervision capital distribution rules.

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

     QUALIFIED THRIFT LENDER TEST. Federal savings institutions must meet a qualified thrift lender test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a qualified thrift lender, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory qualified thrift lender test set forth in the Home Owners' Loan Act by maintaining at least 65% of its portfolio assets in qualified thrift investments (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory qualified thrift lender test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a qualified thrift lender on a monthly basis in at least nine out of every twelve months. Osage Federal Bank met the qualified thrift lender test as of June 30, 2006 and in each of the last twelve months and, therefore, qualifies as a qualified thrift lender.

     TRANSACTIONS WITH AFFILIATES. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, extensions of credit to affiliates and purchases from affiliates are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act, every insured depository institution, including Osage Federal Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the Office of Thrift Supervision to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by Osage Federal Bank. An unsatisfactory Community Reinvestment Act examination rating may be used by the Office of Thrift Supervision as the basis for the denial of an application. Osage Federal Bank received a satisfactory Community
Reinvestment Act rating in its most recent Community Reinvestment Act examination by the Office of Thrift Supervision.

     FEDERAL HOME LOAN BANK SYSTEM. Osage Federal Bank is a member of the Federal Home Loan Bank of Topeka, which is one of twelve regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the Federal Home Loan Bank.

     As a member, Osage Federal Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Topeka in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage

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

loans, home purchase contracts or similar obligations at the beginning of each year or 5% of Federal Home Loan Bank advances. We are in compliance with this requirement. The Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

     The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. In addition, the Federal Housing Finance Board has proposed that the Federal Home Loan Banks increase their capital levels by retaining more earnings which has led several Federal Home Loan Banks to reduce their dividends.

                                    TAXATION

FEDERAL TAXATION

     Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

     All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Internal Revenue Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

     Osage Bancshares, Inc. may exclude from its income 100% of dividends received from Osage Federal Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

     Osage Federal Financial, Inc.'s and Osage Federal Bank's federal income tax returns have not been audited by the Internal Revenue Service during the past five years.

STATE TAXATION

     Osage Federal Financial, Inc. and its subsidiaries file Oklahoma income tax returns and are subject to a state income tax that is calculated based on federal taxable income, subject to certain adjustments. Osage Bancshares, Inc. is expected to be subject to Oklahoma taxation on the same basis.

     The state income tax returns of Osage Federal Financial, Inc. and its subsidiaries have not been audited during the past five years.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF OSAGE FEDERAL FINANCIAL, INC.

     Osage Federal Financial, Inc.'s Board of Directors is composed of seven members each of whom serves for a term of three years. Osage Federal Financial, Inc.'s bylaws require that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. Osage Federal Financial, Inc.'s executive officers are appointed annually by the Board and serve at the Board's discretion.

     The following table sets forth information with respect to the directors and executive officers of Osage Federal Financial, Inc.

                                        AGE AT                                                               CURRENT
                                       JUNE 30,                                                  DIRECTOR      TERM
NAME                                      2006     POSITION                                      SINCE(1)    EXPIRES
----                                      ----     --------                                      --------    -------
Mark S. White                             58       President, Chief Executive Officer and          1994        2006
                                                   Director
Harvey Payne                              58       Director                                        1996        2006
Gary Strahan                              53       Director                                        1994        2007
Richard Trolinger                         49       Executive Vice President, Chief Lending         1998        2007
                                                   Officer and Director
Martha Hayes                              66       Senior Vice President and Director              1984        2007
Milton Labadie                            75       Chairman of the Board and Director              1973        2008
Mark A. Formby                            49       Director                                        1996        2008
Sue Allen Smith                           49       Vice President and Chief Financial Officer       na          na
Frances Altaffer                          64       Vice President and Corporate Secretary           na          na

______________________
(1) Indicates the year the individual first became a director of Osage Federal Bank or Osage Federal Financial, Inc. Following the completion of Osage Federal Bank's mid-tier holding company reorganization and the formation of Osage Federal Financial, Inc. in 2004, each director of Osage Federal Bank automatically became a director of Osage Federal Financial, Inc.

     The business experience of each of our directors and executive officers is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.

     MARK S. WHITE has been the president and chief executive officer of Osage Federal Bank and a director since 1994. Prior to joining Osage Federal, he had served as the President and Chief Operating Officer of Green Country Federal Savings and Loan Association in Miami, Oklahoma since 1990. Mr. White serves as vice president and treasurer of the Bartlesville Area United Way and serves as treasurer of the Pawhuska High School Honors Banquet. In addition, Mr. White is a director and former president of the Bartlesville Credit Bureau and is a director and former president of the Kiwanis Club of Pawhuska. He also serves as a director of the Bartlesville Symphony.

     HARVEY PAYNE has been a director since 1996. Mr. Payne is a self-employed attorney and is also a director for the Tallgrass Prairie Preserve for The Nature Conservancy in Arlington, Virginia. Mr. Payne serves as a director of the Pawhuska Community Foundation and as attorney for the Osage County Historical Society.

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

     GARY STRAHAN has been a director since 1994. Mr. Strahan is a self-employed certified public accountant. Mr. Strahan serves as a director of the Osage County Historical Society, and a trustee and vice president of the Pawhuska Education Trust.

     RICHARD TROLINGER serves as executive vice president and has been the chief lending officer since 1994 and became a director in 1998. Mr. Trolinger is president of the Bartlesville Builders Association and a member of the Bartlesville Chamber of Commerce.

     MARTHA HAYES has been employed by Osage Federal Bank since 1974 and now serves as senior vice president and has been a director since 1984. She manages the human resources department, collections and purchasing functions and assists the president in daily operation matters. Mrs. Hayes is a member of the Pawhuska Hospital Auxiliary, the American Legion Auxiliary and the First Baptist Church of Pawhuska.

     MILTON LABADIE has been a member of the Board of Directors since 1973 and became chairman of the Board in 1994. Mr. Labadie retired as Chief Executive Officer of Osage Federal in 1995 after serving with Osage Federal since 1972. Mr. Labadie is a member of the Kiwanis Club.

     MARK A. FORMBY has been a director since 1996. Mr. Formby is a private investor and the owner of Formby Propane and Formby Foods (convenience stores) located in Pawhuska. Mr. Formby is past deacon chairman of the First Baptist Church in Pawhuska, Oklahoma. He is a past president of the Pawhuska Quarterback Club and past commissioner of the Pawhuska Little League Football. Mr. Formby is a member of the board of directors of the Oklahoma Grocer's Association. He is a licensed minister in the Southern Baptist Convention.

     SUE ALLEN SMITH has been employed with Osage Federal Bank since 2001. She is a certified public accountant. Ms. Smith is a member of Preserve Pawhuska and the Pawhuska Retail Merchants Association.

     FRANCES ALTAFFER has been employed by Osage Federal Bank since 1984 and has been vice president and corporate secretary since 1993. Mrs. Altaffer is a member of the First United Methodist Church of Pawhuska.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors holds regular and special meetings as needed. During the fiscal year ended June 30, 2006, Osage Federal Financial, Inc.'s Board of Directors met six times and Osage Federal Bank's Board of Directors held 12 regular meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors held during fiscal year 2006 and the total number of meetings held by all committees on which the director served during the year. We encourage directors to attend annual meetings of shareholders. All directors attended last year's annual meeting. Shareholders may send communications to the Board of Directors by addressing them to the Corporate Secretary at the main office.

     AUDIT COMMITTEE. The Audit Committee consists of Directors Formby, Labadie, Strahan and Payne. The committee meets quarterly with the internal auditors. This committee's main responsibilities include oversight of the external and internal auditors and review of audit reports. Osage Federal Financial, Inc. has adopted a written charter for the Audit Committee. The members of the Audit Committee would be considered independent under the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Strahan is an Audit Committee Financial Expert within the meaning of the regulations of the Securities and Exchange Commission and that he would be independent within the meaning of the listing requirements of The Nasdaq Stock Market if we were subject to such requirements. The Audit Committee met four times during fiscal year 2006.

     COMPENSATION COMMITTEE. The Compensation Committee consists of Directors Formby, Labadie, Payne, Strahan and White. President White does not participate in committee decisions regarding his own compensation. This committee meets as needed. The responsibilities of this committee include review of salary and bonus recommendations made by management. The Compensation Committee met two times during fiscal year 2006.

     NOMINATING COMMITTEE AND DIRECTOR NOMINATIONS PROCESS. Osage Federal Financial, Inc. does not have a standing nominating committee or committee performing similar functions. Instead, the full Board of Directors acts as a nominating committee for the selection of management's nominees for director and each director participates in the nomination process. All nominees are approved by a majority of the independent directors. The Board of Directors believes that its procedures provide adequate assurance that nominations are approved by independent directors. The Board of Directors will consider director candidates recommended by shareholders. Any such recommendations must be submitted to the Secretary at least 120 days prior to the date of the Annual Meeting and should include the nominee's name and qualifications for board membership. The Board believes that all nominees for director, including shareholder nominees, should have the highest personal and professional ethics and integrity; substantial business or other professional experience in the primary market area served by Osage Federal Bank; commitment to enhancing the business and prospects of Osage Federal Bank; ability to work with existing board members and management; ability to make appropriate level of commitment of time and resources to their duties as director; an understanding of banking and financial matters and the role of directors in the management of Osage Federal Financial, Inc.; and substantial personal investment in the common stock. All Board nominees for election at this year's annual meeting are incumbent directors standing for re-election. The Board of Directors held one meeting as a nominating committee during fiscal year 2006 in order to make nominations for directors.

DIRECTOR COMPENSATION

     BOARD FEES. Outside directors are currently paid a fee of $900 per month and an annual bonus of $1,000. Directors who also serve as employees are paid a fee of $700 per month. Members of the Audit Committee are also paid a fee of $250 per meeting. The aggregate fees paid to the directors for the fiscal year ended June 30, 2006 were $76,400.

     SUPPLEMENTAL INCOME AGREEMENTS. Osage Federal Bank has entered into Supplemental Income Agreements with Messrs. Formby, Payne and Strahan pursuant to which we will pay them an annual benefit of $6,000 upon their attainment of age 65, assuming that they remain directors until such time. They may be eligible for reduced benefits at age 62 if they remain with Osage Federal Bank until such time. In the event one of the directors should die prior to age 65 while in active service, Osage Federal Bank will pay the accrued liability for the benefit to his designated beneficiary or, if no beneficiary has been designated, to his estate. In the event a director terminates service due to disability, he will be entitled to receive a distribution of his accrued liability account. If, prior to age 65, a director is terminated within three years after Osage Federal Bank is merged into another institution or undergoes a stock conversion, or after a stock conversion, there is a change in control and he is terminated for any reason other than discharge for cause or his base fee is reduced without his consent, he will be entitled to receive the early retirement benefit to which he would be otherwise entitled if he is 62 or older or the minimum early retirement benefit to which he would be entitled at age 62 if he is less than age 62. For purposes of the Supplemental Income Agreements, change in control is defined as the transfer of 10% or more of the voting stock of Osage Federal Bank by any means other than by will or intestate and acquired by one party or parties acting in concert other than a transfer to a trust for the benefit of Osage Federal Bank's employees. As of June 30, 2006, we had accrued $2,683, $10,352 and $4,487 for its liabilities under the Supplemental Income Agreements with Messrs. Formby, Payne and Strahan, respectively.

     We have purchased life insurance policies on Messrs. Formby, Payne and Strahan, the earnings on which are expected to offset the costs of the supplemental income program. We have entered into Split Dollar Agreements with each of Messrs. Formby, Payne and Strahan or their estates pursuant to which they are entitled to receive 50% of the net at-risk insurance portion of the proceeds of the policy if they should die while serving on the board or if they are retired or terminated due to disability. The net at-risk portion is the total proceeds less the cash value of the policy. If the director is not serving on the board at the time of death, he will be entitled to the vested portion of the death benefit. The directors are vested in $20,000 in proceeds at age 62 and vest ratably in the remainder of the death benefit to 100% at age 65.

EXECUTIVE COMPENSATION

     Osage Federal Financial, Inc. has no full time employees, but relies on the employees of Osage Federal Bank for the limited services required by us. All compensation paid to officers and employees is paid by Osage Federal Bank.

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash and non-cash compensation awarded to or earned by the executive officers of Osage Federal Financial, Inc. No other executive officer of either Osage Federal Bank or Osage Federal Financial, Inc. had a salary and bonus for the fiscal year ended June 30, 2006, that exceeded $100,000 for services rendered in all capacities to Osage Federal Bank or Osage Federal Financial, Inc.

                                                                         LONG-TERM COMPENSATION
                                                                   ------------------------------------
                                                                                 AWARDS
                                                 ANNUAL            ------------------------------------
                                              COMPENSATION             RESTRICTED       SECURITIES
                                         ---------------------           STOCK          UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION  YEAR     SALARY          BONUS          AWARD(S)          OPTIONS       COMPENSATION
   ---------------------------  ----     ------          -----          --------          -------       ------------
   Mark S. White                2006    $99,000        $7,500         $     --              --              $28,633(2)
   President and Chief          2005     95,500         9,000          138,014 (1)        28,516             23,686
   Executive Officer            2004     92,000         7,500              --               --               18,365

__________________
(1) Based on the grant date value ($12.10 per share) of 11,406 shares of restricted stock awarded under the 2004 Restricted Stock Plan on November 17, 2004. Such shares vest at the rate of 20% per year beginning one year from the date of grant. Dividends paid on shares of restricted stock are distributed upon vesting. At June 30, 2006, Mr. White had 9,125 unvested shares of restricted stock which had an aggregate value of $182,500 based on the closing price reported for the Common Stock on the OTC Bulletin Board on that date ($20.00 per share).
(2) Consists of matching and supplemental contributions to his account in the Osage Federal Employees' Savings and Profit Sharing Plan ($3,960), director fees ($8,400), the value of compensation attributable to paid life insurance premiums ($2,307), and the value of 960.5 shares allocated to his account in the employee stock ownership plan ($13,966).

     AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2006 AND YEAR-END OPTION VALUES. The following table sets forth information concerning the value of options held by Mr. White at the end of the fiscal year. No SARs have been granted to Mr. White and no options were exercised by him during the past fiscal year.

                        NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                 AT FISCAL YEAR END               AT FISCAL YEAR-END (1)
                        -------------------------------        ---------------------------
        NAME            EXERCISABLE      UNEXERCISABLE         EXERCISABLE   UNEXERCISABLE
        ----            ------------------------------         -----------   -------------
Mark S. White               5,703             22,813           $45,054         $180,223

_____________
(1) Based on the difference between the exercise price and the fair market value of the underlying securities at fiscal year-end.

     We do not currently have any employment agreements with our executive officers. The Board of Directors may consider entering into employment or change-in-control severance agreements with these officers following the conversion.

     SALARY CONTINUATION AGREEMENT. Osage Federal Bank has entered into a Salary Continuation Agreement with Mark S. White pursuant to which he is entitled to receive a monthly retirement benefit at the annualized rate of $35,000 per year until death provided that he remains continuously employed by Osage Federal Bank until age 65. Mr. White is eligible for an actuarially reduced benefit if he retires prior to age 65 but after age 62. If Mr. White is terminated within three years after Osage Federal Bank is merged into another institution or undergoes a stock conversion, or after a stock conversion, there is a change in control and he is terminated for any reason other than discharge for cause or his base salary is reduced without his consent prior to age 65, he will be entitled to receive the early retirement benefit to which he would be otherwise entitled if he is 62 or older or the minimum early retirement benefit to which he would be entitled at age 62 if he is less than age 62. For purposes of the Salary Continuation Agreement, change in control is defined as the transfer of 10% or more of the voting stock of Osage Federal Bank by any means other than by will or intestate and acquired by one party or parties acting in concert other than a transfer to a trust for the benefit of Osage Federal Bank's employees. If Mr. White is terminated before age 62 for a reason other than cause, he will be entitled to a lump sum payment of the accrued liability balance at the date of termination. In the event of Mr. White's death prior to retirement, his designated beneficiary will be entitled to receive the balance of his accrued liability retirement account. As of June 30, 2006, Osage Federal Bank had accrued $59,649 for its liability to Mr. White under the Salary Continuation Agreement.

     Osage Federal Bank's obligations under the Salary Continuation Agreement are unfunded and unsecured. Osage Federal Bank has purchased life insurance policies on Mr. White, the earnings on which are expected to offset the expense of the plan. Osage Federal Bank has entered into a Split Dollar Agreement with Mr. White pursuant to which Mr. White's beneficiaries are entitled upon his death to receive 85% of the net at-risk portion of the proceeds of the policy. The net at-risk portion of the proceeds is equal to the total proceeds less the cash value of the policy. If Mr. White is not employed by the Bank at the time of his death, his beneficiary will be entitled to a percentage of the full death benefit based on the number of years of his service since the effective date of the agreement with a minimum payout of $20,000 and a full payout after eight years of service.

EMPLOYEE STOCK OWNERSHIP PLAN

     Osage Federal Financial, Inc. has previously established an employee stock ownership plan for the exclusive benefit of participating employees of Osage Federal Financial, Inc. and its subsidiaries. We intend to continue this plan after the conversion. Participating employees are employees who have completed one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan has been received by the IRS.

     The employee stock ownership plan is funded by contributions made by Osage Federal Financial, Inc. in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In addition to the common stock previously acquired by the plan with funds borrowed by Osage Federal Financial, Inc., with a current outstanding loan balance of $413,000, we intend for the plan trust to borrow additional funds with which to acquire 8.03% of the common stock to be sold in the offering, or 201,828 shares at the midpoint of the offering range, requiring a loan of $2.0 million. The employee stock ownership plan intends to borrow such funds for such new stock purchase and to refinance the existing plan trust debt from Osage Federal Financial, Inc. The combined outstanding balance of the new debt and the refinanced debt will total between $2.1 million and $2.7 million. The new loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately ten years.

     Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Contributions to the employee stock ownership plan by Osage Federal Financial, Inc. and its subsidiaries are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Plan. As a result, benefits payable under this plan cannot be estimated.

     The Board of Directors appointed the outside directors to serve as employee stock ownership plan trustees and as the members of the Employee Stock Ownership Plan Committee. The Employee Stock Ownership Plan Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares.

2004 STOCK OPTION AND RESTRICTED STOCK PLANS

     Directors and officers have been awarded options to purchase shares of common stock under the Osage Federal Financial, Inc. 2004 Stock Option Plan, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each non-employee director has been awarded options to purchase 5,703 shares. Mr. White was awarded options to purchase 28,516 shares, Mr. Trolinger was awarded options to purchase 17,110 shares, Ms. Smith and Mrs. Hayes were each awarded options to purchase 11,406 shares and Mrs. Altaffer was awarded options to purchase 5,703 shares. These options are first exercisable at a rate of 20% one year after the date of grant and 20% annually thereafter during continued service as an employee, director or director emeritus. Upon disability, death, or a change in control, these awards become 100% exercisable. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion.

     Directors and officers have also been awarded shares of restricted stock under the Osage Federal Bank 2004 Restricted Stock Plan. Each non-employee director has been awarded 2,281 shares of restricted stock. Mr. White was awarded 11,406 shares of restricted stock, Mr. Trolinger was awarded 6,844 shares of restricted stock, Ms. Smith and Mrs. Hayes were each awarded 4,562 shares and Mrs. Altaffer was awarded 2,281 shares. Restricted stock awards are earned at the rate of 20% one year after the date of grant and 20% annually thereafter during periods of service as an employee, director or director emeritus. All awards become immediately 100% vested upon death or disability or termination of service following a change in control. The restricted stock awards will be adjusted for the exchange ratio in connection with the conversion. The 2004 Restricted Stock Plan has purchased sufficient shares in the open market to fund all current and future awards under this plan.

     EQUITY COMPENSATION PLAN INFORMATION. Set forth below is information as of June 30, 2006 with respect to compensation plans under which equity securities of Osage Federal Financial, Inc. are authorized for issuance.

                                                       (A)                    (B)                      (C)
                                                                                                NUMBER OF SECURITIES
                                               NUMBER OF SECURITIES     WEIGHTED-AVERAGE         REMAINING AVAILABLE
                                                TO BE ISSUED UPON       EXERCISE PRICE OF     FOR FUTURE ISSUANCE UNDER
                                                   EXERCISE OF            OUTSTANDING        EQUITY COMPENSATION PLANS
                                               OUTSTANDING OPTIONS,     OPTIONS, WARRANTS       (EXCLUDING SECURITIES
                                               WARRANTS AND RIGHTS         AND RIGHTS         REFLECTED IN COLUMN (A))
                                               -------------------         ----------         ------------------------
EQUITY COMPENSATION PLANS
  APPROVED BY SHAREHOLDERS
   2004 Stock Option Plan...............              96,952                  $12.10                      11,409
   2004 Restricted Stock Plan...........              32,850                      --                       4,566

EQUITY COMPENSATION PLANS NOT
    APPROVED BY SECURITY HOLDERS........                 N/A                     N/A                         N/A
                                                   ---------                --------                 -----------
     TOTAL.............................              129,802                $  12.10                      15,975
                                                   =========                ========                 ===========

POTENTIAL STOCK BENEFIT PLANS

     STOCK OPTION PLAN. We intend to adopt a new stock option plan for the benefit of directors, officers and key employees following the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the stock option plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the stock option plan is implemented within one year of the completion of the conversion, it will comply with the Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. Such stock option plan may reserve an amount of common stock equal to up to 10% of the shares of common stock sold in the offering for awards under such plan. No determinations have been made as to the time of implementation of such stock option plan, the specific terms of such plan or any allocation of awards that may be made under such plan.

     The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Osage Bancshares, Inc. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Internal Revenue Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plan would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including length of service, job duties and responsibilities and job performance.

     RESTRICTED STOCK PLAN. We also intend to establish a new restricted stock plan to provide our directors and officers with an additional proprietary interest in Osage Bancshares, Inc. We intend to adopt the restricted stock plan after the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the restricted stock plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the restricted stock plan is implemented within one year of the completion of the conversion, it will comply with the Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible directors and officers.

     We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering, provided, however, that, pursuant to the regulations of the Office of Thrift Supervision, the plan will be limited to up to 3% if such plan is established within one year of the conversion and if Osage Federal Bank does not have in excess of 10% tangible capital following the conversion. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan or any allocation of awards that may be made under such plan.

     DILUTION. While our intention is to fund the existing and new stock option plans and restricted stock plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest if the plans are instead funded with newly-issued shares.

     The issuance of authorized but unissued shares of stock to the new restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.97%.

     The issuance of authorized but unissued shares of stock to the new stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.77%.

     As of June 30, 2006, we have 14,829 exercisable options outstanding. If any options are exercised during the first year following the completion of this offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the outstanding options and the cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or compelling business purpose for purposes of this test. Osage Bancshares, Inc. plans to register the shares to be issued upon exercise of outstanding options under the Securities Act of 1933 upon completion of the conversion.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During the two years ended June 30, 2006, no directors, officers or their immediate family members were engaged in business transactions with Osage Federal involving more than $60,000 (other than through a loan as part of Osage Federal Bank's regular lending operations).

     Osage Federal Bank makes loans to its directors, officers and employees in the ordinary course of business. Directors and officers do not receive any discounts or waivers of fees. Employees are offered loans on the same terms and conditions as if offered to the general public with two exceptions. If an employee has been employed by Osage Federal for at least six months, the employee will receive an interest rate discount of 0.5% for a mortgage loan on their personal residence while they are employed. This rate reduction ceases at termination of employment. In addition, employees receive a waiver of the $25 document preparation fee for consumer loans. Loans to directors, officers and employees are otherwise on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons. Such loans also do not include more than the normal risk of collectibility or present other unfavorable features. Osage Federal Financial, Inc. is prohibited from making loans to its directors and executive officers. Any future material transactions between Osage Bancshares, Inc. and its officers and directors will be approved by a majority of the independent directors who do not have an interest in the transaction and who have access to our counsel or independent legal counsel at our expense.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 30, 2006, the ownership of Osage Federal MHC and the ownership of all executive officers and directors of Osage Federal Financial, Inc., individually and as a group. Other than as set forth in the table, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at June 30, 2006. Information regarding the planned purchases of common stock in the stock offering by directors and executive officers of Osage Federal Financial, Inc. (including in each case all "associates" of the directors and executive officers) is set forth under Proposed Stock Purchases by Management at page __. The business address of each owner shown below is 239 East Main Street, Pawhuska, Oklahoma 74056.

NAME AND ADDRESS                                    AMOUNT AND NATURE OF               PERCENT OF SHARES OF
OF BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP (1)           COMMON STOCK OUTSTANDING
-------------------                               ------------------------           ------------------------
Osage Federal MHC
239 East Main Street
Pawhuska, Oklahoma  74056                                1,596,919                               69.83%

Mark S. White                                               42,411                                1.84
Harvey Payne                                                32,768                                1.42
Gary Strahan                                                28,039                                1.22
Richard Trolinger                                           26,761                                1.16
Martha Hayes                                                23,529                                1.02
Milton Labadie                                               8,098                                *
Mark A. Formby                                              52,225                                2.26
Sue Allen Smith                                             23,482                                1.02
Frances Altaffer                                            11,600                                *

All directors and executive
  officers as a group                                      248,913                               10.79%

________
*        Less than 1.0% of shares outstanding.
(1) Includes 5,703 and 3,422 shares which Mr. White and Mr. Trolinger, respectively, have the right to acquire pursuant to the exercise of options, 2,281 shares which Ms. Smith and Mrs. Hayes each have the right to acquire pursuant to the exercise of options and 1,141 shares which each non-employee director and Mrs. Altaffer have the right to acquire pursuant to the exercise of options.

PROPOSED STOCK PURCHASES BY MANAGEMENT

     The table below sets forth, for each of our directors and executive officers, the following information:

     (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Osage Federal Financial, Inc. common stock as of June 30, 2006;

     (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

     (3) the total amount of our common stock to be held upon consummation of the conversion.


     The table below assumes that 4,140,000 shares are outstanding after the offering, which includes the sale of 2,890,962 shares in the offering (the maximum) and the issuance of 1,249,038 shares in exchange for shares of Osage Federal Financial, Inc. See The Stock Offering - Limitations on Purchases of Common Stock at page __. The table does not take into account any stock benefit plans to be adopted following the stock offering. See Management - Potential Stock Benefit Plans at page __.

                                                                                            PROPOSED TOTAL
                                                            PROPOSED PURCHASES OF         COMMON STOCK HELD
                                                             CONVERSION STOCK(2)          AFTER THE OFFERING
                                          NUMBER OF        ----------------------       ---------------------
                                         EXCHANGE          NUMBER                       NUMBER
                                       SHARES TO BE          OF                           OF
                 NAME                      HELD (1)        SHARES       AMOUNT($)       SHARES      % OF TOTAL
                 ----                      --------        ------       ---------       ------      ----------
   Mark S. White                             ______           ______        $_______       ______          ____%
   Harvey Payne                              ______           ______         _______       ______          ____%
   Gary Strahan                              ______           ______         _______       ______          ____%
   Richard Trolinger                         ______           ______         _______       ______          ____%
   Martha Hayes                              ______           ______         _______       ______          ____%
   Milton Labadie                            ______           ______         _______       ______          ____%
   Mark A. Formby                            ______           ______         _______       ______          ____%
   Sue Allen Smith
   Frances Altaffer                          ______           ______         _______       ______          ____%
            Total                            ______           ______         _______       ______          ____%

___________________
*    Less than 1.0%.
(1) Share amounts exclude shares of common stock which each of the above are entitled to acquire through the exercise of current stock options.
(2) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the employee stock ownership plan. Purchases by the employee stock ownership plan are expected to be 8% of the shares sold in the offering.

                                 THE CONVERSION

     THE BOARD OF DIRECTORS ADOPTED THE PLAN AUTHORIZING THE CONVERSION ON JULY 21, 2006, SUBJECT TO THE APPROVAL OF THE OFFICE OF THRIFT SUPERVISION, MEMBERS OF OSAGE FEDERAL MHC, STOCKHOLDERS OF OSAGE FEDERAL FINANCIAL, INC. AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. WE RECEIVED AUTHORIZATION FROM THE OFFICE OF THRIFT SUPERVISION TO CONDUCT THE CONVERSION ON ____________, 2006. OFFICE OF THRIFT SUPERVISION AUTHORIZATION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF AN INVESTMENT IN OUR STOCK BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

     On July 21, 2006, the Board of Directors adopted the plan of conversion and reorganization, which was subsequently amended. In accordance with the plan, Osage Federal MHC will convert from a mutual holding company to a full stock corporation. Public stockholders currently own approximately 30% of Osage Federal Financial, Inc. and the remaining 70% is owned by Osage Federal MHC. Upon consummation of the conversion, Osage Federal MHC will cease to exist. The stock held by the public stockholders of Osage Federal Financial, Inc. will be converted into shares of Osage Bancshares, Inc., a newly-formed Maryland corporation. After the conversion, Osage Federal Bank will be a wholly-owned subsidiary of Osage Bancshares, Inc.

SHARE EXCHANGE RATIO

     Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders of Osage Federal Financial, Inc. will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Osage Federal Financial, Inc. common stock will, on the date of completion of the conversion, be automatically converted into and become the right to receive a number of exchange shares determined pursuant to the exchange ratio. The public stockholders of Osage Federal Financial, Inc. common stock will own the same percentage of common stock in Osage Bancshares, Inc. after the conversion as they hold in Osage Federal Financial, Inc., subject to additional purchases, or the receipt of cash in lieu of fractional shares. The total number of shares of Osage Bancshares, Inc. held by the former public stockholders of Osage Federal Financial, Inc. common stock after the conversion will also be affected by any purchases by these persons in the offering.

     Based on the independent valuation, the 69.83% of the outstanding shares of Osage Federal Financial, Inc. common stock held by Osage Federal MHC as of the date of the independent valuation and the 30.17% public ownership interest of Osage Federal Financial, Inc., the following table sets forth, at the minimum, mid-point, maximum, and adjusted maximum of the offering range:

     o the total number of subscription shares and exchange shares to be issued in the conversion;

     o    the total shares of common stock outstanding after the conversion;

     o    the exchange ratio; and

     o the number of shares an owner of Osage Federal Financial, Inc. will receive in the exchange, adjusted for the number of shares sold in the offering.

                                                     SHARES OF OSAGE
                                                   BANCSHARES, INC. TO BE                                  100 SHARES OF
                                                       EXCHANGED FOR                                       OSAGE FEDERAL
                                                     EXISTING SHARES OF                                 FINANCIAL, INC. WOULD
                            SHARES TO BE SOLD          OSAGE FEDERAL        TOTAL SHARES                 BE EXCHANGED FOR THE
                             IN THE OFFERING           FINANCIAL, INC.       OF COMMON                  FOLLOWING NUMBER OF
                            -------------------     --------------------    STOCK TO BE     EXCHANGE      SHARES OF OSAGE
                            AMOUNT      PERCENT     AMOUNT       PERCENT    OUTSTANDING       RATIO       BANCSHARES, INC.
                            ------      -------     ------       -------    -----------       -----       ----------------
Minimum..............       2,136,798    69.83%        923,202    30.17%        3,060,000      1.3378             133
Midpoint.............       2,513,880    69.83%      1,086,120    30.17%        3,600,000      1.5739             157
Maximum..............       2,890,962    69.83%      1,249,038    30.17%        4,140,000      1.8099             180
Maximum, as adjusted.       3,324,606    69.83%      1,436,394    30.17%        4,761,000      2.0814             208


     Outstanding options to purchase shares of Osage Federal Financial, Inc. common stock will be converted into options to purchase our shares of common stock. At June 30, 2006 there were outstanding options granted and exercisable to purchase 14,829 shares of Osage Federal Financial, Inc. common stock. An additional 11,409 shares are available to be granted under the 2004 Stock Option Plan and 4,566 shares are available to be awarded under the 2004 Restricted Stock Plan. The number of shares of common stock to be received upon exercise of these options and issuance of awards will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of these options and restricted stock awards will not be affected.

EFFECT OF THE CONVERSION ON MINORITY STOCKHOLDERS

     EFFECT ON STOCKHOLDERS' EQUITY PER SHARE OF THE SHARES EXCHANGED. The conversion will increase the stockholders' equity of the public stockholders of Osage Federal Financial, Inc. common stock. At June 30, 2006, the stockholders' equity per share of Osage Federal Financial, Inc. common stock was $5.74 including shares held by Osage Federal MHC. As set forth under the pro forma information set forth for June 30, 2006, under Pro Forma Data at page __, pro forma stockholders' equity per share is $10.29, $9.68, $9.21 and $8.81, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range.

     EFFECT ON EARNINGS PER SHARE OF THE SHARES EXCHANGED. The conversion will also affect the public stockholders of Osage Federal Financial, Inc. common stock pro forma earnings per share. For the year ended June 30, 2006, basic and diluted earnings per share of Osage Federal Financial, Inc. common stock was $0.28 and $0.28, respectively, including shares held by Osage Federal MHC. As set forth under the pro forma information set forth for the year ended June 30, 2006 under Pro Forma Data at page __, pro forma earnings per share range from $0.34 to $0.26 for the minimum to the maximum, as adjusted of the offering range.

     DISSENTERS' AND APPRAISAL RIGHTS. Under Office of Thrift Supervision regulations, dissenters' rights of appraisal are available to holders of common stock in connection with the conversion and reorganization.

EFFECTS OF THE CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

     GENERAL. Each depositor in Osage Federal Bank has both a deposit account in Osage Federal Bank and a pro rata ownership interest in the net worth of Osage Federal MHC based upon the balance in his or her account. This interest may only be realized in the event of a liquidation of Osage Federal MHC and Osage Federal Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Osage Federal MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account, but nothing for his ownership interest in the net worth of Osage Federal MHC, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Osage Federal MHC and Osage Federal Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Osage Federal MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Osage Federal Bank.

     CONTINUITY. The stock offering will not have any effect on Osage Federal Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, Osage Federal Bank will continue to be subject to regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

     DEPOSITS AND LOANS. Each holder of a deposit account in Osage Federal Bank at the time of the stock offering will continue as an account holder in Osage Federal Bank after the stock offering, and the stock offering will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The stock offering will not affect the loans of any borrower from Osage Federal Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

     VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of Osage Federal Bank are members of, and have voting rights in, Osage Federal MHC as to all matters requiring membership action. Upon completion of the conversion, Osage Federal MHC will cease to exist and depositors and borrowers will cease to be members of Osage Federal MHC and will no longer be entitled to vote at meetings of Osage Federal MHC. Upon completion of the conversion, Osage Bancshares, Inc. will be the sole stockholder of Osage Federal Bank and have all voting rights in Osage Federal Bank. Stockholders of the Osage Bancshares, Inc. will have exclusive voting rights in such corporation. Depositors of Osage Federal Bank will not have voting rights after the conversion except to the extent that they become our stockholders through the purchase of common stock.

     TAX EFFECTS. Osage Federal Financial, Inc. has received an opinion from Malizia Spidi & Fisch, PC and an opinion from BKD, LLP with regard to federal and state income taxation, respectively, to the effect that the adoption and implementation of the plan of conversion will not be taxable for federal or state income tax purposes to Osage Federal Financial, Inc., Osage Federal MHC, the minority stockholders, members of Osage Federal MHC, eligible account holders, supplemental eligible account holders or Osage Federal Bank. See Federal and State Tax Consequences of the Conversion at page __.

     EFFECT ON LIQUIDATION RIGHTS. Each depositor in Osage Federal Bank has both a deposit account in Osage Federal Bank and a pro rata ownership interest in the net worth of Osage Federal MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Osage Federal MHC and Osage Federal Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Osage Federal MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Osage Federal MHC, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Osage Federal MHC and Osage Federal Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Osage Federal MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

     In the unlikely event that Osage Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of September 30, 2006 and June 30, 2005 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Osage Bancshares, Inc. as the holder of Osage Federal Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See Liquidation Rights at page __.

FEDERAL AND STATE TAX CONSEQUENCES OF THE CONVERSION

     We have received opinions from Malizia Spidi & Fisch, PC, and from BKD, LLP on the federal and Oklahoma tax consequences, respectively, of the stock offering. The opinions have been filed as exhibits to the registration statement of which this prospectus is a part and cover those federal tax matters that are material to the transaction. The opinions are made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinions. The opinions provide that:

     The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of the Internal Revenue Code Section 368(a)(1)(A). Osage Federal MHC, Osage Bancshares, Inc., Osage Federal Financial, Inc., and Osage Federal Bank will be a party to a "reorganization" as defined in the Internal Revenue Code Section 368(b).

     o Osage Federal MHC will not recognize any gain or loss on the transfer of its assets to Osage Federal Bank in exchange for Osage Federal Bank liquidation interests for the benefit of Osage Federal MHC members who remain members of Osage Federal Bank.

     o No gain or loss will be recognized by Osage Federal Bank upon the receipt of the assets of Osage Federal MHC in exchange for the transfer to the members of Osage Federal Bank liquidation interests.

     o No gain or loss will be recognized by Osage Federal Bank upon the receipt of the assets of Interim Bank #2 (Osage Federal Financial, Inc.) and Interim Bank #3 pursuant to the conversion.

     o No gain or loss will be recognized by Osage Bancshares, Inc. following its conversion to a federal stock savings bank) pursuant to the conversion.

     o The reorganization of Osage Bancshares, Inc. as the holding company of Osage Federal Bank qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A) by virtue of Internal Revenue Code Section 368(a)(2)(E). Therefore, Osage Federal Bank, Osage Bancshares, Inc. and Interim Bank #3 will each be a party to a reorganization, as defined in Internal Revenue Code Section 368(b).

     o No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to Osage Federal Bank pursuant to the conversion.

     o Members will recognize no gain or loss upon the receipt of Osage Federal Bank liquidation interests.

     o    No gain or loss will be recognized by Osage Bancshares,  Inc. upon the
          receipt  of  Bank  Stock   solely  in  exchange  for  stock  of  Osage
          Bancshares, Inc.

     o Current stockholders of Osage Federal Financial, Inc. will not recognize any gain or loss upon their exchange of common stock solely for shares of stock of Osage Bancshares, Inc.

     o Each stockholder's aggregate basis in shares of stock of Osage Bancshares, Inc. received in the exchange will be the same as the aggregate basis of common stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

     o No gain or loss will be recognized by Osage Bancshares, Inc. on the receipt of money in exchange for stock of Osage Bancshares, Inc. sold in the offering.

     o No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the non-transferable subscription rights to purchase shares of stock of Osage Bancshares, Inc.

     The opinion in the last bullet above is predicated on representations from Osage Federal Bank, Osage Bancshares, Inc., Osage Federal Financial, Inc. and Osage Federal MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the last bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.

     If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

     We are also subject to Oklahoma income taxes and have received an opinion from BKD, LLP that the stock offering will be treated for Oklahoma state tax purposes similarly to the treatment of the stock offering for federal tax purposes.

     Unlike a private letter ruling from the Internal Revenue Service, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the Internal Revenue Service or the Oklahoma tax authorities. ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES IN THE EVENT THE SUBSCRIPTION RIGHTS ARE DETERMINED TO HAVE ANY MARKET VALUE.

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of Osage Federal Financial, Inc. prior to the conversion, all claims of creditors of Osage Federal Financial, Inc., including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of Osage Federal Financial, Inc. remaining, these assets would be distributed to stockholders, including Osage Federal MHC. In the unlikely event that Osage Federal MHC and Osage Federal Financial, Inc. are liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Osage Federal MHC remaining, members of Osage Federal MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Osage Federal Bank immediately prior to liquidation. In the unlikely event that Osage Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to Osage Bancshares, Inc. as the holder of Osage Federal Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

     The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion and reorganization) in an amount equal to the greater of:

     (1) Osage Federal MHC's ownership interest (i.e., 69.83%) in the stockholders' equity of Osage Federal Financial, Inc. as of the date of its latest balance sheet contained in this prospectus; or
     (2) the net worth of Osage Federal Bank as of the latest statement of financial condition contained in this prospectus.

     The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Osage Federal Bank after the conversion with an interest in the unlikely event of the complete liquidation of Osage Federal Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account
Holder that continues to maintain his or her deposit account at Osage Federal Bank, would be entitled, on a complete liquidation of Osage Federal Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Osage Bancshares, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, checking accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Osage Federal Bank on June 30, 2005. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2005 or September 30, 2006 bears to the balance of all deposit accounts in Osage Federal Bank on such dates.

     If, however, on any June 30 annual closing date commencing after the completion of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2005 or September 30, 2006 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Osage Bancshares, Inc. as the sole stockholder of Osage Federal Bank.

AMENDMENT OR TERMINATION OF THE PLAN OF CONVERSION AND REORGANIZATION

     If deemed necessary or desirable by the Board of Directors, the plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from members and stockholders to vote on the plan and at any time thereafter with the concurrence of the Office of Thrift Supervision. Any amendment to the plan made after approval by the members and stockholders with the concurrence of the Office of Thrift Supervision shall not necessitate further approval by the members or stockholders unless otherwise required by the Office of Thrift Supervision. The plan shall terminate if the sale of all shares of conversion stock is not completed within 24 months from the date of the special meeting of members. Prior to the earlier of the special meeting of members and the stockholders' meeting, the plan may be terminated by the Board of Directors without approval of the Office of Thrift Supervision; after the special meeting or the stockholders' meeting, the Board of Directors may terminate the plan only with the approval of the Office of Thrift Supervision.

CONDITIONS TO THE CONVERSION

     We cannot complete our conversion and our offering unless:

     (1)  We sell a minimum of 2,136,798 shares of common stock;
     (2) The plan of conversion is approved by at least a majority of the votes eligible to be cast by members of Osage Federal MHC;
     (3) The plan of conversion is approved by at least two-thirds of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., including those shares held by Osage Federal MHC; and
     (4) The plan of conversion is approved by at least a majority of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., excluding those shares held by Osage Federal MHC.

     The plan of conversion must also be approved by the Office of Thrift Supervision, which has given its conditional approval. If such conditions are not met before we complete the offering, all funds received will be promptly returned with interest at Osage Federal Bank's regular savings rate and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.

     Osage Federal MHC intends to vote its 69.83% ownership interest in favor of the conversion. In addition, as of June 30, 2006, directors and executive officers of Osage Federal Financial, Inc. and their associates had voting power over ______ shares of Osage Federal Financial, Inc., or ____% of the total outstanding shares. They intend to vote those shares in favor of the conversion. Certain directors who serve as the trustee committee for Osage Federal Bank's 2004 Restricted Stock Plan may direct the voting of _____ shares held in the plan trust. Additionally, certain directors and an executive officer who serve as employee stock ownership plan trustees may vote 41,334 unallocated shares of the Osage Federal Financial, Inc. employee stock ownership plan and may vote, in the trustees' fiduciary capacity, allocated shares of the employee stock ownership plan for which no timely voting directions have been received from plan participants.

                               THE STOCK OFFERING

     THE BOARD OF DIRECTORS ADOPTED THE PLAN AUTHORIZING THE CONVERSION ON JULY 21, 2006, SUBJECT TO THE APPROVAL OF THE OFFICE OF THRIFT SUPERVISION. WE RECEIVED AUTHORIZATION FROM THE OFFICE OF THRIFT SUPERVISION TO CONDUCT THE STOCK OFFERING ON ____________, 2006. OFFICE OF THRIFT SUPERVISION AUTHORIZATION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF AN INVESTMENT IN OUR STOCK BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

     On July 21, 2006, the Board of Directors adopted the plan of conversion and reorganization, which was subsequently amended, pursuant to which Osage Bancshares, Inc. will sell shares of common stock to eligible depositors of Osage Federal Bank in a subscription offering and, if necessary, to the general public if a community and/or a syndicated community offering is held. The Board of Directors unanimously adopted the plan after consideration of the advantages and the disadvantages of the stock offering. After we receive the required authorization from the Office of Thrift Supervision, the stock will be issued. The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the Office of Thrift Supervision.

     We are offering between a minimum of 2,136,798 shares and an anticipated maximum of 2,890,962 shares of common stock in the offering (subject to adjustment to up to 3,324,606 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, central time, on [EXPIRATION DATE], unless extended. See Deadlines for Purchasing Stock at page __. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.

     In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscriber funds will be placed in a segregated account at Osage Federal Bank no later than noon of the business day following receipt and pending completion or termination of the offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

CONDUCT OF THE OFFERING

     Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

     o Eligible Account Holders (depositors at the close of business on June 30, 2005 with deposits of at least $50.00);

     o    the employee stock ownership plan;

     o Supplemental Eligible Account Holders (depositors at the close of business on September 30, 2006 with deposits of at least $50.00); and

     o Other Members (depositors at the close of business on [VOTING RECORD DATE] and borrowers as of [VOTING RECORD DATE] who have been borrowers continuously since July 16, 2003.)

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

     To the extent that shares remain available and depending on market conditions during the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the community offering. In any community offering or syndicated community offering, we will first fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock.

     Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

SUBSCRIPTION OFFERING

     SUBSCRIPTION RIGHTS. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons:

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, non-transferable subscription rights to purchase, combined with shares received by that Eligible Account Holder as an existing stockholder pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Stock, up to the greater of:

     (i) the maximum purchase limitation in the community offering (i.e., 35,000 shares);

     (ii) one-tenth of 1% of the total shares of common stock offered in the subscription offering; and

    (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. The balance of qualifying deposits of all eligible account holders was $__ million.

     If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on June 30, 2005, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in Osage Federal Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest on June 30, 2005. In the event of an oversubscription at the Eligible Account Holder level, failure to list an account could result in fewer shares being allocated to that Eligible Account Holders than if all accounts had been disclosed.

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

     PRIORITY 2: THE EMPLOYEE PLANS. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder, will receive, without payment therefor, non-transferable subscription rights to purchase, combined with any shares received by that Supplemental Eligible Account Holder as an existing stockholder pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock, up to the greater of:

     (i) the maximum purchase limitation in the community offering (i.e., 35,000 shares);

     (ii) one-tenth of 1% of the total shares of common stock offered in the subscription offering; and

    (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. The balance of qualifying deposits of all supplemental eligible account holders was $__ million.

     If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on September 30, 2006, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of September 30, 2006. In the event of an oversubscription at the Supplemental Eligible Account Holder level, failure to list an account could result in fewer shares being allocated to that Supplemental Eligible Account Holder than if all accounts had been listed.

     PRIORITY 4: OTHER MEMBERS. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of Osage Federal MHC (depositor of Osage Federal Bank) on the voting record date of [VOTING RECORD DATE] who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 35,000 shares, subject to the overall purchase limitations. See Limitations on Purchases of Common Stock at page __. If there are not sufficient shares available to satisfy all

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

subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

     STATE SECURITIES LAWS. We, in our sole discretion, will make efforts to comply with the securities laws of any state in the United States in which Osage Federal Bank account holders at the eligibility record date or the supplemental eligibility record date reside, and will only offer the common stock in states in which the offers and sales comply with state securities laws. However, subject to our sole discretion, no person will be offered common stock if he resides in a foreign country or in a state of the United States with respect to which any of the following apply:

     o a small number of persons otherwise eligible to purchase shares reside in that state; or

     o the offer or sale of shares of common stock to these persons would require us or our employees to register, under the securities laws of that state, as a broker or dealer or to register or otherwise qualify its securities for sale in that state; or

     o    registration  or  qualification   would  be  impracticable  or  unduly
          burdensome for reasons of cost or otherwise.

     RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES. The plan of conversion prohibits any person with subscription rights, including Eligible Account Holders and Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

     WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS THAT WE DETERMINE INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS.

DEADLINES FOR PURCHASING STOCK

     The subscription offering will terminate at 12:00 p.m., central time, on [EXPIRATION DATE]. We may extend this expiration date without notice to you for up to 45 days, until [EXTENSION DATE #1]. Once submitted, your order is irrevocable unless the offering is extended beyond [EXTENSION DATE #1]. We may request permission from the Office of Thrift Supervision to extend the offering beyond [EXTENSION DATE #1], and the Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond [EXTENSION DATE #2]. If the offering is extended beyond [EXTENSION DATE #1], we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Osage Federal Bank's regular savings rate. A community offering and a syndicated community

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

offering, if such offerings are conducted, may terminate at any time without notice but no later than [EXTENSION DATE #1].

     We may cancel the offering at any time prior to the special meeting of members of Osage Federal MHC to vote on the plan of conversion and reorganization and the special meeting of stockholders of Osage Federal Financial, Inc. to vote on the plan of conversion and reorganization. We may also cancel the conversion and stock offering after the special meetings of
members  and  stockholders   with  the  concurrence  of  the  Office  of  Thrift
Supervision. If we cancel the offering, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at Osage Federal Bank's regular savings rate.

COMMUNITY OFFERING AND SYNDICATED COMMUNITY OFFERING

     COMMUNITY OFFERING. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions during the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock at page __, is 35,000 shares. In the community offering, if any, shares will be available for purchase by the general public, with preference being given first to current stockholders of Osage Federal Financial, Inc. and then to natural persons residing in counties in which Osage Federal Bank has branch offices. We will attempt to issue the shares in a manner that would promote a wide distribution of common stock.

     If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

     The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.

     We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

     SYNDICATED COMMUNITY OFFERING. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a syndicated community offering on a best-efforts basis conducted through Keefe Bruyette & Woods, Inc. in accordance with such terms, conditions and procedures as may be determined by our Board of Directors. A syndicate of broker-dealers (selected dealers) may be formed to assist in the syndicated community offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.

     Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community, however,

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

WE HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR IN PART, IN OUR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. No person will be permitted, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock on page __, to purchase more than 35,000 shares.

     The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond [EXTENSION DATE #1], each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In that event, all funds received in the syndicated community offering will be promptly returned with interest at Osage Federal Bank's regular savings rate to each purchaser unless he or she requests otherwise.

     Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Keefe, Bruyette & Woods, Inc. expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Keefe, Bruyette & Woods, Inc. which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Keefe, Bruyette & Woods, Inc. will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

LIMITATIONS ON PURCHASES OF COMMON STOCK

     The following additional limitations have been imposed on purchases of shares of common stock:

     1. The maximum number of shares which may be purchased in the offering by any individual (or individuals through a single account), shall not exceed 35,000 shares. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings and includes shares received in exchange for outstanding shares of Osage Federal Financial, Inc.

     2. The maximum number of shares that may be acquired by any individual together with any associate or group of persons acting in concert is 50,000 shares, or $500,000, excluding shares received in exchange for outstanding shares of Osage Federal Financial, Inc. pursuant to the exchange ratio in the conversion. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to our employee stock benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

     3. The maximum number of shares which may be purchased in all categories in the offering by our officers and directors and their associates in the aggregate shall not exceed 34% of the total number of shares issued in the offering.

     4.   The minimum order is 25 shares, or $250.

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

     5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his or her associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person separately).

     6. Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. The maximum purchase limitation may be increased up to 9.99% as long as orders for more than 5% of the shares being offered do not exceed, in the aggregate, 10% of the total offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers.

     7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the employee stock ownership plan's subscription up to 8% of the adjusted maximum (unless the employee stock ownership plan elects to purchase stock subsequent to the offering in the open market); (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum unless the employee stock ownership plan elects to purchase stock subsequent to the offering in the open market); (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) if there is an oversubscription at the Other Members level, to fill unfilled subscriptions of Other Members exclusive of the adjusted maximum; (e) to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and (f) to fill orders received in the syndicated community offering exclusive of the adjusted maximum.

     8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

     9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan of conversion, either alone or acting in concert with others.

     10.  The above  restrictions  also apply to purchases by persons  acting in
          concert  under   applicable   regulations  of  the  Office  of  Thrift
          Supervision.  Under  regulations of the Office of Thrift

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

          Supervision, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.

     11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

     The term "associate" of a person is defined in the plan of stock issuance to mean:

     (1) any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

     (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person.

     For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

     The term "acting in concert" means:

     (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

     (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

     We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the records of Osage Federal Bank.

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

     Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

     Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and executive officers. For certain restrictions on the common stock purchased by our directors and executive officers, see Restrictions on Transferability by Directors and Executive Officers at page ___.

ORDERING AND RECEIVING COMMON STOCK

     USE OF ORDER FORMS. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail, courier or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee stock benefit plans subscribe for shares during the subscription offering, the employee stock benefit plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT OUR CONSENT.

     If a stock order form:

     o is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee;

     o    is not received or is received after the applicable expiration date;

     o    is not completed correctly or executed; or

     o    is not  accompanied  by the  full  required  payment  for  the  shares subscribed  for,  including  instances  where  a  savings  account  or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee plans,

then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

     However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

     To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     PAYMENT FOR SHARES. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the offering. Payment for shares of common stock may be made:

     o    By check or money order made payable to OSAGE FEDERAL BANK.

     o For shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with Osage Federal Bank. To use funds in an IRA account at Osage Federal Bank, you must transfer your account into a self-directed IRA account at an unaffiliated institution or broker. Please contact the Stock Information Center as soon as possible for assistance. The transfer of funds into a self-directed IRA can take time to complete and subscribers seeking to use IRA funds to purchase shares of Osage Bancshares, Inc. common stock are encouraged to begin this process at least two weeks before the expiration date. We cannot guarantee that you will be able to use IRA funds held at Osage Federal Bank or elsewhere for the purchase of our common stock. Your ability to use IRA funds may depend on time constraints and possible limitations imposed the self-directed IRA provider.

     o in cash, if delivered in person (although we prefer that you exchange that cash with one of our tellers for a check).

     In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Osage Federal Bank, and checks received by the Stock Information Center will be transmitted by noon of the following business day directly to the segregated deposit account at Osage Federal Bank established to hold funds received as payment for shares. We will place funds in a segregated account at Osage Federal Bank or, at our option, with one of our correspondent banks. In no event, however, will we maintain more than one escrow account.

     Appropriate means by which account withdrawals from deposit accounts at Osage Federal Bank may be authorized are provided on the order form. The designated funds must be available in the account(s) at the time the order form is received. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; provided, however, that if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Osage Federal Bank at the regular savings rate from the date payment is received until the offering is completed or terminated.

     We will not accept third-party checks payable to you and endorsed over to Osage Federal Bank. Additionally, you may not designate a direct withdrawal from Osage Federal Bank accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.

     If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Osage Federal Bank's individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Osage Federal Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock must be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

     We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

     An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

     FEDERAL REGULATIONS PROHIBIT OSAGE FEDERAL BANK FROM KNOWINGLY LENDING FUNDS OR EXTENDING CREDIT TO ANY PERSON TO PURCHASE THE COMMON STOCK IN THE OFFERING.

     STOCK INFORMATION CENTER. Our Stock Information Center is located at 239 East Main Street, Pawhuska, Oklahoma 74056. The telephone number is (___) ___-____. The Stock Information Center's hours of operation are Mondays from 12:00 p.m. to 3:30 p.m., central time, Tuesdays through Thursdays from 9:00 a.m. to 3:30 p.m., central time, and Fridays from 9:00 a.m. to 12:00 p.m., central time, excluding bank holidays.

EXCHANGE OF STOCK CERTIFICATES OF MINORITY STOCKHOLDERS

     The conversion of common stock into shares of Osage Bancshares, Inc. common stock will occur automatically on the date of completion of the conversion. After such date, former holders of common stock will have no further equity interest in Osage Federal Financial, Inc., other than as stockholders of Osage Bancshares, Inc., and there will be no further transfers of shares of Osage Federal Financial, Inc. common stock on the stock transfer records of Osage Federal Financial, Inc.

     As soon as practicable after the completion of the conversion, the exchange agent will send a transmittal form to each stockholder of Osage Federal Financial, Inc. The transmittal forms are expected to be mailed within five business days after the date of the completion of the conversion and will contain instructions with respect to the surrender of certificates representing Osage Federal Financial, Inc. common stock to be exchanged into the new common stock. It is expected that certificates for shares of the new common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents. Stockholders should not forward their stock certificates to the exchange agent until they have received transmittal forms.

     Until the certificates representing the old common stock are surrendered for exchange after consummation of the conversion, in compliance with the terms of the transmittal form, holders of such certificates will not receive new shares. All shares of the new common stock issued upon exchange of shares of the old common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of the old common stock.

     No fractional shares of our common stock will be issued to any stockholder upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the subscription price. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered Osage Federal Financial, Inc. stock certificates.

     If a certificate for Osage Federal Financial, Inc. common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification.

DELIVERY OF STOCK CERTIFICATES OF CONVERSION STOCK

     Certificates representing common stock issued in the offering, to all persons other than minority stockholders of Osage Federal Financial, Inc., will be mailed to the persons entitled thereto at the address noted on the order form as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

RESTRICTIONS ON REPURCHASE OF SHARES

     Generally, during the first year following the offering, we will not be permitted to repurchase shares of our stock unless we can show extraordinary circumstances. If extraordinary circumstances exist and if we can show a compelling and valid business purpose for the repurchase, the Office of Thrift Supervision may approve repurchases of up to 5% of the outstanding stock during the first year after the offering. After the first year following the offering, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.

STOCK PRICING AND THE NUMBER OF SHARES TO BE OFFERED

     Keller & Company, Inc., which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an independent valuation of the estimated pro forma market value of the common stock (the "independent valuation"), as mandated by Office of Thrift Supervision regulations. This independent valuation expresses our pro forma market value in terms of an aggregate dollar amount. The appraisal is an independent appraisal reviewed but not approved by the Board of Directors. Keller & Company, Inc. will receive fees of $38,000 for its appraisal services, including the independent valuation and one subsequent update, plus up to $1,500 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. We have agreed to indemnify Keller & Company, Inc. under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to Keller & Company, Inc., except where Keller & Company, Inc. is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

     The number of shares of common stock being offered is based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. Keller & Company, Inc. has determined that as of August 29, 2006, the estimated aggregate pro forma market value of Osage Federal Financial, Inc. was $36.0 million. Pursuant to Office of Thrift Supervision regulations, this estimate must be included within a range from 15% below to 15% above the pro forma market value resulting in a range with a minimum of $30.6 million and a maximum of $41.4 million. Based on this valuation and Osage Federal MHC's ownership of 69.83% of the common stock of Osage Federal Financial, Inc. currently outstanding, an offering range of between $21,369,780 and $28,909,620 has been established. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. The independent valuation contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of June 30, 2006, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in Oklahoma that affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, Keller & Company, Inc. considered the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value.

     We are offering a maximum of 2,890,962 shares in the offering, subject to adjustment. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the Office of Thrift Supervision, to reflect any change in our estimated pro forma market value.

     Depending on market and financial conditions at the time of the completion of the offering, we may increase or decrease the number of shares to be issued in the offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 2,136,798 shares or more than 3,324,606 shares being sold in the offering at the purchase price of $10.00, in which event we may also elect to terminate the offering. If we terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 2,136,798 shares, at the discretion of the Board of Directors and subject to approval of the Office of Thrift Supervision, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the Office of Thrift Supervision.

     The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or our estimated pro forma market value. If the updated independent valuation increases, we may increase the number of shares sold in the offering to up to 3,324,606 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than 3,324,606 shares or fewer than 2,136,798 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data. An increase in the total number of shares to be issued would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data at page __.

     THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. IN PREPARING THE INDEPENDENT VALUATION, KELLER & COMPANY, INC. HAS RELIED ON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY US. KELLER & COMPANY, INC. DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY US, NOR DID KELLER & COMPANY, INC. VALUE INDEPENDENTLY OUR ASSETS AND LIABILITIES. THE INDEPENDENT VALUATION CONSIDERS US ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF OUR LIQUIDATION VALUE. MOREOVER, BECAUSE THE INDEPENDENT VALUATION IS BASED ON ESTIMATES AND PROJECTIONS ON A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL THEIR SHARES AT A PRICE EQUAL TO OR GREATER THAN THE PURCHASE PRICE.

     The appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book approach to reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between Osage Federal Financial, Inc. and the peer group. Keller & Company, Inc. selected a group of peer institutions that were profitable, fully-converted thrifts located in the Southwest, Midwest, Mid-Atlantic and Southeast regions. All of the peer institutions were listed on a major United States exchange and were not merger targets. Keller & Company, Inc. attempted to find institutions that were the most proximate in size, although the resulting peer institutions were all larger than Osage Federal Bank. Keller & Company, Inc. placed the greatest emphasis on the price-to-book approach with secondary emphasis on the and price-to-core earnings approach in estimating pro forma market value.

     The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements. Keller & Company, Inc. also considered the following factors, among others.

     o The historical, present and projected operating results and financial condition of Osage Bancshares, Inc. and Osage Federal Bank;
     o The economic and demographic conditions in Osage Federal Bank's existing market area;
     o Certain historical, financial and other information relating to Osage Federal Bank;
     o A comparative evaluation of the operating and financial characteristics of Osage Federal Bank;
     o The aggregate size of the offering of the common stock and the trading valuations of similar sized thrifts;
     o The impact of the conversion on Osage Bancshares, Inc.'s stockholders' equity and earnings potential;
     o The trading market for securities of peer institutions and general conditions in the market for such securities.

     The following table compares Osage Federal Financial, Inc.'s pro forma price to core earnings multiple and pro forma price to book value ratio at the minimum, midpoint and maximum of the offering range to the median price to core earnings multiple and price to book value ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data at page __ for a description of the assumptions used in calculating the pro forma price to core earnings multiples and pro forma price to book value ratios for Osage Federal Financial, Inc.

                                                                                                          PRO FORMA
                                                                                     PRO FORMA PRICE    PRICE TO BOOK
                                                                                    TO CORE EARNINGS        VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Osage Bancshares, Inc. (Pro forma)(1):
         Minimum (2,136,798 shares sold).......................................           26.78x           95.31%
         Midpoint (2,513,880 shares sold)......................................           29.14x          101.19%
         Maximum (2,890,962 shares sold).......................................           31.10x          106.19%
         Maximum, as adjusted (3,324,606 shares sold)..........................           33.06x          110.87%


                                                                                        PRICE TO          PRICE TO
                                                                                      CORE EARNINGS      BOOK VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Peer Group Companies(2)
         Average for peer group companies......................................                20.57x          114.34%
         Median for peer group companies.......................................                16.85x          107.13%

___________
(1) Based on financial data as of and for the twelve months ended June 30, 2006.
(2) Reflects earnings for the most recent 12-month period for which data was publicly available.

     A copy of the independent valuation report is available for your review at our main office. In addition, our Board of Directors does not make any recommendation as to whether or not the stock will be a good investment for you.

     No sale of shares of common stock may be completed unless Keller & Company, Inc. confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company, Inc. to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value of the shares being offered to the public that is below $21,369,780 or above $33,246,060 would be subject to Office of Thrift Supervision approval. If confirmation from Keller & Company, Inc. is not received, we may extend the offering, reopen or commence a new offering, request a new independent valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take other action as permitted by the Office of Thrift Supervision in order to complete the offering.

PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS

     The following table presents for all second-step conversions completed between January 1, 2004 and August 29, 2006, the percentage stock appreciation from the initial trading date of the offering to the dates shown in the table. The table also presents the average and the median percentage stock appreciation from January 1, 2004 to August 29, 2006. This information relates to stock appreciation experienced by other companies that reorganized in different market areas and in different stock market and economic environments. In addition, the companies may have no similarities to Osage Bancshares, Inc. with regard to market area, earnings quality and growth potential, among other factors. The information shown in the following table was not included in the appraisal report, however, the appraisal prepared by Keller & Company, Inc. did consider the after market trading experience of transactions that closed 12 months prior to the August 29, 2006 valuation date used in the appraisal.

     This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page __.

                     SECOND-STEP CONVERSIONS COMPLETED BETWEEN JANUARY 1, 2004 AND AUGUST 29, 2006
                     -----------------------------------------------------------------------------
                                                                     PRICE PERFORMANCE FROM INITIAL TRADING DATE
                                                                     -------------------------------------------
                                                         CLOSING
TRANSACTION                                              DATE        1 DAY      1 WEEK    1 MONTH     AUGUST 29, 2006
-----------                                              ----        -----      ------    -------     ---------------
Liberty Bancorp, Inc................................     07/24/06      2.5%       0.9%      0.9%            1.0%
First Clover Leaf Financial Corp. ..................     07/11/06      3.9%       6.0%     11.2%           14.3%
Monadnock Bancorp, Inc. ............................     06/29/06      0.0%       0.0%    -13.8%          -17.5%
NEBS Bancshares, Inc. ..............................     12/29/05      6.6%       7.0%      7.0%           28.8%
American Bancorp of New Jersey......................     10/06/05      1.6%      -2.0%     10.1%           18.0%
Hudson City Bancorp, Inc. ..........................     06/07/05      9.6%      10.8%     15.9%           17.4%
First Federal of Northern Michigan Bancorp, Inc. ...     04/04/05     -5.1%      -8.0%    -16.0%           -5.6%
Rome Bancorp, Inc. .................................     03/31/05      0.5%      -2.5%     -5.6%           -0.3%
Roebling Financial Corp. ...........................     10/01/04     -1.0%      -0.5%     -8.0%           -2.1%
DSA Financial Corporation...........................     07/30/04     -2.0%      -5.0%     -7.0%           45.0%
Partners Trust Financial Group, Inc. ...............     07/15/04     -0.1%      -0.2%     -1.9%            9.2%
Synergy Financial Group, Inc. ......................     01/21/04      8.1%       8.0%      7.9%           17.5%
Provident Bancorp, Inc. ............................     01/15/04     15.0%      11.5%     15.1%           21.4%

     Average........................................                   3.05%      1.98%     1.2%           11.3%
     Median.........................................                   1.60%      0.00%     0.9%           14.3%

     Data presented in the table reflects a small number of transactions. THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE SUBSTANTIAL PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS' EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE. See Risk Factors - Our return on equity after the offering may be low; this may negatively affect the price of our stock.

PLAN OF DISTRIBUTION/MARKETING ARRANGEMENTS

     Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Keefe Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to Osage Federal Bank, where such funds will be held in a separate escrow account earning interest at the regular savings rate and not released until the offering is completed or terminated.

     We have engaged Keefe Bruyette & Woods, Inc., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Keefe Bruyette & Woods, Inc. will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents; (ii) reviewing with our Board of Directors the financial and securities marketing implications of the independent appraiser's appraisal of the common stock; (iii) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (iv) assisting in the design and implementation of a marketing strategy for the offering; (v)
assisting us in preparing for meetings with potential investors and broker-dealers; and (vi) providing such other general advice and assistance regarding financial and marketing aspects of the conversion. For these services, Keefe Bruyette & Woods, Inc. will receive a management fee of $25,000 and a success fee equal to 1.25% of the shares sold if the conversion is completed. The success fee will be reduced by the management fee. No success fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families or shares purchased by our tax-qualified employee benefit plans currently estimated to total ______ shares, ______ shares and _______ shares at the minimum, maximum and adjusted maximum, of the offering range, respectively. If there is a synidcated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

     To the extent any shares of the common stock remain available after the subscription and direct community offering, Keefe Bruyette & Woods, Inc. at our request, may seek to form a syndicate of registered broker-dealers to assist in the solicitation of orders of the common stock in a syndicated community offering, subject to the terms and conditions to be set forth in a selected dealer's agreement. Keefe Bruyette & Woods, Inc. has agreed to use its best efforts to assist us with the solicitation of subscriptions and orders for shares of our common stock in the syndicated community offering. Keefe Bruyette & Woods, Inc. is not obligated to take or purchase any shares of our common stock in the offering. Keefe Bruyette & Woods, Inc. has expressed no opinion as to the prices at which the common stock may trade nor has Keefe Bruyette & Woods, Inc. provided any written report or opinion to us as to the fairness of the conversion. If there is a syndicated community offering, the total fees payable to Keefe Bruyette & Woods, Inc. and other NASD member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

     We also will reimburse Keefe Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing efforts, up to a maximum of $65,000 (including fees and expenses of their counsel). If the plan of conversion is terminated or if Keefe Bruyette & Woods, Inc. terminates its agreement with us in accordance with the provisions of the agreement, Keefe Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933, as amended.

RESTRICTIONS ON SALES ACTIVITIES

     Our directors, officers and other employees may participate in the offering in ministerial capacities and have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to registered representatives of Keefe, Bruyette & Woods, Inc. None of our officers, directors or other employees will be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

RESTRICTIONS ON TRANSFERABILITY BY DIRECTORS AND EXECUTIVE OFFICERS

     Shares of the common stock purchased by our directors or executive officers cannot be sold for a period of one year following completion of the offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and executive officers will bear a legend restricting their sale. Any shares issued to directors and executive officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

     For a period of three years following the offering, our directors and executive officers and their associates may not, without the prior approval of the Office of Thrift Supervision, purchase our common stock except from a broker or dealer registered with the Securities and Exchange Commission. This prohibition does not apply to negotiated transactions for more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual directors or executive officers.

RESTRICTIONS ON AGREEMENTS OR UNDERSTANDINGS REGARDING TRANSFER OF COMMON STOCK TO BE PURCHASED IN THE OFFERING

     Before the completion of the offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

              RESTRICTIONS ON ACQUISITION OF OSAGE BANCSHARES, INC.

GENERAL

     The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire Osage Bancshares, Inc., Osage Federal Bank or their respective capital stock are described below. Also discussed are certain provisions in Osage Bancshares, Inc.'s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Osage Federal Financial, Inc.

STATUTORY AND REGULATORY RESTRICTIONS ON ACQUISITION

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

     The Office of Thrift Supervision may prohibit an acquisition of control if:

     o    it would result in a monopoly or substantially lessen competition;

     o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

     These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

     For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Osage Bancshares, Inc. or Osage Federal Bank without the Office of Thrift Supervision's prior approval. Under current Office of Thrift Supervision policies, such prior approval will not be granted.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     RESTRICTION ON ACQUISITION OF COMMON STOCK; LIMITATIONS ON VOTING RIGHTS. Our articles of incorporation provide that, for a period of five years after completion of the conversion, no person may, directly or indirectly, acquire or offer to acquire beneficial ownership of more than 10% of any class of equity security outstanding of Osage Bancshares, Inc., unless the "continuing" Board of Directors has first approved by a two-thirds vote the offer or acquisition. Any shares acquired in violation of this restriction will not be counted as shares outstanding for voting purposes, nor will the holder be entitled to vote such shares. After five years from the date of conversion, should any party acquire the beneficial ownership of shares in excess of 10%, the record holders of more than 10% of any outstanding class of equity security who obtained such shares without the requisite approval would be entitled to cast only one-hundredth (1/100) of a vote for each share owned in excess of 10%, and the aggregate voting power of such holders shall be allocated proportionately among such record holders. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. Our articles of incorporation further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock unless the amendment has been approved by two-thirds of the continuing directors.

     ELECTION OF DIRECTORS. Our articles of incorporation provide that the Board of Directors will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of our Board. Our bylaws provide that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. We have also elected to be subject to certain provisions of Maryland law that provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled by the Board. Finally, the articles impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the

Board of Directors or the proposal by stockholders of business to be acted upon at an annual or special meeting of stockholders.

     The articles of incorporation provide that a director may only be removed for cause and only by the affirmative vote of at least 80% of the shares of Osage Bancshares, Inc. entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

     RESTRICTIONS ON CALL OF SPECIAL MEETING. In its articles of incorporation, we have elected to be subject to certain provisions of Maryland law that provide that special meetings of stockholders may be called only by a majority of the Board of Directors, or a duly designated committee of the Board, or on the written request of a majority of the stockholders.

     ABSENCE OF CUMULATIVE VOTING. Our articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

     AUTHORIZED SHARES. The articles of incorporation authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Osage Bancshares, Inc. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board currently has no plans for the issuance of additional shares, other than the possible issuance of additional shares pursuant to stock benefit plans.

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The articles of incorporation require the affirmative vote of at least (i) 80% of the outstanding shares of Osage Bancshares, Inc. entitled to vote in the election of directors and (ii) two-thirds of the outstanding shares entitled to vote in the election of directors and not held by "Related Persons" (as defined below), in order for Osage Bancshares, Inc. to engage in or enter into certain "Business Combinations," as defined in the articles of incorporation, with any Related Person or any affiliates of the Related Person, unless the proposed transaction has been approved in advance by two-thirds of our Board of Directors, excluding those who are affiliated with the Related Person or who were not directors prior to the time the "Related Person" became the "Related Person." Absent this provision, only the approval of a two-thirds of the shares outstanding would be generally required unless the Maryland Business Combination Statute described below applies.

     The term "Related Person" is defined to include any person and the affiliates and associates of the person (other than Osage Bancshares, Inc. or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of Osage Bancshares, Inc. Any amendment to this provision of the articles of incorporation requires the affirmative vote of at least 80% of the shares of Osage Bancshares, Inc. entitled to vote generally in an election of directors unless the amendment has been pre-approved by two-thirds of the continuing directors, in which case a majority of the outstanding shares is required. The term "Business Combination" includes mergers between Osage Bancshares, Inc. and a Related Person, transactions between Osage Bancshares, Inc. and the Related Person involving 25% or more of our or Related Person's assets, the issuance of the securities of Osage Bancshares, Inc. or its subsidiaries to the Related Person, the acquisition of the Related Person's securities by Osage Bancshares, Inc. or a reclassification or recapitalization involving our stock that has the effect of increasing the Related Person's ownership by 5% or more.

     AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS. Amendments to our articles of incorporation must be approved by our Board of Directors and also by two-thirds of the outstanding shares of our voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation). If the amendment is approved by two-thirds of the Continuing Directors, however, the vote required for approval of the amendment is reduced to a majority of shares outstanding.

     The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of Osage Bancshares, Inc. entitled to vote in the election of directors cast at a meeting called for that purpose.

MARYLAND GENERAL CORPORATION LAW

     The Maryland General Corporation Law contains several provisions described below which will be applicable to Osage Bancshares, Inc. upon completion of the conversion.

     BUSINESS COMBINATIONS. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Maryland's Business Combination Statute, however, restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and any person who, after the date the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met):

     (i) mergers, consolidations or share exchanges;

     (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;

     (iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation;

     (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder;

     (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and

     (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries.

     After the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the Board of Directors and approved by (a) 80% of the stockholders entitled to vote, and (b) two-thirds of the disinterested stockholders, or (ii) meet the fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt particular interested stockholders from the requirements of the statute by resolution adopted by its Board of Directors prior to the date the Interested Stockholder first became an Interested Stockholder. Our articles of incorporation provide that the Business Combination Statute will not apply to any business combination that has been approved by two-thirds of the continuing directors as defined in the articles of incorporation.

     CONTROL SHARE ACQUISITIONS. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     (i) one-tenth or more but less than one-third;

     (ii) one-third or more but less than a majority; or

     (iii) a majority of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation's charter or bylaws. Our charter and bylaws, however, do not contain a provision modifying these statutory provisions.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Osage Bancshares, Inc. is a newly-formed Maryland corporation. It is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of serial preferred stock, par value $0.01 per share. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock.

COMMON STOCK

     DISTRIBUTIONS. Osage Bancshares, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations that are imposed by law. See Dividend Policy at page __. The holders of common stock of Osage Bancshares, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Osage Bancshares, Inc. out of funds legally available therefor. If Osage Federal Financial, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     VOTING RIGHTS. The holders of common stock will possess exclusive voting rights in Osage Bancshares, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution, or winding-up of Osage Bancshares, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Osage Bancshares, Inc. (including all debts and liabilities of Osage Federal Bank and distribution of the balance in the special liquidation account of Osage Federal Bank to eligible account holders and supplemental eligible account holders), all assets of Osage Bancshares, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS; REDEMPTION. Because the holders of the common stock do not have any preemptive rights with respect to any shares Osage Bancshares, Inc. may issue, the Board of Directors may sell shares of capital stock of Osage Bancshares, Inc. without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

     The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                                 TRANSFER AGENT

     The transfer agent and registrar for the common stock will be Registrar and Transfer Company, Cranford, New Jersey.

                             LEGAL AND TAX OPINIONS

     The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Certain matters related to state taxation will be passed upon by BKD, LLP, Joplin, Missouri. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff L.L.P., Washington, D.C.

                                     EXPERTS

     The consolidated financial statements of Osage Federal Financial, Inc. at June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006 have been included in this prospectus in reliance upon the report of BKD, LLP, Certified Public Accountants, Joplin, Missouri, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     Keller & Company, Inc., Dublin, Ohio, has consented to the publication in this document of a summary of its letter to Osage Federal Financial, Inc. setting forth its conclusion as to the estimated pro forma market value of the common stock and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

     Our common stock will be registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the Securities and Exchange Commission under the Exchange Act. We will not deregister the common stock under the Exchange Act for a period of at least three years following the stock offering.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of the registration materials can be obtained from the Securities and Exchange Commission at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including Osage Federal Financial, Inc., that file electronically with the Securities and Exchange Commission. The address for this web site is "http://www.sec.gov."

     Osage Federal MHC has filed an Application for Conversion on Form AC with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington,
D.C. 20552 and at the Midwest Regional Office of the Office of Thrift Supervision, 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062-2371.

     Copies of the plan of conversion and reorganization are also available without charge.

                          OSAGE FEDERAL FINANCIAL, INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




         Report of Independent Registered Public Accounting Firm   F-_

         Consolidated Balance Sheets                               F-_

         Consolidated Statements of Income                         F-_

         Consolidated Statements of Stockholders' Equity           F-_

         Consolidated Statements of Cash Flows                     F-_ - F-_

         Notes to Consolidated Financial Statements                F-_ - F-_



     Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

BKD_____________________________________________________________________________
   llp



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Audit Committee, Board of Directors and Stockholders
Osage Federal Financial, Inc.
Pawhuska, Oklahoma


We have audited the accompanying consolidated balance sheets of Osage Federal Financial, Inc. as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Osage Federal Financial, Inc. as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.



                                                 /s/ BKD, LLP





August 11, 2006
Joplin, Missouri

                          OSAGE FEDERAL FINANCIAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 2006 AND 2005

ASSETS
                                                                                        2006               2005
                                                                                   -------------      -------------
    Cash and due from banks                                                       $    1,374,110     $      600,208
    Interest bearing deposits with banks                                                  58,906          1,623,837
    Federal funds sold                                                                 1,022,000                 --
                                                                                   -------------      -------------

        Cash and cash equivalents                                                      2,455,016          2,224,045

    Available-for-sale securities                                                     17,835,601         14,812,020
    Held-to-maturity securities                                                        8,220,499         11,378,513
    Loans, net                                                                        77,927,235         65,356,288
    Loans held for sale                                                                  155,500                 --
    Premises and equipment                                                             1,155,390          1,234,408
    Foreclosed assets held for sale                                                       49,993             31,592
    Interest receivable                                                                  430,610            354,516
    Federal Home Loan Bank stock, at cost                                              1,711,000          1,082,500
    Deferred income taxes                                                                 47,792                 --
    Bank owned life insurance                                                          2,086,877          2,011,772
    Other                                                                                161,892            207,540
                                                                                   -------------      -------------

               Total assets                                                       $  112,237,405     $   98,693,194
                                                                                   =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
        Deposits                                                                  $   64,309,734     $   62,083,797
        Federal Home Loan Bank advances                                               33,350,000         21,650,000
        Advances from borrowers held in escrow                                           785,813            754,927
        Accrued interest and other liabilities                                           500,279            459,420
        Deferred income taxes                                                                 --             91,795
                                                                                   -------------       ------------

               Total liabilities                                                      98,945,826         85,039,939
                                                                                   -------------      -------------

    COMMITMENTS AND CONTINGENCIES                                                             --                 --
                                                                                   -------------       ------------

    EQUITY RECEIVED FROM CONTRIBUTIONS TO THE ESOP (13,417 SHARES AT JUNE
       30, 2006 AND 6,077 SHARES AT JUNE 30, 2005)                                       163,470             69,397
                                                                                   -------------      -------------

    STOCKHOLDERS' EQUITY
        Preferred stock, $.10 par value (5,000,000 shares authorized;
          none outstanding)                                                                   --                 --
        Common stock, $.10 par value (20,000,000 shares authorized;
          2,287,017 and 2,281,313 shares issued and outstanding, at June
          30, 2006 and 2005, respectively, net of 54,751 allocated and
          unallocated ESOP shares for both periods)                                      223,226            222,656
        Additional paid-in capital                                                     5,290,160          5,275,189
        Retained earnings                                                              7,872,151          8,229,727
        Accumulated other comprehensive loss                                            (257,428)          (143,714)
                                                                                   -------------      -------------

               Total stockholders' equity                                             13,128,109         13,583,858
                                                                                   -------------      -------------

               Total liabilities and stockholders' equity                         $  112,237,405     $   98,693,194
                                                                                   =============      =============

See Notes to Consolidated Financial Statements                               F-2

                         OSAGE FEDERAL FINANCIAL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                         2006              2005             2004
                                                                     ------------     ------------      ------------
    INTEREST INCOME
        Loans                                                       $   4,589,822    $   3,911,604     $   3,407,765
        Available-for-sale securities                                     720,171          332,936           238,983
        Held-to-maturity securities                                       403,053          526,430           452,376
        Deposits with other financial institutions                         32,033           12,433            37,433
        Other                                                              76,492           32,877            23,546
                                                                     ------------     ------------      ------------
           Total interest income                                        5,821,571        4,816,280         4,160,103
                                                                     ------------     ------------      ------------
    INTEREST EXPENSE
        Deposits                                                        1,522,070        1,363,805         1,367,965
        Advances from Federal Home Loan Bank                            1,292,018          664,386           561,791
                                                                     ------------     ------------      ------------
           Total interest expense                                       2,814,088        2,028,191         1,929,756
                                                                     ------------     ------------      ------------

    NET INTEREST INCOME                                                 3,007,483        2,788,089         2,230,347
    Provision for loan losses                                              27,000               --                --
                                                                     ------------     ------------      ------------

    Net interest income after provision for loan losses                 2,980,483        2,788,089         2,230,347
                                                                     ------------     ------------      ------------

    NONINTEREST INCOME
        Service charges on deposit accounts                               397,443          367,436           375,602
        Other service charges and fees                                     64,797           60,953            68,270
        Gain on sale of mortgage loans                                     38,878           67,192           145,026
        Net loan servicing fees                                            31,422           32,810            24,282
        Other income                                                      126,184          118,621            63,308
                                                                     ------------     ------------      ------------
           Total noninterest income                                       658,724          647,012           676,488
                                                                     ------------     ------------      ------------

    NONINTEREST EXPENSE
        Salaries and employee benefits                                  1,630,019        1,479,600         1,288,236
        Net occupancy expense                                             266,218          273,516           297,645
        Deposit insurance premium                                           8,455            9,422             9,056
        Other operating expenses                                          763,403          760,125           737,942
                                                                     ------------     ------------      ------------
           Total noninterest expense                                    2,668,095        2,522,663         2,332,879
                                                                     ------------     ------------      ------------

    INCOME BEFORE INCOME TAXES                                            971,112          912,438           573,956

    PROVISION FOR INCOME TAXES                                            344,655          307,884           205,229
                                                                     ------------     ------------      ------------

    NET INCOME                                                      $     626,457    $     604,554     $     368,727
                                                                     ============     ============      ============

    BASIC EARNINGS PER SHARE                                        $         .28    $         .27     $         .17
                                                                     ============     ============      ============

    DILUTED EARNINGS PER SHARE                                      $         .28    $         .27     $         .17
                                                                     ============     ============      ============

    CASH DIVIDENDS PAID PER PUBLIC SHARE                            $        1.51    $         .275    $          --
                                                                     ============     =============     ============

See Notes to Consolidated Financial Statements                               F-3

                         OSAGE FEDERAL FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                                               COMMON STOCK
                                                                                           SHARES         AMOUNT
                                                                                       --------------- --------------
    BALANCE, JULY 1, 2003                                                                          --    $       --

        Net income                                                                                 --            --

        Change in unrealized depreciation on available-for-sale securities, net
          of taxes of $48,804                                                                      --            --
               Total comprehensive income

        Retained earnings transferred to mutual holding company                                    --            --

        Net proceeds from sale of common stock                                              2,226,562       222,656
                                                                                          -----------     ---------

    BALANCE, JUNE 30, 2004                                                                  2,226,562       222,656

        Net income                                                                                 --            --

        Change in unrealized depreciation on available-for-sale securities, net
          of taxes of $40,069                                                                      --            --
               Total comprehensive income

        Allocation of ESOP shares                                                               6,077            --

        Dividends paid                                                                             --            --

        Purchase of shares for Restricted Stock Plan, net of amortization
          (30,100 shares)                                                                          --            --
                                                                                          -----------     ---------

    BALANCE, JUNE 30, 2005                                                                  2,232,639       222,656

        Net income                                                                                 --            --

        Change in unrealized depreciation on available-for-sale securities, net
          of taxes of $69,696                                                                      --            --
               Total comprehensive income

        Dividends paid                                                                             --            --

        Proceeds from the exercise of stock options                                             5,704           570

        Allocation of ESOP shares                                                               7,340            --

        Tax benefits from employees' stock option and Restricted Stock Plans                       --            --

        Purchase of shares for Restricted Stock Plan, net of amortization
          (15,526 shares)                                                                          --            --
                                                                                          -----------     ---------

    BALANCE, JUNE 30, 2006                                                                  2,245,683    $  223,226
                                                                                          ===========     =========

See Notes to Consolidated Financial Statements


  ADDITIONAL PAID-IN            RETAINED           ACCUMULATED OTHER
        CAPITAL                 EARNINGS          COMPREHENSIVE LOSS             TOTAL
------------------------ ---------------------- ------------------------ ----------------------
  $              --         $      7,541,946         $       (1,285)         $       7,540,661
                                                                              ----------------

                 --                  368,727                     --                    368,727

                 --                       --                (77,062)                   (77,062)
                                                                              ----------------
                                                                                       291,665
                                                                              ----------------

                 --                 (100,000)                    --                   (100,000)
                                                                              ----------------

          5,646,912                       --                     --                  5,869,568
   ----------------         ----------------          -------------           ----------------

          5,646,912                7,810,673                (78,347)                13,601,894
                                                                              ----------------

                 --                  604,554                     --                    604,554


                 --                       --                (65,367)                   (65,367)
                                                                              ----------------
                                                                                       539,187
                                                                              ----------------

                 --                       --                     --                         --

                 --                 (185,500)                    --                   (185,500)
                                                                              ----------------


           (371,723)                      --                     --                   (371,723)
    ---------------         ----------------           ------------           ----------------

          5,275,189                8,229,727               (143,714)                13,583,858
                                                                              ----------------

                 --                  626,457                     --                    626,457


                 --                       --               (113,714)                  (113,714)
                                                                              ----------------
                                                                                       512,743
                                                                              ----------------

                 --                 (984,033)                    --                   (984,033)
                                                                              ----------------

            128,593                       --                     --                    129,163
                                                                              ----------------

                 --                       --                     --                         --

             10,368                       --                     --                     10,368
                                                                              ----------------


           (123,990)                      --                     --                   (123,990)
   ----------------         ----------------           ------------           ----------------

  $       5,290,160        $       7,872,151          $    (257,428)         $      13,128,109
   ================         ================           ============           ================

                          OSAGE FEDERAL FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                   2006               2005               2004
                                                              -------------       -------------      -------------
    OPERATING ACTIVITIES
        Net income                                          $       626,457     $       604,554    $       368,727
        Items not requiring (providing) cash
           Depreciation                                             100,296             121,261            131,062
           Provision for loan losses                                 27,000                  --                 --
           Amortization of securities and originated
              mortgage servicing rights                             115,234             106,747            134,273
           Restricted stock plan and option expense                 137,351              57,963                 --
           Deferred income taxes                                    (69,890)             13,360            (36,808)
           Gain on sale of mortgage loans                           (38,878)            (67,192)          (145,026)
           (Gain) loss on sale of foreclosed assets
              held for sale                                         (19,357)              1,589             (7,511)
           Dividends on available-for-sale mutual
              funds                                                (485,005)           (326,490)          (238,983)
           Stock dividends on Federal Home Loan Bank
              stock                                                 (76,100)            (32,500)           (17,500)
           (Gain) loss on disposal of premises and
              equipment                                                  --                  24             (4,200)
           Increase in cash surrender value of bank
              owned life insurance                                  (75,105)            (77,727)           (34,045)
        Originations of loans held for delivery
          against commitments                                    (4,926,870)         (5,998,317)        (8,731,042)
        Proceeds from nonrecourse sale of loans held
          for delivery against commitments                        4,790,250           6,037,154         10,141,276
        Allocation of Employee Stock Ownership Plan
          shares                                                     94,073              69,397                 --
        Changes in
           Interest receivable                                      (76,094)            (34,808)           (27,518)
           Other assets                                              (9,994)             16,166            (15,570)
           Accrued interest and other liabilities                    63,018             314,836              3,554
                                                              -------------       -------------      -------------

               Net cash provided by operating
                  activities                                        176,386             806,017          1,520,689
                                                              -------------       -------------      -------------

    INVESTING ACTIVITIES
        Net change in loans                                     (12,713,778)         (9,935,859)        (9,199,294)
        Purchase of held-to-maturity securities                          --            (610,645)       (13,954,695)
        Purchases of premises and equipment                         (21,278)            (36,836)           (63,625)
        Purchase of bank owned life insurance                            --                  --         (1,900,000)
        Proceeds from sales of premises and equipment                    --                  --              4,200
        Purchase of Federal Home Loan Bank stock                   (552,400)           (365,000)                --
        Proceeds from sale of foreclosed assets                     116,787              42,141            171,315
        Purchases of available-for-sale securities               (5,937,220)         (3,135,039)        (2,000,000)
        Proceeds from maturities and paydowns of
          held-to-maturity securities                             3,154,741           4,914,660          6,804,173
        Proceeds from maturities and paydowns of
          available-for-sale securities                           3,178,912              33,776                 --
                                                              -------------       -------------      -------------

               Net cash used in investing activities            (12,774,236)         (9,092,802)       (20,137,926)
                                                              -------------       -------------      -------------

See Notes to Consolidated Financial Statements

                                                                   2006               2005               2004
                                                              --------------       --------------      -------------
    FINANCING ACTIVITIES
        Net increase (decrease) in demand, money
          market, NOW and savings deposits                  $    (2,320,300)    $      (628,487)   $     5,119,558
        Net increase (decrease) in certificates of
          deposit                                                 4,546,237           1,045,650         (2,286,359)
        Net increase in Federal Home Loan Bank
          short-term borrowings                                  12,200,000           7,050,000          1,600,000
        Proceeds from Federal Home Loan Bank advances             3,000,000           5,000,000          2,000,000
        Repayments of Federal Home Loan Bank advances            (3,500,000)         (3,000,000)        (2,000,000)
        Net increase (decrease) in advances from
          borrowers held in escrow                                   30,886              65,862           (106,539)
        Net proceeds from sale of common stock                           --                  --          5,869,568
        Payment of dividends (net of restricted stock
          dividends)                                               (984,033)           (185,500)                --
        Shares purchase and withheld for restricted
          stock plans                                              (223,356)           (429,686)                --
        Proceeds from exercise of stock options                      79,387                  --                 --
        Capitalization of mutual holding company                         --                  --           (100,000)
                                                              -------------       -------------      -------------

               Net cash provided by financing
                  activities                                     12,828,821           8,917,839         10,096,228
                                                              -------------       -------------      -------------

    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                230,971             631,054         (8,521,009)

    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  2,224,045           1,592,991         10,114,000
                                                              -------------       -------------      -------------

    CASH AND CASH EQUIVALENTS, END OF YEAR                  $     2,455,016     $     2,224,045    $     1,592,991
                                                              =============       =============      =============

    SUPPLEMENTAL CASH FLOWS INFORMATION

        Real estate and other assets acquired in
          settlement of loans                               $       125,831     $        82,952    $        45,866

        Interest paid                                       $     2,817,880     $     2,031,539    $     1,922,317

        Income taxes paid                                   $       398,764     $       151,780    $       304,169

        Mutual fund dividends reinvested                    $       485,005     $       326,490    $       238,983

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    NATURE OF OPERATIONS

        In March 2004, Osage Federal Savings & Loan Association (the Association) reorganized from a federally chartered mutual savings and loan association into a two-tiered mutual holding company structure. The Association became a wholly owned subsidiary of Osage Federal Financial, Inc. (the Company), which is controlled by Osage Federal MHC (the MHC). Concurrent with the reorganization, the Company sold common stock equal to 30% of its pro forma market value to the public. Seventy percent of the Company's stock was kept by the MHC. In connection with the reorganization, the Association changed its name to Osage Federal Bank (the Bank).

        The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in north central Oklahoma. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.


    PRINCIPLES OF CONSOLIDATION

        The  consolidated  financial  statements  include  the  accounts  of the
        Company  and  the  Bank.  All  significant   intercompany  accounts  and
        transactions have been eliminated in consolidation.


    USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.


    CASH EQUIVALENTS

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


    SECURITIES

        Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity.

        Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

        Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.


    MORTGAGE LOANS HELD FOR SALE

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.


    LOANS

        Loans that management has the intent and ability to hold until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.


    ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        A loan is considered  impaired when,  based on current  information  and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.


    PREMISES AND EQUIPMENT

        Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Building and improvements, furniture, fixtures, and equipment, and automobiles are depreciated using the straight-line method over the estimated useful lives of the assets, which are as follows:

                  Buildings and improvements                  5-40 years
                  Furniture, fixtures, and equipment          3-10 years
                  Automobiles                                 5 years


    FEDERAL HOME LOAN BANK STOCK

        Federal Home Loan Bank stock is a required investment for members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula. At June 30, 2006, the Bank held 17,110 shares with a cost of $1,711,000 and at June 30, 2005, the Bank held 10,825 shares of stock with a cost of $1,082,500.


    FORECLOSED ASSETS HELD FOR SALE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


    MORTGAGE SERVICING RIGHTS

        Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristics currently used for stratification are type of loan, contractual maturity and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.


    INCOME TAXES

        Deferred tax assets and liabilities are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.


    EARNINGS PER SHARE

        Basic earnings per share is computed based on the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average common shares and all potentially dilutive common shares outstanding during the period. Shares held by the ESOP are deducted from the shares outstanding until committed to be released.


    RESTRICTION ON CASH AND DUE FROM BANKS

        The Bank is required to maintain reserve funds in cash by the Federal Reserve Bank. The reserves required at June 30, 2006 and 2005 were $106,000 and $183,000, respectively.


    RECLASSIFICATIONS

        Certain   reclassifications   have  been  made  to  the  2005  financial
        statements to conform to the 2006 financial statement presentation. These reclassifications had no effect on net earnings.



NOTE 2:  SECURITIES

        The amortized cost and approximate fair values of securities are as follows:

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

AVAILABLE-FOR-SALE SECURITIES                                                JUNE 30, 2006
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES        FAIR VALUE
                                                    -------------- --------------- --------------- ----------------
    Mutual fund consisting primarily of mortgage    $  12,427,908  $         --    $   (341,549)   $    12,086,359
       securities
    Mortgage-backed securities and collateralized
       mortgage securities                              5,822,898         2,889         (76,545)         5,749,242
                                                     ------------   -----------     -----------     --------------

                                                    $  18,250,806  $      2,889    $   (418,094)   $    17,835,601
                                                     ============   ===========     ===========     ==============


                                                                             JUNE 30, 2005
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES         FAIR VALUE
                                                    -------------- --------------- --------------- ---------------
    Mutual fund consisting primarily of mortgage    $  11,942,903  $         --    $   (219,655)   $    11,723,248
       securities
    Mortgage-backed securities and collateralized
       mortgage securities                              3,100,910         1,363         (13,501)         3,088,772
                                                     ------------   -----------     -----------     --------------

                                                    $  15,043,813  $      1,363    $   (233,156)   $    14,812,020
                                                     ============   ===========     ===========     ==============

HELD-TO-MATURITY SECURITIES                                                  JUNE 30, 2006
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES         FAIR VALUE
                                                    -------------- --------------- --------------- ---------------
    Mortgage-backed securities and collateralized
       mortgage obligations                         $   8,220,499  $      1,727    $     (469,048) $     7,753,178
                                                     ============   ===========     =============   ==============

                                                                             JUNE 30, 2005
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES         FAIR VALUE
                                                    -------------- --------------- --------------- ---------------
    Mortgage-backed securities and collateralized
       mortgage obligations                         $  11,378,513  $      7,282    $     (170,278) $    11,215,517
                                                     ============   ===========     =============   ==============


        The mortgage-backed securities and collateralized mortgage obligations are not due on a single maturity date. All of these securities are backed by either Freddie Mac, Fannie Mae or Ginnie Mae, or are private placement securities rated at least AA.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

          The amortized cost of securities and overnight funds pledged as collateral to secure public deposits and for other purposes amounted to approximately $8,253,000 and $8,074,000 at June 30, 2006 and 2005,
          respectively. The approximate fair value of pledged securities and overnight funds amounted to approximately $7,836,000 and $7,946,000 at June 30, 2006 and 2005, respectively.

          Included in held-to-maturity securities at June 30, 2006 and 2005, are certain collateralized mortgage obligations with an amortized cost of $3,962,300 and $5,680,100, respectively, and a fair value of $3,693,200 and $5,593,072, respectively, whose fair values may be more volatile as yields earned are affected by the speed at which mortgages in an underlying trust are paid prior to their scheduled maturities.

          The Bank had no sales of available-for-sale or held-to-maturity securities during the years ended June 30, 2006 and 2005.

          Fair values of certain investments in mortgage-backed and mutual fund securities are reported above at an amount less than their historical cost. Total fair value of these investments at June 30, 2006 and 2005 was $24,909,652 and $24,735,982, which is approximately 95.6% and
          95.0%, respectively of the Bank's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates.

          Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

          Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

          The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2006 and 2005.

                                                                 JUNE 30, 2006
                                LESS THAN 12 MONTHS           12 MONTHS OR MORE                   TOTAL
     DESCRIPTION                            UNREALIZED                    UNREALIZED                   UNREALIZED
    OF SECURITIES             FAIR VALUE      LOSSES       FAIR VALUE       LOSSES      FAIR VALUE       LOSSES
--------------------------------------------------------------------------------------------------------------------
    Mortgage-backed
       securities             $  3,795,306  $   53,546    $   9,027,987   $   492,047   $  12,823,293  $  545,593
    Mutual fund
       consisting
       primarily of
       mortgage
       securities                       --          --       12,086,359       341,549      12,086,359     341,549
                               -----------   ---------     ------------    ----------    ------------   ---------

        Total
          temporarily
          impaired
          securities          $  3,795,306  $   53,546    $  21,114,346   $   833,596   $  24,909,652  $  887,142
                               ===========   =========     ============    ==========    ============   =========

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                JUNE 30, 2005
                                LESS THAN 12 MONTHS           12 MONTHS OR MORE                  TOTAL
     DESCRIPTION                            UNREALIZED                   UNREALIZED                    UNREALIZED
    OF SECURITIES            FAIR VALUE       LOSSES      FAIR VALUE       LOSSES       FAIR VALUE       LOSSES
--------------------------------------------------------------------------------------------------------------------
    Mortgage-backed
       securities            $  2,725,064   $    14,340   $  10,287,670  $   169,439   $  13,012,734   $   183,779
    Mutual fund
       consisting
       primarily of
       mortgage
       securities                      --            --      11,723,248      219,655      11,723,248       219,655
                              -----------    ----------    ------------   ----------    ------------    ----------

        Total
          temporarily
          impaired
          securities         $  2,725,064   $    14,340   $  22,010,918  $   389,094   $  24,735,982   $   403,434
                              ===========    ==========    ============   ==========    ============    ==========


NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

        Categories of loans include:

                                                                                      2006               2005
                                                                                  ---------------    ---------------
           First mortgage loans (principally conventional)
               Principal balances
                  Secured by one-to four-family residences                      $      54,742,425  $      48,348,341
                  Secured by other properties                                           7,195,324          7,119,610
                  Construction loans                                                    4,675,090          1,748,600
                                                                                  ---------------    ---------------
                                                                                       66,612,839         57,216,551
                                                                                  ---------------    ---------------

               Less
                  Undisbursed portion of construction loans                             2,008,215          1,306,008
                  Net deferred loan origination fees                                       46,053             41,402
                                                                                  ---------------    ---------------
                                                                                        2,054,268          1,347,410
                                                                                  ---------------    ---------------
                    Total first mortgage loans                                         64,558,571         55,869,141
                                                                                  ---------------    ---------------

           Consumer and other loans
               Principal balances
                  Automobile                                                            5,357,171          4,449,850
                  Savings                                                                 732,160            565,290
                  Second mortgage                                                       4,097,542          3,200,191
                  Manufactured home                                                       287,738            303,685
                  Commercial                                                            1,755,437            379,101
                  Other                                                                 1,538,317            982,505
                                                                                  ---------------    ---------------
                    Total consumer and other loans                                     13,768,365          9,880,622
                                                                                  ---------------    ---------------

           Total loans                                                                 78,326,936         65,749,763
           Less allowance for loan losses                                                 399,701            393,475
                                                                                  ---------------    ---------------

                                                                                $      77,927,235  $      65,356,288
                                                                                  ===============    ===============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

          Activity in the allowance for loan losses was as follows:

                                                                     2006             2005              2004
                                                                -------------------------------------------------
           Balance, beginning of year                           $      393,475    $      408,726   $      409,423
           Provision charged to expense                                 27,000                --               --
           Losses of $21,074, $15,752 and $5,860 charged
              off, net of recoveries of $300 for 2006,
              $501 for 2005 and $5,163 for 2004,
              respectively                                             (20,774)          (15,251)            (697)
                                                                 -------------     -------------    -------------

           Balance, end of year                                 $      399,701    $      393,475   $      408,726
                                                                 =============     =============    =============

          Impaired loans totaled approximately $124,100 and $193,000 at June 30, 2006 and 2005, respectively. An allowance for loan losses of $2,000 and $62,000 relates to impaired loans at June 30, 2006 and 2005, respectively.

          Interest of approximately $6,000, $12,000 and $5,000 was recognized in the years ended June 30, 2006, 2005 and 2004, respectively, on average impaired loans of approximately $159,000, $143,000 and $135,000 for 2006, 2005 and 2004, respectively. Interest of approximately $5,100, $9,000 and $15,000 was recognized in the years ended June 30, 2006, 2005 and 2004, respectively, on impaired loans on a cash basis during 2006, 2005 and 2004.

          Non-accrual loans at June 30, 2006 and 2005 were $11,217 and $86,568, respectively. There were no loans past due greater than 90 days and still accruing interest at June 30, 2006 or 2005.

NOTE 4:   LOAN SERVICING

          Mortgage   loans   serviced   for  others  are  not  included  in  the
          accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled $41,615,338 and $42,181,783, at June 30, 2006 and 2005, respectively.

          Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers held in escrow, were approximately $433,000 and $443,000 at June 30, 2006 and 2005, respectively.

          Mortgage servicing rights are included in assets on the consolidated balance sheets in the caption titled "Other." Activity in mortgage servicing rights as follows:

                                                                        2006              2005             2004
                                                                   ---------------- ----------------- ----------------
          Balance, beginning of year                               $      144,553   $      193,312    $      274,628
          Servicing rights capitalized                                     19,998           28,355            15,392
          Amortization of servicing rights                                (75,640)         (77,114)          (96,708)
          Valuation allowance                                                  --               --                --
                                                                     ------------     ------------      ------------

          Balance,  end of year                                    $       88,911     $    144,553    $      193,312
                                                                     ============     ============      ============


                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

          There has been no impairment recognized on mortgage servicing rights. This asset is valued quarterly based on current terms of the underlying sold loans. Amortization of the asset, which is stratified into various original lives of the loans, has been accelerated based on estimated current lives of the underlying loans. This is due to the high level of refinancing that occurred in prior years.


NOTE 5:  PREMISES AND EQUIPMENT

        Major classifications of premises and equipment, stated at cost, are as follows:

                                                                                         2006             2005
                                                                                     ------------      ------------
           Land                                                                    $      126,594    $      126,594
           Buildings and improvements                                                   1,723,565         1,718,075
           Furniture, fixtures and equipment                                              656,571           640,783
           Automobiles                                                                     52,811            52,811
                                                                                     ------------      ------------
                                                                                        2,559,541         2,538,263
           Less accumulated depreciation                                                1,404,151         1,303,855
                                                                                     ------------      ------------

           Net premises and equipment                                              $    1,155,390    $    1,234,408
                                                                                     ============      ============


NOTE 6:  INCOME TAXES

        The provision for income taxes consists of:

                                                                       2006              2005             2004
                                                                    ------------     ------------      ------------

           Taxes currently payable                                $      414,545   $      294,524    $      242,037
           Deferred income taxes                                         (69,890)          13,360           (36,808)
                                                                    ------------     ------------      ------------

               Income tax expense                                 $      344,655   $      307,884    $      205,229
                                                                    ============     ============      ============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                       2006              2005             2004
                                                                    ------------     ------------      ------------

           Computed at the statutory rate (34%)                   $      330,178   $      310,229    $      195,145
           Increase (decrease) resulting from
               Nontaxable interest income, net of
                 nondeductible interest expense                           (3,635)          (1,587)           (1,655)
               Nontaxable increase in cash value of
                 bank-owned life insurance                               (25,536)         (26,427)          (11,575)
               Nondeductible meals and entertainment costs                 3,170            3,228             3,508
               State income taxes - net of federal tax
                 benefit                                                  33,962           31,844            20,185
               Nondeductible stock option expense                         12,915            7,534                --
               Other                                                      (6,399)         (16,937)             (379)
                                                                    ------------     ------------      ------------

           Actual tax expense                                     $      344,655   $      307,884    $      205,229
                                                                    ============     ============      ============

           Effective tax rate                                               35.5%            33.7%             35.8%
                                                                    ============     ============      ============


        The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets are:

                                                                                         2006             2005
                                                                                     ------------      ------------
           Deferred tax assets
               Allowance for loan losses                                           $      151,126    $      134,726
               Benefit plan accruals                                                      109,456            65,121
               Nonaccrual loan interest                                                       149             1,830
               Unrealized depreciation on available-for-sale securities                   157,778            88,082
                                                                                     ------------      ------------
                                                                                          418,509           289,759
                                                                                     ------------      ------------

           Deferred tax liabilities
               Originated mortgage servicing rights                                       (34,115)          (54,821)
               Federal Home Loan Bank stock dividends                                    (186,998)         (158,080)
               Accumulated depreciation                                                   (85,279)          (91,596)
               Benefit plan deductions                                                    (62,632)          (60,007)
               Other                                                                       (1,693)          (17,050)
                                                                                     ------------      ------------
                                                                                         (370,717)         (381,554)
                                                                                     ------------      ------------

                  Net deferred tax asset (liability)                               $       47,792    $      (91,795)
                                                                                     ============      ============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


        Retained earnings at June 30, 2006 and 2005, include approximately $615,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. If the Bank were to liquidate, the entire amount would have to be recaptured and would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the preceding amount was approximately $246,000 at June 30, 2006 and 2005.

NOTE 7:  DEPOSITS

        Deposits are summarized as follows:

                                                              WEIGHTED
                                                              AVERAGE
                                                            INTEREST RATE          2006                2005
                                                         --------------------------------------------------------

           Demand and NOW accounts, including
              noninterest bearing deposits of
              $4,806,285 at June 30, 2006 and
              $3,432,896 at June 30, 2005                    1.29% - 1.03%    $     13,417,237   $     13,389,537
           Money market                                      1.41% - 1.43%           6,115,958          8,101,937
           Passbook savings                                   .76% -  .78%           4,050,637          4,412,659
                                                                               ---------------    ---------------
                                                                                    23,583,832         25,904,133
                                                                               ---------------    ---------------
           Certificates of deposit
           1% to 1.99%                                                               3,491,258          9,328,191
           2% to 2.99%                                                               5,384,893          6,998,013
           3% to 3.99%                                                               7,962,430          7,524,440
           4% to 4.99%                                                              20,042,975          9,444,450
           5% to 5.99%                                                               3,844,346          2,078,705
           6% to 6.99%                                                                      --            715,865
           7% to 7.99%                                                                      --             90,000
                                                                               ---------------    ---------------
                                                                                    40,725,902         36,179,664
                                                                               ---------------    ---------------
                                                                              $     64,309,734   $     62,083,797
                                                                               ===============    ===============


        The aggregate amount of certificates of deposit with a denomination in excess of $100,000 was $14,938,197 and $11,713,491 at June 30, 2006 and
        2005, respectively. Certificates of deposit in excess of $100,000 and retirement accounts in excess of $250,000 are not federally insured.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        At June 30, 2006, scheduled maturities of certificates of deposit are as follows:

                        2007            2008            2009            2010           2011             2012
                      -----------     -----------     -----------     ----------      ----------     ------------
    1% to 1.99%      $  3,433,255    $     58,003    $         --    $        --     $        --    $          --
    2% to 2.99%         4,727,984         590,536          66,373             --              --               --
    3% to 3.99%         3,285,976       1,392,658       2,109,766        727,428         446,602               --
    4% to 4.99%        10,192,449       5,821,215       1,101,704      2,167,965         699,610           60,032
    5% to 5.99%         1,683,966         833,084         210,000        773,711         343,585               --
                      -----------     -----------     -----------     ----------      ----------     ------------

                     $ 23,323,630    $  8,695,496    $  3,487,843    $ 3,669,104     $ 1,489,797    $      60,032
                      ===========     ===========     ===========     ==========      ==========     ============

        Interest expense on deposits is summarized as follows:

                                                                       2006              2005             2004
                                                                    ------------     ------------      ------------
           Money market                                           $       98,445   $      147,644    $      154,948
           Passbook savings                                               31,531           32,876            48,338
           NOW                                                            91,593           78,654            39,357
           Certificates of deposit                                     1,300,501        1,104,631         1,125,322
                                                                    ------------     ------------      ------------

                                                                  $    1,522,070   $    1,363,805    $    1,367,965
                                                                    ============     ============      ============

NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

        Advances from the Federal Home Loan Bank consist of the following:

                                                                2006                               2005
                                                                        WEIGHTED                           WEIGHTED
                                                                        AVERAGE                            AVERAGE
                     DUE IN                            AMOUNT        INTEREST RATE        AMOUNT        INTEREST RATE
----------------------------------------------------------------------------------------------------------------------
      2006                                        $             --        0.00%      $     12,150,000        4.31%
      2007                                              22,350,000        5.39%             1,500,000        4.54%
      2008                                               2,000,000        3.75%             2,000,000        3.75%
      2009                                               2,000,000        4.31%             2,000,000        4.31%
      2010                                               1,000,000        4.22%             1,000,000        4.22%
      2011                                               1,000,000        4.24%             1,000,000        4.24%
      2012 and later                                     5,000,000        4.61%             2,000,000        4.33%
                                                    --------------                     --------------

                                                  $     33,350,000        5.04%      $     21,650,000        4.27%
                                                    ==============                     ==============


        The Federal Home Loan Bank requires the Bank to maintain Federal Home Loan Bank stock, investment securities and first mortgage loans free of pledges, liens and encumbrances in an amount equal to at least 117% of outstanding advances as collateral for such borrowings.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

NOTE 9:  REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

        As of June 30, 2006, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk.

                                                                                                   TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                       FOR CAPITAL ADEQUACY     PROMPT CORRECTIVE
                                                        ACTUAL               PURPOSES           ACTION PROVISIONS
                                                   AMOUNT     RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                                                 ----------- --------- ------------ --------- ------------ ---------
                                                                           (IN THOUSANDS)
        As of June 30, 2006
           Total Risk-Based Capital
             (to Risk-Weighted Assets)           $  12,506     21.07%  $   4,749    =>  8.0%  $   5,936    => 10.0%
           Tier I Capital
             (to Risk-Weighted Assets)           $  12,108     20.40%  $   2,375    =>  4.0%  $   3,563    =>  6.0%
           Tier I Capital
             (to Adjusted Tangible Assets)       $  12,108     10.74%  $   4,509    =>  4.0%  $   5,636    =>  5.0%
           Tangible Capital
             (to Adjusted Tangible Assets)       $  12,108     10.74%  $   1,691    =>  1.5%        N/A      N/A

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                                                   TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                       FOR CAPITAL ADEQUACY     PROMPT CORRECTIVE
                                                        ACTUAL               PURPOSES           ACTION PROVISIONS
                                                   AMOUNT     RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                                                 ----------- --------- ------------ --------- ------------ ---------
                                                                           (IN THOUSANDS)
        As of June 30, 2005
           Total Risk-Based Capital
             (to Risk-Weighted Assets)           $  11,664     23.86%  $   3,911    =>  8.0%  $   4,888    => 10.0%
           Tier I Capital
             (to Risk-Weighted Assets)           $  11,310     23.14%  $   1,955    =>  4.0%  $   2,933    =>  6.0%
           Tier I Capital
             (to Adjusted Tangible Assets)       $  11,310     11.42%  $   3,960    =>  4.0%  $   4,950    =>  5.0%
           Tangible Capital
             (to Adjusted Tangible Assets)       $  11,310     11.42%  $   1,485    =>  1.5%        N/A      N/A


          Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

          The Bank filed a notice with the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Company (FDIC) requesting approval to waive payment of cash dividends to the MHC, which is a majority stockholder of the Company. The OTS and FDIC did not object to the dividend waiver request subject to the following conditions:

          (1) For as long as the Company and the Bank are controlled by the MHC, the amount of dividends waived by the MHC must be segregated and considered as a restriction on retained earnings of the Company.

          (2) The amount of the dividend waived by the MHC shall be available for declaration as a dividend solely to the MHC.

          (3) The amount of the dividend waived by the MHC must be considered as having been paid by the Company in evaluating any proposed dividend.

          In addition, the OTS may rescind its non-objection to the waiver of dividends for subsequent periods if, based on subsequent developments, the proposed waivers are determined to be detrimental to the safe and sound operation of the Bank.

          If management determines that it is probable that the waived dividends will be paid, it will be necessary to record a liability in accordance with Statement of Financial Accounting Standards No. 5. In management's opinion, it is not probable that the waived dividends will be paid; therefore, a liability has not been recorded in the financial statements of the Company.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

          The cumulative amount of dividends waived by the MHC considered as a restriction on retained earnings of the Company was $2,850,500 and $439,200 as of June 30, 2006 and 2005, respectively.

          A reconciliation of the Bank's equity under generally accepted accounting principles to regulatory capital shown above is as follows:

                                                                                      2006              2005
                                                                                  -------------------------------
                                                                                          (IN THOUSANDS)
           GAAP equity                                                            $       11,859   $       11,180
           Plus (Less):
               Net unrealized losses on equity securities                                    258              144
               Disallowed servicing assets                                                    (9)             (14)
                                                                                   -------------    -------------
               Tangible capital                                                           12,108           11,310
           Plus:
               General allowance for losses                                                  398              354
                                                                                   -------------    -------------

               Total Risk-Based Capital                                           $       12,506   $       11,664
                                                                                   =============    =============


NOTE 10:  PENSION PLAN

          The Company has a defined contribution pension plan covering all employees who have at least one year of service, have reached the age of 21 and work greater than 1,000 hours during the Plan year. Employees may contribute up to 15%, subject to Internal Revenue Service limitations, excluding catch-up adjustments allowed by the Internal Revenue Service, of their compensation with the Company matching 100% of the employee's contribution on the first 3%, and 50% on the next 2%, of the employee's compensation, for a total of 4%. Employer contributions charged to expense for the years ended June 30, 2006, 2005 and 2004 were approximately $32,000, $30,000 and $54,000, respectively.


NOTE 11:  EMPLOYEE STOCK PLANS

    EMPLOYEE STOCK OWNERSHIP PLAN

          As part of the conversion in March 2004, the Company established an ESOP covering substantially all employees of the Company. The ESOP acquired 54,751 shares of Company common stock at $10.00 per share in the conversion with funds provided by a loan from the Company at an annual interest rate of 4.0%. Accordingly, $547,510 representing costs of unreleased shares acquired by the ESOP was initially shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as a reduction in debt. Compensation expense is recorded equal to the fair value of shares committed to be released. ESOP expense for the years ended June 30, 2006, 2005 and 2004 was $81,091, $73,926 and $27,000,
          respectively.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        A recap of ESOP shares at June 30, 2006 and 2005, is as follows:

                                                                                          JUNE 30,       JUNE 30,
                                                                                           2006           2005
                                                                                      ------------    -----------
           Allocated shares                                                                 13,417          6,077
           Shares committed to be released                                                      --              --
           Unallocated shares                                                               41,334         48,674
                                                                                      ------------    -----------

               Total ESOP shares                                                            54,751         54,751
                                                                                      ============    ===========

           Fair value of unearned shares                                             $     826,680   $    632,762
                                                                                      ============    ===========


        The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary's termination or after retirement.  At  June  30,  2006  and  2005,  there  were  139  and  296 outstanding shares, respectively, held by former employees that are subject to an ESOP-related repurchase option.


    STOCK OPTION AND RESTRICTED STOCK PLANS

        On November 17, 2004, the Company held its annual meeting of shareholders at which the shareholders approved the Osage Federal Financial, Inc. 2004 Stock Option Plan (the Plan). The purpose of the Plan is to attract and retain qualified personnel for positions of substantial responsibility, and to provide additional incentive to certain officers, directors and other employees. 114,065 options were approved and 102,656 options were granted. The Company is applying FAS 123(R) to account for the stock option plan. The shareholders also approved the Osage Federal Bank 2004 Restricted Stock Plan (the RSP). The purpose of the RSP is to reward and retain personnel of experience and ability in key positions of responsibility, including officers, directors and other employees. The purchase of up to 45,626 shares was approved and 41,060 shares were granted.

        Stock options are granted with an exercise price equal to the market price of the Company's stock at the date of grant. Both option and RSP awards vest 20% annually based on 5 years of continuous service. The option awards have 10 year contractual terms. Option and share awards provide for accelerated vesting if there is a change in control as defined in the Plan and RSP.

        The fair value of each stock option is estimated on the date of grant using the Black-Scholes model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company's stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is an estimate by management and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the options is based on the U.S. Treasury rate for a similar term in effect at the time of grant. There were no stock options granted during the years ended June 30, 2006 or June 30, 2004.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                             JUNE 30, 2005
                                                            ----------------

                  Expected volatility                              25%
                  Weighted average volatility                      25%
                  Expected dividends                                6%
                  Expected term (in years)                          6
                  Risk-free interest rate                        3.47%


        The weighted-average grant-date fair value of stock options granted during the year ended June 30, 2005 was $1.85. The total intrinsic value of options exercised during the year ended June 30, 2006 was $13,500. No options were exercised during the 2005 fiscal year.

        A summary of option activity under the Plan as of June 30, 2006 and 2005 and changes during the year and nine months then ended, respectively, is presented below:

                                                                 WEIGHTED-         WEIGHTED-
                                                                  AVERAGE          AVERAGE           AGGREGATE
                                                                  EXERCISE         REMAINING         INTRINSIC
                   OPTIONS                         SHARES          PRICE        CONTRACTUAL TERM      VALUE
--------------------------------------------------------------------------------------------------------------------
           Outstanding at July 1, 2004                    --     $     0.00                   --
           Granted                                   102,656          12.10                   --
                                                 -----------     ----------

           Outstanding at July 1, 2005               102,656          12.10     9 years, 6 months
           Granted                                        --           0.00
           Exercised                                   5,704          12.10
                                                 -----------     ----------

           Outstanding at June 30, 2006       `       96,952    $     12.10     8 years, 6 months    $    765,921
                                                 ===========     ==========

           Exercisable at June 30, 2006               14,829          12.10                          $    117,149


        A summary of the status of the Company's nonvested shares as of June 30, 2006, and changes during the year ended June 30, 2006, is presented below:

                                                                                                  WEIGHTED-AVERAGE
                                                                                                  GRANT-DATE FAIR
                                                                                     SHARES            VALUE
                                                                                ------------------------------------
           Nonvested, beginning of year                                                 102,656    $        12.10
           Granted                                                                           --              0.00
           Vested                                                                        20,533             12.10
           Forfeited                                                                         --              0.00
                                                                                   ------------     -------------

           Nonvested, end of year                                                        82,123    $        12.10
                                                                                   ============     =============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        As of June 30, 2006, there was $130,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.4 years. The total fair value of shares vested during the year ended June 30, 2006, was $299,000.

        Expense recognized for the stock option plan and the restricted stock plan was $37,986 and $150,857, respectively for the year ended June 30, 2006. This includes $51,492 of dividends for unearned shares in the restricted stock plan which are accounted for as compensation expense.

        Expense recognized for the stock option plan and the restricted stock plan was $22,159 and $64,738, respectively for the year ended June 30, 2005. This includes $6,775 of dividends for unearned shares in the restricted stock plan which are accounted for as compensation expense.



NOTE 12: OTHER OPERATING EXPENSES

        Other operating expenses consist of the following:

                                                                       2006              2005             2004
                                                                  ---------------- ----------------- ----------------
           Bank charges                                           $       83,806   $       82,986    $       92,243
           Professional services                                         121,011          133,931            76,355
           Postage                                                        45,057           40,453            44,048
           Telephone                                                      16,447           16,917            15,710
           Operating supplies                                             31,888           32,832            33,924
           Insurance                                                      13,143           11,394            11,610
           Electronic data processing                                    115,470          102,934            97,241
           Advertising                                                    81,691           72,737            72,105
           Donations                                                       7,659           11,347            12,771
           Directors' fees                                                76,400           76,400            94,004
           OTS assessments                                                34,614           33,104            26,241
           Other                                                         136,217          145,090           161,690
                                                                    ------------     ------------      ------------

                                                                  $      763,403   $      760,125    $      737,942
                                                                    ============     ============      ============


NOTE 13: DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                         2006                                   2005
                                          CARRYING AMOUNT       FAIR VALUE       CARRYING AMOUNT      FAIR VALUE
                                         ------------------ ------------------- ------------------ ------------------
Financial assets
  Cash and cash equivalents              $      2,455,016   $      2,455,016    $      2,224,045   $      2,224,045
  Available-for-sale securities                17,835,601         17,835,601          14,812,020         14,812,020
  Held-to-maturity securities                   8,220,499          7,753,178          11,378,513         11,215,517
   Loans, net                                  77,927,235         76,502,603          65,356,288         67,887,094
   Interest receivable                            430,610            430,610             354,516            354,516
   Federal Home Loan Bank stock                 1,711,000          1,711,000           1,082,500          1,082,500

Financial liabilities
  Deposits                                     64,309,734         63,593,784          62,083,797         61,750,106
  Accrued interest payable                         11,968             11,968              15,760             15,760
  Federal Home Loan Bank advances              33,350,000         32,805,044          21,650,000         21,642,364


        The fair value of off-balance sheet items such as loan commitments are not material. The following methods and assumptions were used to estimate the fair value of each class of financial instruments.


    CASH AND CASH EQUIVALENTS, AND FEDERAL HOME LOAN BANK STOCK

        The carrying amount approximates fair value.


    SECURITIES

        Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.


    LOANS

        The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of interest receivable approximates its fair value.


    DEPOSITS AND ACCRUED INTEREST PAYABLE

        The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

    FEDERAL HOME LOAN BANK ADVANCES

        Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.



NOTE 14: EARNINGS PER SHARE

        Earnings per share (EPS) were computed as follows for the years ended June 30, 2006 and 2005 and the quarter ended June 30, 2004.

                                                                          YEARS ENDED              QUARTER ENDED
                                                                     2006             2005         JUNE 30, 2004
                                                              ---------------------------------------------------
           Net income                                           $      626,457    $      604,554   $      119,521
                                                                 =============     =============    =============

           Average common shares outstanding                         2,204,627         2,223,040        2,226,562
                                                                 =============     =============    =============

           Average diluted common shares outstanding                 2,218,773         2,228,203        2,226,562
                                                                 =============     =============    =============

           Basic earnings per share                             $          .28    $          .27   $          .05
                                                                 =============     =============    =============

           Fully diluted earnings per share                     $          .28    $          .27   $          .05
                                                                 =============     =============    =============

NOTE 15: RELATED PARTY TRANSACTIONS

        At June 30,  2006  and  2005,  the  Company  had  loans  outstanding  to
        executive  officers,  directors,   significant  shareholders  and  their
        affiliates. These loans are summarized as follows:

                                                                                    JUNE 30,          JUNE 30,
                                                                                      2006              2005
                                                                                ------------------------------------
           Balance, beginning of year                                             $      455,000   $      580,000
           New loans                                                                     133,000          489,000
           Payments                                                                     (137,000)        (614,000)
                                                                                   -------------    -------------

           Balance, end of year                                                   $      451,000   $      455,000
                                                                                   =============    =============

        In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

NOTE 16: DEFERRED COMPENSATION AGREEMENTS

        The Company has deferred compensation agreements with selected officers and directors that provide, upon disability or retirement, a predetermined benefit amount annually for life. Upon death, the agreement provides for reduced payments to continue to the surviving spouse. The present value of total estimated deferred compensation is being accrued using the straight-line method over the remaining years to the full eligibility date. Expense for the years ended June 30, 2006, 2005 and 2004 was approximately $71,056, $63,827 and $25,465, respectively.


NOTE 17: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in Notes 1 and 3. Current vulnerabilities due to certain concentrations of credit risk are discussed in Note 18.


NOTE 18: COMMITMENTS AND CREDIT RISK

        The Company grants real estate, consumer and other loans, generally secured by real estate or other assets, throughout its defined lending area which is primarily located in north central Oklahoma.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral consists primarily of residential real estate and other consumer collateral.

        At June 30, 2006 and 2005, the Company had outstanding commitments to originate loans aggregating approximately $5,655,000 and $3,654,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to approximately $5,311,000 and $3,464,000 at June 30, 2006 and 2005, respectively, with the remainder at floating market rates. At June 30, 2006, the interest rates on those commitments ranged from 5.875% to 9.00%.

        The Company also had $877,000 of unfunded lines of credit as of that date, of which $189,000 were at fixed rates and $688,000 were at floating market rates.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        Mortgage loans in the process of origination represent amounts which the Company plans to fund within a normal period of 60 to 90 days. A portion of these loans is intended for sale to investors in the secondary market. Commitments to originate mortgage loans for sale are considered by the Company to be derivatives and are recorded on the balance sheet until the commitment is fulfilled in accordance with SFAS 149 if deemed material. Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified future date. The Company may acquire such commitments to reduce market risk on saleable mortgage loans in the process of origination and mortgage loans held for sale.

        At June 30,  2006 and  2005,  total  mortgage  loans in the  process  of origination amounted to approximately $2,910,000, and $3,519,000, respectively. Related forward commitments to sell mortgage loans amounted to approximately $1,091,000 and $1,291,000 at June 30, 2006 and 2005, respectively. Included in mortgage loans in the process of origination were commitments to originate loans at fixed rates of interest of approximately $2,567,000 and $3,519,000 at June 30, 2006 and 2005, respectively.

        Loans aggregating approximately $5,559,000 or 7.1% of the portfolio at June 30, 2006 were outstanding to borrowers employed by an area-based petroleum refining company.

        Deposits of approximately $3,200,000 or 5% of the Company's total deposits were from one customer.



NOTE 19: CONDENSED PARENT COMPANY STATEMENTS

        The condensed balance sheets at June 30, 2006 and 2005 and statements of income and cash flows for the years ended June 30, 2006, 2005 and 2004, for the parent company, Osage Federal Financial, Inc., are as follows:

                                                                                      2006              2005
                                                                                   -------------    -------------
           BALANCE SHEETS
               ASSETS
                  Cash                                                            $    1,432,374   $    2,473,109
                  Investment in subsidiary bank                                       11,695,735       11,110,749
                                                                                   -------------    -------------

                  Total assets                                                    $   13,128,109   $   13,583,858
                                                                                   =============    =============

               STOCKHOLDERS' EQUITY                                               $   13,128,109   $   13,583,858
                                                                                   =============    =============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                     2006             2005              2004
                                                                 -------------      -------------    -------------
           STATEMENTS OF INCOME
               INCOME
                  Interest and dividend income                  $           --     $           --   $          289
                                                                 -------------      -------------    -------------

               INCOME BEFORE INCOME TAX AND EQUITY IN
                 UNDISTRIBUTED EARNINGS OF SUBSIDIARIES                     --                 --              289

               PROVISION FOR INCOME TAXES                                   --                 --               --
                                                                 -------------      -------------    -------------

               INCOME BEFORE EQUITY IN EARNINGS OF
                 SUBSIDIARIES                                               --                 --              289

               EQUITY IN UNDISTRIBUTED EARNINGS OF
                 SUBSIDIARIES                                          626,457            604,554          119,232
                                                                 -------------      -------------    -------------

               NET INCOME                                       $      626,457     $      604,554   $      119,521
                                                                 =============      =============    =============

           STATEMENTS OF CASH FLOWS
               OPERATING ACTIVITIES
                  Net income                                    $      626,457     $      604,554   $      119,521
                  Item not providing cash
                     Equity in undistributed earnings
                       of subsidiary                                  (626,457)          (604,554)        (119,232)
                                                                 -------------      -------------    -------------

                      Net cash provided by operating
                       activities                                            0                  0              289
                                                                 -------------      -------------    -------------

               INVESTING ACTIVITIES
                  Investment in subsidiary bank                             --                 --       (3,208,539)
                                                                 -------------      -------------    -------------

                      Net cash used in investing
                       activities                                           --                 --       (3,208,539)
                                                                 -------------      -------------    -------------

               FINANCING ACTIVITIES
                  Payment of dividends, net of restricted
                     stock dividends                                  (984,033)          (185,500)              --
                  Net proceeds from sale of common stock                    --                 --        5,869,568
                  Restricted stock dividend                            (56,702)                --               --
                  Other                                                     --             (2,709)              --
                                                                 -------------      -------------    -------------

                     Net cash (used in) provided by
                     financing activities                           (1,040,735)          (188,209)       5,869,568
                                                                 -------------      -------------    -------------

               INCREASE (DECREASE) IN CASH                          (1,040,735)          (188,209)       2,661,318

               CASH, BEGINNING OF YEAR                               2,473,109          2,661,318               --
                                                                 -------------      -------------    -------------

               CASH, END OF YEAR                                $    1,432,374     $    2,473,109   $    2,661,318
                                                                 =============      =============    =============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

NOTE 20: SUBSEQUENT EVENT

        On July 21, 2006, the Company announced that the Boards of Directors of the Company, its wholly-owned subsidiary, the Bank, and its mutual holding company parent, the MHC, have unanimously adopted a Plan of Conversion and Reorganization (the Plan) whereby the Company, the MHC and the Bank will convert from the mutual holding company form of organization to a full stock company. Pursuant to the plan, the Bank will establish a state-chartered stock holding company (New Holding Company), and the shares of the Company's stock that are currently owned by public stockholders will be converted, based on an exchange ratio designed to preserve the percentage ownership of existing shareholders, into shares of New Holding Company stock. The remainder of the shares of New Holding Company stock will be offered to the Bank's eligible depositors and others in accordance with the subscription priorities set forth in the Plan. The MHC will be eliminated and the Bank will become a wholly-owned subsidiary of New Holding Company, which will be owned entirely by public stockholders.

        The transaction is subject to the approval of the Company's stockholders, the MHC's members and the Office of Thrift Supervision. Information, including the details of the offering and business and financial information about the Bank and the New Holding Company will be provided in a prospectus, which will be available when the offering commences, expected to be during the last calendar quarter of 2006.

        Osage Federal Financial, Inc. and the New Holding Company will be filing relevant documents concerning the conversion and reorganization with the Securities and Exchange Commission, including a registration statement containing a proxy statement/prospectus.


NOTE 21: RECENT ACCOUNTING PRONOUNCEMENTS

        In February 2006, the FASB issued SFAS No. 155 (FAS 155), Accounting for Certain Hybrid Financial Instruments: an amendment of FASB Statements No. 133 and 140. FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this statement will not have a material effect on the Company's consolidated financial statements.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (SFAS No.156), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. Statement No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements for any period of that fiscal year. The adoption of this statement will not have a material effect on the Company's consolidated financial statements.

================================================================================

You should rely only on the information contained in this document or to that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Osage Bancshares, Inc. and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.




                                     [LOGO]



                             OSAGE BANCSHARES, INC.
                (Proposed Holding Company for Osage Federal Bank)



                     Up to 2,890,962 Shares of Common Stock
                 (Subject to increase to up to 3,324,606 Shares)



                            _________________________

                                   PROSPECTUS
                            _________________________




--------------------------------------------------------------------------------
                             KEEFE, BRUYETTE & WOODS
--------------------------------------------------------------------------------



                               ____________, 2006

Until the later of _____________, 2007, or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of the dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

                  Legal Fees and expenses...........................  $100,000*
                  Accounting Fees and expenses......................    55,000*
                  Appraisal Fees and reimbursable expenses..........    40,000*
                  Business Plan Fees and reimbursable expenses......    30,000*
                  Underwriter's Reimbursable Expenses...............    65,000*
                  Conversion Agent Fees.............................    17,500*
                  Transfer and Exchange Agent Fees..................    10,000*
                  Printing, Postage and Mailing Expenses............    60,000*
                  Stock Certificate Expenses........................     1,500*
                  Filing Fees (OTS, SEC, NASD, Blue Sky)............    20,000*
                  Nasdaq Listing Fee................................   100,000*
                  EDGAR.............................................    15,000*
                  Other.............................................    11,000*
                                                                      --------
                          Total.....................................  $525,000*
                                                                      ========
_________________
         *        Estimated

Item 14.          Indemnification of Directors and Officers

         The Articles of Incorporation of Osage Bancshares, Inc. provide that the Company will indemnify to the fullest extent permissible under the Maryland General Corporation Law ("MGCL") any individual who is or was a director, officer, employee or agent in any proceeding in which the individual is made a party as a result of his service in such capacity. The MGCL provides that a Maryland corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty,
(b) the person actually received an improper personal benefit in money, property or services, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. If the proceeding was by or in the right of the corporation, however, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation. In addition, the Company maintains directors and officers liability on behalf of directors and officers.

Item 15.          Recent Sales of Unregistered Securities.

                  Not Applicable

Item 16.          Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

         (a) Exhibits:

         1.1      Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.*
         2.1      Plan of Conversion and Reorganization
         3(i)     Articles of Incorporation
         3(ii)    Bylaws
         4.1      Specimen Stock Certificate
         5.1      Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered
         8.1      Federal Tax Opinion of Malizia Spidi & Fisch, PC
         8.2      State Tax Opinion of BKD, LLP
         10.1     Executive Salary Continuation Plan and Split Dollar Agreements with Mark S. White(1)
         10.2     Executive Salary Continuation Plan and Split Dollar Agreements with Richard
                  Trolinger(1)
         10.3     Executive Salary Continuation Plan and Split Dollar Agreements with Martha Hayes(1)
         10.4     Executive Salary Continuation Plan and Split Dollar Agreements with Sue Allen Smith(1)
         10.5     Director Supplemental Income Plan and Split Dollar Agreements with Mark A. Formby(1)
         10.6     Director Supplemental Income Plan and Split Dollar Agreements with Harvey Payne(1)
         10.7     Director Supplemental Income Plan and Split Dollar Agreements with Gary Strahan(1)
         10.8     Osage Federal Financial, Inc. 2004 Stock Option Plan(2)
         10.9     Osage Federal Bank 2004 Restricted Stock Plan(2)
         23.1     Consent of BKD, LLP
         23.2     Consent of Keller & Company, Inc.
         23.3     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits 5.1 and
                  8.1)
         24.1     Power of Attorney (set forth on the signature page)
         99.1     Letter of Keller & Company, Inc. as to the value of subscription rights
         99.2     Prospectus Supplement for Interests in the 401(k) Employees' Savings and Profit Sharing
                  Plan and Trust
         99.3     Proxy Statement/Prospectus Supplement for Special Meeting of Stockholders of Osage
                  Federal Financial, Inc.
         99.4     Conversion Valuation Appraisal Report prepared by Keller & Company, Inc.*
         99.5     Marketing Materials*
         99.6     Stock Order Form*

-----------------
*    To be filed supplementally or by amendment.
(1) Incorporated by reference from Quarterly Report on Form 10-QSB of Osage Federal Financial, Inc. (File No. 0-50666) for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission on May 13, 2004.
(2) Incorporated by reference from Registration Statement of Osage Federal Financial, Inc. on Form S-8 (File No. 333- 121866).

         (b) Financial Statement Schedules:

                  No  financial   statement  schedules  are  filed  because  the
required information is not applicable or is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration on means of a post-effective amendment any of the securities that remain unsold at the end of the offering;

         (4) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

         The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)  Any   preliminary   prospectus   or   prospectus  of  the
                  undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

                  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (iv) Any other communication that is an offer made by the undersigned registrant to the purchaser.

         (5) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pawhuska, State of Oklahoma on September 15, 2006.


                                       OSAGE BANCSHARES, INC.

                                       By: /s/ Mark S. White
                                           -------------------------------------
                                           Mark S. White
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)

         We the undersigned directors and officers of Osage Bancshares, Inc., do hereby severally constitute and appoint Mark S. White our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Mark S. White may deem necessary or advisable to enable Osage Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of Osage Bancshares, Inc. common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Mark S. White shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 15, 2006.

/s/ Milton V. Labadie                             /s/ Mark S. White
----------------------------------                --------------------------------------
Milton V. Labadie                                 Mark S. White
Chairman of the Board and Director                President, Chief Executive Officer and
                                                  Director
                                                  (Principal Executive Officer)


/s/ Sue Allen Smith                               /s/ Mark A. Formby
----------------------------------                --------------------------------------
Sue Allen Smith                                   Mark A. Formby
Vice President and Chief Financial Officer        Director
(Principal Financial and Accounting Officer)


/s/ Martha M. Hayes                               /s/ Harvey Payne
----------------------------------                --------------------------------------
Martha M. Hayes                                   Harvey Payne
Director                                          Director


/s/ Gary Strahan                                  /s/ Richard Trolinger
----------------------------------                --------------------------------------
Gary Strahan                                      Richard Trolinger
Director                                          Director
